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2025
PROXY STATEMENT

Hecla
MINING COMPANY

HECLA MINING COMPANY ANNUAL MEETING OF SHAREHOLDERS, WEDNESDAY, MAY 21, 2025

A MESSAGE FROM YOUR

President & CEO

Hecla has a remarkable legacy of operational excellence, innovation, and a strong commitment to responsible mining and sustainable practices.

Rob Krcmarov

President, CEO and Director

To My Fellow Hecla Shareholders:

It is my pleasure to invite you to participate in the Annual Meeting of Shareholders of Hecla Mining Company to be held on May 21, 2025 at 10:00 a.m. PDT. This year’s Annual Meeting of Shareholders will be conducted exclusively online in a virtual meeting format, allowing shareholders to listen, vote and submit questions conveniently from their own home or remote location.

Since joining Hecla six months ago, I have been privileged to work alongside our exceptional team of employees and Board of Directors, who have made the transition for me and my family smooth and enjoyable. My initial impressions of our Board have been confirmed: it is a cohesive group committed to independent, strong governance, and shareholder value creation.

I have now visited all four of our mining operations and engaged extensively with our employees, investors, and other stakeholders to develop a clearer vision for Hecla’s future and some of the opportunities that are available to us. Our high-quality, long-life mines in premier North American jurisdictions provide an exceptional foundation for our future. We expect Greens Creek and Lucky Friday to continue delivering strong performances with robust cash flows and attractive margins. Keno Hill represents our primary growth opportunity, and while ramp-up challenges remain, we have identified a disciplined path to achieving sustained profitable production through targeted investments and operational improvements. Casa Berardi has attractive potential with investment and permitting success, even as we consider where it fits in Hecla’s near-term and long-term future.

Looking ahead, we are focusing on four key strategic pillars with financial discipline at their core. First, we are committed to achieving operational excellence through relentless improvement, including implementing standardized operating systems across all sites to drive efficiency, as well as continuous improvement in cost control. Second, we are optimizing our portfolio to maximize value. We have begun this journey with our strategic review of Casa Berardi, and we are also evaluating our extensive portfolio of exploration assets and investments to unlock value. We will only allocate capital to projects exceeding our minimum return threshold. Third, we are intensifying our focus on financial discipline and shareholder returns. We are implementing a rigorous capital allocation framework centered on free cash flow generation and return on investment metrics with clear hurdle rates. Fourth, our strategic focus on silver production in the US and Canada continues to deliver exceptional value. With the largest silver reserve base in North America and operations concentrated in tier-one jurisdictions, we are strongly positioned to meet growing demand from green technology and renewable energy sections.

While our focus is firmly on the future, I want to acknowledge our recent past. All of us at Hecla say thank you to Cassie Boggs for her continued service as our Chair of the Board, and for serving as interim President and CEO for a portion of 2024. Along with our other Directors, her steady hand guided the Company deftly through transition. We also say a thank you to Chuck Stanley for stepping up as Hecla’s Independent Lead Director while Cassie managed the Company’s day-to-day operations. The additions of Mark Board and Jill Satre to our Board in 2024 have brought fresh perspectives while maintaining our commitment to independence, strong governance, and decreasing the average tenure of the Board.

ii | 2025 Proxy Statement

Finally, I again commend Hecla’s workforce, the driving force behind our 134-year legacy of success. I look forward to working with all of our stakeholders as we continue to navigate change, with excitement for what the future holds for the largest U.S. and Canadian silver producer.

As your new President, Chief Executive Officer and Director, I want to thank you for your continued confidence in Hecla and I look forward to reporting on our progress against these strategic priorities.

Rob Krcmarov

President, CEO and Director

PROXY STATEMENT

Notice Of 2025 Annual Meeting

Of Shareholders

To the Shareholders of Hecla Mining Company:

NOTICE IS HEREBY GIVEN that this year’s Annual Meeting of Shareholders (“Annual Meeting”) of Hecla Mining Company (“we,” “our,” “us,” “Hecla,” or the “Company”) will be held in a virtual meeting format via www.virtualshareholdermeeting.com/HL2025, on Wednesday, May 21, 2025, beginning at 10:00 a.m. PDT. During the meeting, shareholders will be asked to:

Proposal 1 –	Elect three Class III Directors

Proposal 2 –	Ratify the Appointment of BDO USA, P.C. as our Independent Registered Public Accounting Firm for 2025

Proposal 3 –	Approve, on an advisory basis, named executive officer compensation

Proposal 4 –	Approve an amendment to our Restated Certificate of Incorporation increasing the number of authorized shares of our common stock from 750,000,000 to 1,250,000,000

Shareholders will also transact such other business as may be brought properly before the meeting and all adjournments or postponements thereof.

Even if you plan on attending the Annual Meeting (and any postponement or adjournment thereof) virtually, we encourage you to vote your shares in advance online at www.proxyvote.com, by phone, or by mail to ensure that your vote will be represented at the meeting. If you do not plan on attending the meeting via live webcast, we encourage you to vote your shares as soon as possible online at www.proxyvote.com, by phone, or by mail so that your shares can be voted at the meeting in accordance with your instructions. To participate and vote your shares during the meeting, please see How can I attend the Annual Meeting on page 99 for additional information.

The Board of Directors (“Board”) has fixed the close of business on March 26, 2025 as the record date (“Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof. A list of the shareholders of record entitled to vote at the Annual Meeting will be available for review by any shareholder, for any purpose related to the meeting, between 7:00 a.m. and 4:30 p.m. PDT at Hecla Mining Company, 6500 N. Mineral Dr., Suite 200, Coeur d’Alene, Idaho 83815, for ten days prior to the meeting. The list will also be available to shareholders at www.virtualshareholdermeeting.com/HL2025 during the Annual Meeting.

PLEASE REVIEW THE PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

VIA THE INTERNET Visit www.proxyvote.com Follow instructions provided on your proxy card or voting instruction form	BY MAIL Sign, date, and return your proxy card or voting instruction form

BY TELEPHONE Call the telephone number on your proxy card, voting instruction form or notice (1-800-690-6903), and follow the recorded instructions	VIRTUALLY Vote online during the virtual meeting at www.virtualshareholdermeeting.com/HL2025

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 21, 2025. This Proxy Statement and our 2024 Annual Report on Form 10-K are available at (i) our website at https://www.hecla.com under “Investors” and then selecting “Shareholder Information” and (ii) the Securities and Exchange Commission website at www.sec.gov/edgar, or www.proxyvote.com.

We are mailing our “Notice of Internet Availability of Proxy Materials” to shareholders on or about April 10, 2025, which contains instructions on how to access our Proxy Statement and 2024 Annual Report on Form 10-K (“Proxy Materials”) online. We are also mailing a full set of our Proxy Materials to shareholders who previously requested paper copies of the materials.

By Order of the Board of Directors

Tami D. Whitman, CCGP

Assistant Corporate Secretary

April 10, 2025

Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all the information you should consider. You should read the entire Proxy Statement carefully before voting. For more complete information regarding the Company’s 2024 performance, please review our Annual Report on Form 10-K for the period ending December 31, 2024.

Agenda and Voting Recommendations

Proposal 1 Proposal 2 Proposal 3 ELECTION OF THREE CLASS III RATIFY THE APPOINTMENT OF APPROVE, ON AN ADVISORY BASIS, DIRECTORS INDEPENDENT AUDITORS NAMED EXECUTIVE OFFICER COMPENSATION Board Vote Recommendation Board Vote Recommendation Board Vote Recommendation FOR FOR FOR Page 29 Page 39 Page 42 Proposal 4 APPROVE AN AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK FROM 750,000,000 TO 1,250,000,000 Board Vote Recommendation FOR Page 97

Board Refreshment Timeline

2025 Proxy Statement | 3

2024 Highlights

OPERATIONAL/FINANCIAL PERFORMANCE

Operational

•  Silver reserves of 240 million ounces, second highest in the Company’s 134-year history.

•  Produced 16.2 million ounces of silver, second highest in the Company’s history.

•  Produced 142 thousand ounces of gold, exceeding consolidated guidance.

•  Set multiple records at Lucky Friday:

•  Highest tons of ore mined and milled in the mine’s 80-year history.

•  Highest zinc production of 13,513 tons.

•  Production of 4.9 million ounces of silver, highest since 2000.

•   Keno Hill produced 2.8 million ounces of silver while increasing silver reserves by 17% to 64.3 million ounces.

•  All-Injury Frequency Rate (AIFR) outperformed national average of mining companies by 6%.

Financial Performance

•  Generated record Adjusted EBITDA(1) of $337.9 million.

•  Cash flow from operating activities of $218.3 million, an increase of $142.8 million over 2023 with strong free cash flow(2) generation at Greens Creek ($146.7 million) and Lucky Friday ($81.8 million)

ENVIRONMENTAL/SOCIAL/GOVERNANCE

Environmental

•  Implemented Safety 365 (a renewal of the fundamental values that underpin our safety systems).

•  We use the dry stack tailings method and reuse a high percentage of tailings as underground backfill rather than store them on the surface (each increases stability and improves safety over conventional tailings storage).

•  We recycle and reuse water for milling and processing to help offset our freshwater withdrawal.

•  We implement water quality monitoring programs including analysis of baseline water conditions and extensive sampling, quality, analysis, and audits. The monitoring programs also identify opportunities to increase recycling and reuse of water to reduce associated discharges of treated water.

Social

•  Since inception, the Hecla Charitable Foundation has disbursed $5.4 million in grants focused on the four pillars of community, education, health, and youth. In 2024, the Hecla Charitable Foundation donated more than $619,546 toward education, youth activities, community programs, and health services activities in communities in which we operate.

•  We prioritize using local vendors, which helps to build service partnerships, supports local businesses, and strengthens the local economy.

Governance

•  Seven of our eight directors joined the Board after 2016, including one in 2021 and three in 2024.

•  Average Board tenure is six years.

•  38% of our directors are women.

•  Our Board appointed its first woman Board Chair in 2022.

(1)	Adjusted EBITDA is a non-GAAP measurement. See Appendix A for a reconciliation to GAAP.

(2)	Free cash flow is a non-GAAP measurement. See Appendix A for a reconciliation to GAAP.

Shareholder Engagement

We have long believed that the delivery of long-term value requires regular dialogue with, and accountability to, our shareholders. As a result, our management team participates in numerous investor meetings throughout the year to discuss our business and strategic priorities. These meetings include in-person, telephonic, and webcast engagements, as well as investor conferences, and can occur in a group or one-on-one settings. Our core shareholder engagement team includes our Senior Vice President – Chief Administrative Officer, Senior Vice President – General Counsel and Secretary, Vice President – Corporate Development and Sustainability, Vice President – Investor Relations and Treasurer, and Assistant Secretary. If requested by a shareholder, our chairpersons of each committee of the Board are available to join any shareholder engagement.

1

Solicit and receive feedback from shareholders on governance practices and trends, board composition, executive compensation, sustainability, human capital management and other shareholder priorities.

2

Hecla engagement team reports to Board to review shareholder feedback and use information gathered from the winter engagement to, when appropriate, enhance disclosures and revise governance practices, executive compensation program, sustainability practices or other programs and policies.

3

Engage with institutional holders, analysts, and other investors during the year on other topics of interest. In 2024, management conducted approximately 20 presentations for analysts and investors, held approximately 150 one-on-one group meetings with investors and hosted four quarterly conference calls with investors and analysts allowing for questions and answers with management. In addition, the Company responds to questions from investors and analysts by telephone and email throughout the year.

4

Receive and publish voting results from annual meeting which helps shape our ongoing improvements and developments in governance practices, executive compensation, sustainability, and other shareholder interest areas.

2025 Proxy Statement | 5

In late 2024/early 2025, we sought engagement with 30 of our largest shareholders (representing approximately 239.7 million shares, and the two proxy advisory firms. We had only one shareholder request a meeting (representing approximately 2.8M shares) and six responded that they did not need to engage. One of the proxy advisory firms responded to our invitation to engage.

During our engagement, we discussed: • the Board’s continued search for additional directors; • Board tenure;	• executive compensation; and • corporate governance matters.

Say-on-Pay

In 2024, our Say-on-Pay proposal received approximately 70% support of shares voted. See Overview of our Compensation Decisions and Results for 2024 under “Shareholder Engagement” on page 55 for more information on our shareholder engagement as it relates to executive compensation.

Corporate Governance

In our corporate governance discussions during our shareholder engagement, we discussed our board composition and diversity. Since 2016, we have added seven new directors to our Board, including one in 2021 and three in 2024, thereby reducing the average tenure of the Board to six years. Also, out of our eight directors, three are women. We will continue to look for and add more directors as needed.

We also discussed three of our corporate governance features that may have an anti-takeover effect on the Company: (i) the inability of shareholders to call special meetings; (ii) our classified Board structure; and (iii) supermajority voting provisions in our Restated Certificate of Incorporation and Bylaws. In prior years we have proposed amendments to our Restated Certificate of Incorporation and Bylaws to revise these three provisions, but the voting results have never been close to sufficient to implement change. The required vote is 80% of outstanding shares voted in favor of any such change, and we have never obtained higher than 56% of outstanding shares voted in favor. During our shareholder engagement we have unanimously heard that (i) due to the repeated failure of proposals to change these provisions at past annual meetings; (ii) the desire to improve the format and readability of our Proxy Statement; and (iii) the resources involved in printing and mailing a lengthier Proxy Statement, there are no objections if we did not include these proposals at our Annual Meeting.

The Board will continue to assess evolving best practices in corporate governance matters, including the subjects of the prior proposals discussed above. In future years, we may again include one or more of these proposals on the agenda for an Annual Meeting. Furthermore, the Board will continue to consider any formal proposals and other feedback that we receive from shareholders. And, we will continue our shareholder engagement efforts so that we can understand and appropriately react to the evolving viewpoints of our shareholders on corporate governance and other matters.

Sustainability

We are committed to prioritizing the health, safety and well-being of our workforce and host communities where we operate and meeting high standards of environmental stewardship across our operations, and respecting human rights in all our business practices. We recognize that the long-term success of the Company and sustainable value creation are dependent on integrating the Environmental, Social and Governance (“ESG”) performance factors that are most important to our stakeholders and to our business into our business strategies. Thus, we measure our ESG performance against the following benchmarks:

•	the Sustainability Accounting Standards Board – metals and mining standards;
•	relevant aspects of the Task Force on Climate-Related Financial Disclosures, Global Reporting Initiative; and
•	Mining Association of Canada’s Towards Sustainable Mining protocols.

We have also prioritized the United Nations Foundation Sustainable Development Goals that most directly align with our business, corporate strategy, and material sustainability issues.

More information about our ESG efforts can be found in our Sustainability Reports (ESG Reports) on our website at https://www.hecla.com under “Sustainability.” Note that this information is not incorporated by reference into this Proxy Statement. Forward-looking statements in this Proxy Statement and in our ESG Reports and disclosures are aspirational and not guarantees or promises that goals, targets, or projections will be met, and no assurance can be given that any commitment, expectation, initiative, or plan referenced in this Proxy Statement or in our ESG Reports and disclosures can or will be achieved or completed. You can view our 2023 Sustainability Report on our website. We expect our 2024 Sustainability Report to be available on our website in mid-May 2025.

Board Oversight and Management of Sustainability

Two committees of the Board provide primary oversight over ESG matters. The Health, Safety, Environmental and Technical Committee (“HSET Committee”) is tasked with overseeing ESG risks, strategic plans, and progress on issues that may potentially adversely impact Hecla’s operations, activities and plans. The focus is primarily on internal matters and the technical requirements of ESG matters. The Governance and Social Responsibility Committee (“Governance Committee”) is tasked with reviewing and making recommendations to the Board for ESG matters that focus primarily on policy and external matters, including strategies and reputation. Each committee relies on the activities of the other.

At the executive level, the Senior Vice President and Chief Operating Officer, Vice President – Operations, Vice President – Corporate Development and Sustainability, and Senior Vice President – Chief Administrative Officer report directly to our President and CEO and are responsible for implementing the Company’s ESG programs. At our operations, our Vice Presidents – General Managers, and other employees work toward achieving sustainability goals.

Environment

Our metals, especially silver and zinc, are critical components to green energy technologies and national security. Demand for responsibly sourced metals is growing. As the largest silver producer in the United States, Hecla is proud to supply an essential metal used in critically important markets including renewable energy technology, medical products, and military defense technology. At the same time, we recognize the importance of responsible mining to ensure that we minimize the impacts of our activities on the environment where we live and work. At each of our sites, we have implemented programs to reduce freshwater and energy consumption, reduce our carbon footprint, maintain local water quality backed by rigorous testing and monitoring, and reclaim the land once mining is complete.

We work to minimize the environmental impact of our operations through improvement of our processes. We set reduction targets for greenhouse gas emissions and energy use capturing and tracking environmental data to benchmark our operations against industry standards to provide accountability and transparency in our progress against our goals.

2025 Proxy Statement | 7

Risk Management

Environmental Policies, Management System, and Training

Hecla’s Environmental Policy states our commitment to complying with all applicable environmental laws and regulations that govern our facilities and going beyond them when minimal compliance does not meet Hecla’s values, we conduct structured environmental reviews and audits to assess compliance at least annually. Employees and contractors are also expected to comply with all applicable internal policies, programs, standards, and procedures as outlined in our Code of Conduct.

We utilize our Environmental Management System (“EMS”) to provide consistency in our environmental programs company-wide and promote a culture of environmental awareness, innovation, and accountability across all our operations. The EMS is a 13-element program that enables continuous improvement around issues such as obligation registers, management of change, air quality, water and waste management, energy management, training, and reporting. The EMS program, which is benchmarked against ISO-14001 and complements Canada’s Towards Sustainable Mining program, is reviewed annually through internal audits and externally every three years. We are in the process of implementing the EMS at our Keno Hill operations.

As part of our environmental management programs, we are committed to ensuring that our employees receive training to raise awareness of environmental issues and our processes to reduce environmental impact. In 2024, employees’ company-wide received more than 4,584 hours, and contractors received more than 2,060 hours of environmental training, focusing on job-specific environmental awareness, hazardous material management, spill response, and reporting.

Climate Change

Hecla recognizes that the impacts of climate change may create greater potential risks for our operations, including risks posed by frequent and extreme weather events such as droughts and intense rainfalls. Potential risks to our operations include higher volumes of mine contact water requiring storage and treatment, increased requirements for stormwater diversion and associated water management systems, and reduced availability of freshwater. As part of our enterprise risk management processes, we are committed to incorporating climate-related risks and opportunities into our risk management and strategic planning processes aligned with the Task Force on Climate-Related Financial Disclosures framework.

At least every three years, we conduct structured high-level risk assessments (“HLRA”) that include climate change considerations and appropriate materiality re-assessments. From these assessments, we develop site-specific management action plans that are assigned to the site management team for resolution. Each key risk identified in the HLRA response action plan is matched with an appropriate performance metric against which progress can be measured. Management and relevant employees meet quarterly with the HSET Committee of our Board to present project updates, including results from HLRAs and progress on material HLRA action plans. In 2024, we conducted an HLRA at each of our producing mines.

Environmental Highlights

Protecting the Environment

Hecla’s responsibilities expand beyond producing essential metals, and we recognize the importance of minimizing the impact on the environments of the communities where we live and work. We are committed to minimizing the environmental footprint of our operations through continuous improvement of our processes.

Integrated Environmental Working Groups

Each of our sites has a Tailings, Waste and Water working group that considers, among other aspects, climate change-related impacts that could affect site operations which are then integrated into design of mine facility infrastructure.

Renewable Energy

One of Hecla’s largest sources of electricity is renewable hydropower, and we use as much hydroelectricity as our power suppliers can provide. Currently, at our production sites:

•  Casa Berardi uses approximately 100% renewable hydropower to supply line power.

•  At Greens Creek, 84% of our electricity is sourced from the grid, of which 100% is renewable hydropower.

•  The energy provider at our Lucky Friday location uses a mix of both hydropower and natural gas, with 60% of electricity sourced being renewable.

•  Keno Hill uses 86% hydropower.

8 | 2025 Proxy Statement

Safety and Health

Hecla’s commitment to the safety and health of our workforce has been an essential part of our corporate culture for 134 years and has enabled us to build the highest reputation for safety with our employees, our communities, and within the industry. We work to operate our mines safely by promoting a deeply rooted, value-based culture, leveraging mining expertise developed over the Company’s long history, and innovating new practices that improve safety while increasing productivity. As an example, 2021 saw the development of the patented Underhand Closed Bench (“UCB”) mining method at the Lucky Friday mine. The UCB mining method has improved our ability to manage seismicity at the mine while it has also enabled us to increase production.

Safety and Health Highlights

Safety and Health • Safety Meetings Held: 919 • Safety and Health Training Hours: 44,850 • Implemented Safety 365, which is a renewal of the fundamental values that underpin our safety systems.

Safety Awards

•  Lucky Friday took 1st Place overall at the Central Mine Rescue Competition, including first place finishes in Field, Rope Rescue, and Team Tech, and second place in First Aid. Greens Creek took second place in Team Tech at the same competition.

Zero Fatalities

•  In 2024, we had zero employee or contractor fatalities.

2025 Proxy Statement | 9

Supporting and Developing Our People

Hecla is dedicated to investing continuously in the technology, training, systems, and programs that help protect and support our people. We also strive to have our workforce at least mirror the diversity of the local demographic from which we do a majority of our hiring.

At the executive level, the Senior Vice President – Chief Administrative Officer reports directly to the CEO and is responsible for the Company’s programs to support and develop our people. At the local level, each operating site has a human resource professional whose primary role is to support and develop our people at that site.

As of December 31, 2024, Hecla employed approximately 1,830 people, of which approximately 1,070 were employed in the United States, 750 in Canada, and 10 in Mexico. The vast majority of Hecla’s employees are full-time, and approximately 260 of our employees are covered by a collective bargaining agreement. Creating greater gender diversity in a predominantly male industry remains challenging but is among our priorities.

Human Capital Management Highlights

Gender Diversity

•  10% of our workforce are women, and women hold 21% of our professional/managerial positions. 38% of our Board is made up of women.

•  We have implemented programs to foster the hiring and retention of women including the creation of networking opportunities with senior executives and Board members.

Promoting Diverse Cultures

•  In 2024, approximately 55 First Nations workers worked at Casa Berardi. Hecla encourages its suppliers to hire Indigenous workers and remain committed to providing opportunities to the First Nation businesses.

•  Our Casa Berardi mine in Quebec provides annual cultural awareness training for all department heads.

Discrimination & Harassment

We are committed to providing equal employment opportunities and complying with all applicable employment laws in the countries where we operate, as outlined in the “Employee Relations” section of our Code of Conduct. We hold harassment free workplace training programs which are mandatory, and employee participation is tracked by a third party to ensure actual compliance.

Protecting Human Rights

We support fundamental human rights in all our operations, including our supply chain, and in all jurisdictions in which it conducts business. We operate in countries where human rights laws are respected and promoted. Our Human Rights Statement discusses our commitment to conduct business in a manner consistent with the United Nations Universal Declaration of Human Rights and the United Nations Guiding Principles on Business and Human Rights. See www.hecla.com/sustainability/our-people.

Education

•  We offer a tuition reimbursement program to assist with educational expenses for employees who are interested in furthering their education.

•  At Lucky Friday, we provide on-line training through OEMs to ensure our miners continually expand their skill sets.

•  Our Greens Creek mine funds vocational scholarship programs, tours, class and coursework, internships, and externships.

•  Ongoing professional development is a cornerstone of our core value of innovation and continuous improvement. Our employees are represented in a variety of industry and discipline specific bodies of knowledge, including both membership and leadership roles.

10 | 2025 Proxy Statement

Community Engagement

Over our 134-year history, Hecla has always been a strong partner in the communities where we operate. Through the continued growth of our responsible mining operations, we provide significant social and economic benefits to our local communities. We are the largest private-sector employer and taxpayer in each of the communities where we operate: Juneau, Alaska (Greens Creek), La Sarre, Quebec (Casa Berardi), Mullan, Idaho (Lucky Friday), and Yukon Territory (Keno Hill). Some of these operations have been part of their communities for generations.

We communicate information through a variety of methods including community meetings and postings, as well as local and social media. All materials are available in the local language with translation provided, if necessary. We disclose the results of environmental, economic, and social impact assessments and partner with local stakeholders. We also work with local stakeholders to identify opportunities for the Hecla Charitable Foundation to provide support for community initiatives.

Community Engagement Highlights

Engaging with Community Stakeholders

•  We engage with stakeholders at all our sites during the mining life cycle to be a constructive partner in the communities where we operate and deepen our understanding of local concerns and issues.

Indigenous Relations

•  With the purchase of Alexco Resources in 2022, Hecla has two operations and one exploration project in Canada that have benefit agreements in place with the First Nations, including the Abitibiwinni at the Casa Berardi Mine in Quebec, Na-Cho Nyak Dun at Keno Hill in the Yukon, and the Gitanyow at the Kinskuch property in British Columbia.

Community Partnerships

•  In Montana, Hecla originated the Grizzly Corridor Project in collaboration with biologists, the U.S. Forest Service, U.S. Fish and Wildlife, and local logging contractors. On Hecla land, we strategically thinned tree density to open the canopy, thereby resulting in travel routes for bears while increased sunlight stimulates growth in the understory.

•  In Montana, we also partnered with the Confederated Salish and Kootenai Tribes to harvest and plant over 200,000 native shrubs and trees at our reclaimed Troy mine.

•  Several of our mining operations prioritize using local vendors, which helps to build service partnerships, supports local businesses, and strengthens the local economy.

Supporting Communities through the Hecla Charitable Foundation

•  Since inception, the Hecla Charitable Foundation has disbursed $5.4 million in grants focused on the four pillars of (i) community, (ii) education, (iii) health, and (iv) youth. In 2024, the Hecla Charitable Foundation donated more than $619,546 toward education, youth activities, community programs, and health services activities in communities in which we operate.

Building a Skilled Workforce

•  At our Greens Creek mine in Alaska, we have partnered with multiple entities to create a skilled local workforce.

•  At Prince William Sound College in Alaska, we created a Millwright program, including full scholarships.

•  At the Alaska Vocational Technical Center, we provided scholarships and internships to Diesel and Electrical Tech students.

•  We continue to use the Mining and Petroleum Training Service in Alaska to train employees new to mining.

•  For our Lucky Friday workforce, we provide online training in coordination with North Idaho College through TPC Training and hands-on training by Caterpillar and Epiroc to ensure our maintenance employees continually expand their skill sets.

•  Hecla participated in on-site recruiting events or provided technical presentations at colleges and universities in Alaska, Idaho, Montana, Nevada, South Dakota, Washington, and Quebec.

•  Greens Creek proactively engages with local high schools and colleges to discuss careers at Hecla. In 2024, we participated in career fairs at high schools in Juneau, Haines, and Angoon, Alaska, as well as the Colorado School of Mines.

•  We made targeted outreach to Indigenous community members at the Angoon fair in Alaska and offered internships at the Greens Creek mine.

Corporate Governance

We are committed to effective corporate governance that reflects our values and supports our strategic and financial objectives and performance. Our corporate governance practices are generally reflected in our Bylaws, Corporate Governance Guidelines, Code of Conduct, Whistleblower Policy, and board committee charters.

Electronic Access to Corporate Governance Documents

Our corporate governance documents are available on our website at https://www.hecla.com by selecting the tab titled “Company” and then selecting the tab titled “Governance & Ethics.” These include:

•	Bylaws

•	Restated Certificate of Incorporation

•	Corporate Governance Guidelines

•	Whistleblower Policy

•	Code of Conduct

•	Code of Ethics: Chief Executive Officer and Senior Financial Officers

•	Supplier Code of Conduct

•	Policy on Insider Trading (available on our website under “Investors – Annual Reports and Filings”)

•	Human Rights Statement

•	Safety and Health Policy

•	Bribery and Anti-Corruption Policy (included in Code of Conduct)

•	Charters of the Audit, Compensation, Governance and Social Responsibility, and Health, Safety, Environmental and Technical Committees of the Board

Shareholders may also request a free copy of these documents from: Investor Relations, Hecla Mining Company, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408; (208) 769-4100.

Corporate Governance Guidelines and Code of Conduct

The Board has adopted Corporate Governance Guidelines and a Code of Conduct in accordance with the U.S. Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”) corporate governance standards. The Corporate Governance Guidelines were adopted by the Board to ensure the Board is independent from management, that the Board adequately performs its function as the overseer of management, and to help ensure that the interests of the Board and management align with the interests of our shareholders.

We believe that operating with honesty and integrity has earned trust from our shareholders, credibility within our communities and dedication from our employees. Our directors, officers and employees are required to abide by our Code of Conduct to promote the conduct of our business in a consistently legal and ethical manner. Our Code of Conduct covers many topics, including conflicts of interest, confidentiality, fair dealing, proper use of the Company’s assets, and compliance with laws, rules, and regulations. In addition to the Code of Conduct for directors, officers and employees, our CEO, Senior Vice President – Chief Financial Officer, Vice President – Principal Accounting Officer, and site controllers are also bound by a separate Code of Ethics.

The Governance Committee has adopted procedures to receive, retain, and react to complaints received regarding possible violations of the Code of Conduct, and to allow for the confidential and anonymous submission by employees of concerns regarding possible violations of the Code of Conduct. Our employees may submit any concerns regarding apparent violations of the Code of Conduct to their supervisor, our Senior Vice President – General Counsel and Corporate Secretary, the Chair of the Governance Committee, or through our website submission page or telephone hotline (both of which have the option to remain anonymous).

Our Code of Conduct includes an anonymous telephone hotline and secure website that employees can use to report allegations of Code violations or other misconduct. In 2024, we received one such report, which was investigated ad addressed.

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Whistleblower Policy

We have a Whistleblower Policy adopted by our Audit Committee that encourages our employees, suppliers, contractors, shareholders, customers, or other stakeholders (collectively, “stakeholders”) to report to appropriate Company representatives, without fear of retaliation, any information relating to possible fraud or questionable accounting, internal controls, or auditing matters. Stakeholders may confidentially submit any concerns to the Company’s Senior Vice President – General Counsel and Corporate Secretary, or through an anonymous third-party telephone hotline and online reporting system. The goal of this policy is to discourage illegal activity and business conduct that damages Hecla’s reputation, business interests, and our relationship with stakeholders.

The Whistleblower Policy utilizes the same reporting system described on the previous page as part of our Code of Conduct.

Communications with the Board

Stakeholders wishing to communicate with our Board Chair or with the independent directors as a group may do so by delivering or mailing the communication in writing to: Board Chair, c/o Corporate Secretary, Hecla Mining Company, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal auditor and overseen in accordance with procedures established by the Audit Committee with respect to such matters. From time to time, the Board may change the process by which stakeholders may communicate with the Board or its members. Please refer to our website at https://www.hecla.com, selecting the tab titled “Company” and then the tab titled “Governance & Ethics,” for any changes in this process.

Board Leadership Structure

Currently, the positions of CEO and Board Chair are held by separate persons. The Board believes this structure is optimal for the Company at this time because it allows the CEO to focus on leading the Company’s business and operations, and the Board Chair to serve as a sounding board and advisor to the CEO, and to lead the activities of the Board. The Board has also determined that having this structure ensures a greater role for the independent directors in the oversight of the Company, and it enhances the Board’s independence and, we believe, senior management’s accountability to the Board.

In the future, if the individual elected as Board Chair also were to be the CEO, the independent directors would elect an Independent Lead Director for a one-year term. This would help ensure continued robust independent leadership of the Board. This situation arose for us between May 22, 2024 through November 7, 2024 as a result of the retirement of our former President and CEO, prompting our Board Chair to become Interim President and CEO and for an Independent Lead Director to be appointed. The situation was unwound when we hired our new President and CEO on November 7, 2024.

Executive sessions of independent directors are included on the agenda for every regularly scheduled Board meeting and were held at each regularly scheduled Board meeting in 2024. The executive sessions are chaired by the Board Chair. Our independent directors meet in executive sessions without management present unless the independent directors request their attendance. For the foregoing reasons, we have determined that our leadership structure is appropriate in the context of our specific circumstances.

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CEO

- provides overall direction and leadership for the Company;
- sets vision, values, and corporate culture;
- manages the strategic direction of the Company;
- keeps the Board Chair informed on all important matters;
- makes capital allocation decisions; and
- communicates effectively with all stakeholders.

BOARD CHAIR

- oversees meetings of the Board;
- chairs the Annual Shareholder Meeting;
- oversees the executive sessions of the Board;
- provides feedback to the CEO;
- stays current on developments to determine when it may be appropriate to alert the Board to significant pending developments; and
- facilitates communication between the CEO and Board on sensitive issues.

OUR BOARD

- helps management establish strategy, set goals and objectives, and measure results;
- establishes governance and oversight policies and monitors compliance with local, state, provincial and federal regulations, and laws;
- provides oversight and accountability to safeguard shareholders' interests;
- reviews, evaluates, and discusses whether the risk management processes designed and implemented by management are adequate in identifying, assessing, managing, and mitigating material risks facing the Company; and
- helps the Company to define objectives, establish major goals, and stay focused on the Company's direction.

Board Refreshment

In accordance with our Corporate Governance Guidelines, the Governance Committee reviews annually the composition and size of the Board, recognizing the importance of refreshment to maintain a balance of tenure, diversity, skill sets and experience. Our Board currently consists of eight members, seven of whom the Board has affirmatively determined are independent. There are three current Class III directors whose terms will expire at the Annual Meeting: Charles B. Stanley, Alice Wong, and Jill Satre (who was added to the Board in October 2024). Since 2021, we have recruited four new Board members (50% of the Board), reflecting our continued process of board refreshment. These four additions to our Board are consistent with our objective to have a Board with expansive and diverse experience, a deep understanding of the challenges and opportunities associated with our business and a focus on value and sustainability for the benefit of all stakeholders. Our director recruitment efforts are ongoing and further additions to the Board are anticipated.

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Identifying and Evaluating Nominees for Director

Director Selection Process

1 2 3 4 CANDIDATE GOVERNANCE BOARD OF SHAREHOLDERS RECOMMENDATIONS COMMITTEE DIRECTORS Vote on nominees at From shareholders, Evaluates the Boards Discusses, analyzes Annual Meeting management, directors, needs and screens and independence, and and search firms interviews candidates selects nominees for election Reviews qualifications and expertise, tenure, regulatory requirements, and diversity Recommends nominees to the Board

The Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The Governance Committee is responsible for ensuring that the composition of the Board accurately addresses the needs of our business. In the event vacancies are anticipated, or arise, the Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Governance Committee through current Board members, professional search firms, shareholders, or other persons. Consideration of new director nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. The Governance Committee then determines the best qualified candidates based on the established criteria and recommends those candidates to the Board for appointment until such time as they stand for election by our shareholders.

While the Governance Committee and our Board prioritize maintaining a board that is comprised of directors with a diverse set of skills, backgrounds, experiences, and perspectives, they also recognize the importance of balancing these qualifications with the overall tenure of directors in their long-term approach to board refreshment. The fresh viewpoints and philosophies newer directors bring, coupled with the valuable experience and institutional knowledge the longer-tenured directors possess, benefits the Board and its overall contribution to the Company and our shareholders.

Since 2021, the Board has added four highly qualified directors (seven since 2016) who bring insight to areas such as mining, international business, acquisitions, operations, legal, risk management, geology, engineering, finance, and tax. We have one longer-tenured director (Mr. Stanley) who has extensive knowledge of our operations and the perspective of overseeing our business activities through economic cycles and across differing competitive environments.

We hold the view that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, contributing to the Board’s ability to work as a collective body, while giving us the benefit of familiarity and insight into our affairs that our directors have accumulated during their tenure. Recent additions to the Board provide new perspectives and diversity, while our director who has served for a number of years brings experience, continuity, institutional knowledge, and insight into the Company’s business and industry. Directors with relevant business and leadership experience provide the Board with a useful perspective on business strategy and significant risks, and an understanding of the challenges facing the business. Accordingly, the process for identifying nominees reflects our practice of re-nominating incumbent directors who continue to (i) satisfy the Governance Committee’s criteria for membership on the Board, (ii) makes important contributions to the Board, and (iii) consenting to continue their service on the Board. Directors should also be able to commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary to ensure good corporate governance is practiced.

The Governance Committee reviews annually with the Board the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise, and diversity required for the Board as a whole, and contains at least the minimum number of independent directors required by applicable laws and

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regulations. Board members should possess such attributes and experience as are necessary for the Board as a whole and contain a broad range of personal characteristics, including diversity of backgrounds, management skills, mining, accounting, finance, and business experience. Our current directors exhibit a effective mix of skills, experience, diversity, and perspective. Summarized below is a description of why each core competency is important for service on Hecla’s Board.

SKILLS & EXPERIENCE DEFINITIONS

CEO Experience / Public Company Executive

These skills are important to gain a practical understanding of organizations and drivers of individual growth and development.

Corporate Governance

Experience with governance principles and policies.

Environmental and Social Responsibility

Experience with environmental and social responsibility initiatives, including sustainability, diversity, and inclusion.

Finance

We believe that an understanding of finance and financial reporting processes is important for our directors to monitor and assess the Company’s operating and strategic performance and to ensure accurate financial reporting and robust controls. It is important to have experience in capital markets, corporate finance, accounting, and financial reporting and several of our director’s satisfy the “accounting or related financial management and experience” criteria set forth in the NYSE listing standards. Three of the eight directors satisfy the “audit committee financial expert” criteria set forth in regulations of the SEC.

Geology, Mining and Engineering

It is important that some of our directors have experience in open-pit and underground mines, as well as knowing the science and technology of extracting minerals, exploration, geology, metallurgy, and geotechnical engineering experience.

Industry Knowledge and / or Experience

Having experience in our industry or a similar industry contributes to a deeper understanding of our business strategy, operations, key performance indicators and competitive environment.

International Business

With operations in Mexico and Canada and prospects for further expansion, international experience helps us understand opportunities and challenges.

Legal and Compliance

Hecla is subject to a broad array of government regulations. Mining is impacted by changes in law or regulation in areas such as safety, environmental, and disclosure. Several of our directors have experience in regulated industry, providing them with insight and perspective in working constructively and proactively with governments and agencies.

Risk Management

Considering the Board’s role in risk oversight, we seek directors who can contribute to the identification, assessment, and prioritization of risks facing the Company.

Strategic Planning, Business Development, Business Operations Expertise

Experience defining and driving strategic direction and growth and managing the operations of a business or large organization.

Human Capital Management

Oversight of the recruitment, retention and development of key talent is critical for execution of Company strategies and initiatives.

Cybersecurity and Technology

Experience in providing perspectives on innovation and overseeing the physical and cyber threats against the security of our operations, assets, systems, and response preparedness.

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Director Skills and Experience

CEO Experience/Public Company Executive

Corporate Governance

Environmental and Social Responsibility

Finance

Geology, Mining and Engineering

Industry Knowledge and/or Experience

International Business

Legal and Compliance

Risk Management

Strategic Planning, Business Develop & Business Ops. Expertise

Human Capital Management

Cybersecurity and Technology

Additional Qualifications and Information

Audit Committee Financial Expert

Board Service on Public Companies

Board Tenure, Age and Diversity

Tenure	1	8	9	—	9	—	18	4

Age	72	70	76	60	71	45	66	65

Racial/Ethnic Diversity

Caucasian

Asian

Gender	M	F	M	M	M	F	M	F

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Gender Diversity 38% 3 Women (1 of whom chairs a standing committee, and another is the Board Chair)	Racial/Ethnic Diversity 12% 1 racial/ethnic minority	Independence 7 of 8 Are independent

Board Refreshment 4 New since 2021	Average Board Tenure 6 years	Industry and Operational Experience/ Risk Management 100% Have industry and operational experience and risk management experience

88% Refreshment of independent board members since 2016	Average Age of Directors 66	Cybersecurity 75% Have experience with cybersecurity

In general, and as more fully outlined in our Bylaws and Corporate Governance Guidelines, in evaluating director candidates for election to our Board, the Governance Committee will: (i) consider if the candidate satisfies the minimum qualifications for director candidates as set forth in the Corporate Governance Guidelines; (ii) consider factors that are in the best interests of the Company and its shareholders, including the knowledge, experience, integrity and judgment of each candidate; (iii) consider the contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board desires to have represented, with such diversity being considered among the other desirable attributes of the Board; (iv) assess the performance of an incumbent director during the preceding term; (v) consider each candidate’s ability to devote sufficient time and effort to his or her duties as a director; (vi) consider a candidate’s independence and willingness to consider all strategic proposals; (vii) consider any other criteria established by the Board and any core competencies or technical expertise necessary to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties; and (viii) determine whether there exists any special, countervailing considerations against nomination of the candidate.

Director Qualifications, Evaluation, and Nomination

The Governance Committee believes nominees for election to the Board should also possess certain minimum qualifications and attributes. The nominee must: (i) exhibit strong personal integrity, character and ethics, and a commitment to ethical business and accounting practices; (ii) not be involved in ongoing litigation with the Company or be employed by an entity engaged in such litigation; and (iii) not be the subject of any ongoing criminal investigations in the jurisdiction of the United States, any state, or internationally, including investigations for fraud or financial misconduct.

In connection with the director nominees who are up for election at the Annual Meeting, the Governance Committee also considered the nominee’s role in: (i) overseeing the Company’s efforts in complying with its SEC disclosure requirements; (ii) assisting in improving the Company’s internal controls and disclosure controls; (iii) assisting with the development of the strategic plan of the Company; and (iv) working with management to implement the Company’s strategic goals and plans. Directors are expected to exemplify high standards of personal and professional integrity and to constructively challenge management through their active participation and questioning. Our Bylaws and Corporate Governance Guidelines provide that a director will not be nominated for re-election after their 75th birthday.

In addition to fulfilling the above criteria, each nominee for election to the Board at the upcoming Annual Meeting brings a strong and unique background and set of skills to the Board, giving the Board competence and experience in a wide variety of areas, including corporate governance, senior leadership, legal, geology, accounting, finance, mining, exploration, and board service. The Governance

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Committee has reviewed the nominees’ overall service to the Company during their terms, including the number of meetings attended, level of participation and quality of performance.

Majority Voting for Directors and Director Resignation Policy

Our directors are elected by majority vote (plurality in the case of a contested election). Our Corporate Governance Guidelines include a director resignation policy. The policy provides that any director who is not elected by a majority of votes cast shall tender his or her resignation to the Governance Committee. The Governance Committee will recommend to the Board whether to accept or reject the resignation offer, or whether another action should be taken. In determining whether to recommend that the Board accept any resignation offer, the Governance Committee will consider all factors believed relevant by it. The Board will act on the Governance Committee’s recommendation within 90 days following certification of the election results. In deciding whether to accept the resignation offer, the Board will consider the factors considered by the Governance Committee and any additional information and factors that the Board finds relevant. If the Board accepts a director’s resignation offer pursuant to this process, the Governance Committee will recommend to the Board and the Board will thereafter determine whether to fill such vacancy or reduce the size of the Board. Any director who tenders their resignation pursuant to this provision will not participate in the proceedings of either the Governance Committee or the Board with respect to their own resignation offer. If a director’s resignation is not accepted by the Board, the director shall continue to serve until the next annual meeting of shareholders or until their successor is duly elected and qualified, or their earlier resignation or removal.

Diversity

The Company’s Corporate Governance Guidelines provide the Board should include individuals with a diverse range of experiences to give the Board depth and breadth in the mix of skills represented. The Board seeks to include diversity in professional experience, skills, industry background, race/ethnicity, national origin, and gender, as well as the ability of directors (and candidates for director) to devote sufficient time to performing their duties in an effective manner.

Number of Board of Directors

Our Bylaws require the Board to have not less than five nor more than nine members. The size of the Board may be increased or decreased within that range from time-to-time by resolution approved by the affirmative vote of a majority of the Board. On February 22, 2024, the Board increased the size of the Board from six members to seven members (Mr. Board). On May 22, 2024, the Board decreased the size of the Board from seven to six members to reflect a retirement (Mr. Baker). On October 16, 2024, the Board increased the size of the Board from six to seven members (Ms. Satre), and on November 7, 2024, the Board increased the size of the Board from seven to eight members (Mr. Krcmarov).

Board’s Role in Oversight of Strategy and Risk Management

Our Board is engaged and involved in overseeing our strategy and takes an active role in risk oversight. The Governance Committee is responsible for overseeing corporate governance and ESG risks and opportunities. In addition, the HSET Committee supports the furtherance of Hecla’s commitment to adopt best practices in mining operations, promote a healthy and safe work environment and advance environmentally sound and socially responsible resource development. The Board:

•

oversees the strategic direction of the Company, and in doing so considers the potential rewards and risks of our business opportunities and challenges and monitors the development and management of risks that impact our strategic goals;

•	is responsible for risk oversight at the Company, with reviews of certain areas conducted by the relevant Board committees that regularly report to the full Board; and

•

in its risk oversight role, reviews, evaluates, and discusses with appropriate members of management whether the risk management processes designed and implemented by management are adequate in identifying, assessing, managing, and mitigating material risks facing the Company, including financial, operational, social, and environmental risks.

The Board believes that full and open communication between senior management and the directors is essential to effective risk oversight. Our Board Chair regularly meets with our CEO on a variety of matters, including business strategies, opportunities, key challenges, and risks facing the Company, as well as management’s risk mitigation strategies. Senior management attends all regularly scheduled Board meetings where they conduct presentations on various matters involving our operations and are available to address any questions or concerns raised by the Board on risk management-related or other matters. Following consideration of the information presented by management, the Board provides feedback and makes recommendations, as needed, which is designed to help minimize the Company’s risk exposure. To the extent any risks identified by each standing committee of the Board are material or otherwise merit discussion by the whole Board, the respective committee chair will raise such risks at the next scheduled meeting of the Board, or sooner if merited.

For the foregoing reasons, we have determined that our risk oversight is appropriate in the context of our specific circumstances, risk management efforts, and the Board’s administration of its oversight function. The chart below provides an overview of the allocation of risk management responsibilities among the Board committees.

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Audit " Reviews and discusses with management, our internal auditor and our independent registered public Committee accounting firm, the Companys major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Companys risk assessment and risk management policies. " Oversees the effectiveness of the Companys internal controls over financial reporting, and the Companys compliance with legal and regulatory requirements. " Meets quarterly with internal auditor and independent registered public accounting firm in executive sessions without management present. " Discusses with the independent registered public accounting firm and internal auditor the results of their processes to assess risk in the context of their respective audit engagements. Compensation " Assesses the Companys compensation arrangements to determine if they create undesired or unintentional Committee risks of a material nature. " Oversees, in consultation with management, the Companys compliance with regulations governing executive and director compensation. " Approves compensation levels and programs for the executive officers, including the CEO. " Provides oversight of the Companys culture and strategies relating to human capital management. Governance " Oversees management of risks associated with the Companys environmental and social policies and and Social implementation programs. Responsibility Committee " Monitors ESG matters, including environmental, climate, health, safety, sustainability, social (including, but not limited to community relations, Indigenous people relations, and diversity and inclusion), and public policy trends, issues guidance, concerns and risks and other corporate responsibility matters. " Monitors governance structure, policies, and processes. " Oversees management of risks associated with the Companys Board leadership structure and corporate governance matters. Health, Safety, " Oversees operational and other technical risks, reserves, environmental, health and safety compliance, as Environmental well as risks relating to public policy initiatives. and Technical Committee " Monitors the implementation and effectiveness of health, safety, environmental and sustainability policies, and systems. " Oversees strategy and efforts to protect and improve the quality of the environment, including climate change and sustainability policies and programs. " Monitors efforts to create a culture of continuous improvement related to health, safety, environmental and sustainability practices.

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The Charters for each of these committees, can be found at https://www.hecla.com, and then selecting the tab titled “Company” and then selecting “Governance & Ethics.”

Succession Planning

The Compensation Committee is responsible for overseeing the Company’s succession planning process for our CEO and other key senior executives, and annually reviews the Company’s succession plans with input from the CEO and Senior Vice President – Chief Administrative Officer. The criteria used when assessing the qualifications of potential CEO successors include, among others, strategic vision and leadership, operational experience, financial management, executive officer leadership development, ability to motivate employees, and an ability to develop an effective working relationship with the Board.

Emergency Succession Plan

•

Our Corporate Governance Guidelines provide that in the event of the death, resignation, removal or incapacitation of the President and CEO, the Board Chair will act as the President and CEO until a successor is duly elected.

•	They also provide that in the event of the death, resignation, removal or incapacitation of our Board Chair, the President and CEO will act as Board Chair until a successor is duly elected.

•

In the event of an unexpected executive departure, the emergency succession plan provides for a transfer of responsibilities to an individual who may or may not be permanently appointed to the new role.

•	In the event of a senior executive’s departure, both internal and external candidates may be considered for permanent appointment to such role.

Long-Term Succession Plan

•	The long-term succession plan is intended to develop a pipeline of qualified talent for key roles.

•

The planning process includes a discussion of internal succession candidates, assessment of relevant skills and planning for professional development where necessary. Multiple internal succession candidates may be identified for an individual role and provided with relevant growth opportunities. The Board gains insight through direct exposure to internal succession candidates from their presentations to the Board, work with individual directors or Board committees, and participation in Board activities.

•	The Company’s short- and long-term business strategy will be considered when evaluating internal succession candidates and their skills.

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Committees of the Board and Committee Assignments

The Board has six standing committees: Audit; Compensation; Governance and Social Responsibility; HSET; Executive; and Non-Executive Stock Award. Information regarding these committees is provided below. Except for the Executive Committee and Non-Executive Stock Award Committee, all committees are composed entirely of independent directors. The members of each committee are identified below, along with the number of meetings held in 2024.

Audit Committee	THE AUDIT COMMITTEE HELD 10 MEETINGS, 100% ATTENDANCE IN 2024

Current Committee Members

Stephen F. Ralbovsky, Chair ●	Charles B. Stanley ●	Jill Satre ●	Alice Wong

●	= Financial Expert

Primary Responsibilities

assist the Board in fulfilling its oversight responsibilities;

review the integrity of our financial statements;

review the independent auditor’s qualifications and independence;

review the performance of our internal auditor and the independent auditor;

review our compliance with laws and regulations, including disclosure controls and procedures;

review financial risks;

oversee the performance of the Company’s independent registered public accounting firm and internal auditor;

review the qualifications and independence of the Company’s independent registered public accounting firm; and

oversee the effectiveness of the Company’s internal control over financial reporting.

All members of the Audit Committee are financially literate.

No members on the Audit Committee serve on the audit committee of any other public companies.

All members of the Audit Committee are independent.

Three of the four Audit Committee members are financial experts

See Report of the Audit Committee on page 40 for additional information.

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Compensation Committee	THE COMPENSATION COMMITTEE HELD 6 MEETINGS, 100% ATTENDANCE IN 2024

Current Committee Members

Charles B. Stanley, Chair	George R. Johnson	Catherine J. Boggs *	Alice Wong

Primary Responsibilities

discharge the Board’s responsibilities relating to compensation of the Company’s executive officers;

approve the design of our compensation program;

approve compensation levels and programs for the executive officers, including the CEO;
administer the Company’s cash-based and equity- based incentive compensation plans; and

administer our stock-based plans.

All members of the Compensation Committee are independent.

* Ms. Boggs did not serve as a member of the Compensation Committee upon her appointment as our Interim President and CEO from May 22, 2024 through November 7 2024 but was reappointed to the Compensation Committee upon the appointment of Mr. Krcmarov as our President and CEO in November 2024.

See The Compensation Committee Process and the Role of Management and Human Resources Department on page 49 for more information.

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Governance and Social Responsibility Committee	THE GOVERNANCE AND SOCIAL RESPONSIBILITY COMMITTEE HELD 4 MEETINGS, 100% ATTENDANCE IN 2024

Current Committee Members

Alice Wong, Chair	Stephen F. Ralbovsky	Catherine J. Boggs	Mark P. Board

Primary Responsibilities

periodically review our Corporate Governance Guidelines, Code of Conduct, and other corporate procedures to ensure compliance with laws and regulations;

review any director candidates, including those nominated or recommended by shareholders;

identify individuals qualified to become directors consistent with criteria approved by the Board;

recommend to the Board the director nominees for the next annual meeting of shareholders, any special meeting of shareholders, or to fill any vacancy on the Board;

review the appropriateness of the size of the Board relative to its various responsibilities;

recommend committee assignments and committee chairs for the standing committees for consideration by the Board;

recommend policies, programs, practices, metrics, performance indicators and progress concerning ESG matters to the Board; and

recommend to the Board any action on ESG and related matters that may be required or considered advisable.

All members of the Governance and Social Responsibility Committee are independent.

* Ms. Boggs did not serve as a member of the Governance and Social Responsibility Committee upon her appointment as our Interim President and CEO from May 22, 2024 through November 7, 2024 but was reappointed to the Governance and Social Responsibility Committee upon the appointment of Mr. Krcmarov as our President and CEO in November 2024.

See Sustainability and Corporate Governance on pages 6 and 11 for more information.

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Health, Safety, Environmental and Technical Committee	THE HEALTH, SAFETY, ENVIRONMENTAL AND TECHNICAL COMMITTEE HELD 4 MEETINGS, 100% ATTENDANCE IN 2024

Current Committee Members

George R. Johnson, Chair	Stephen F. Ralbovsky	Charles B. Stanley	Alice Wong	Mark P. Board

Primary Responsibilities

review operational and exploration performance;

review operational, reserve, and other technical risks;

review and monitor health, safety, and environmental policies;

review the implementation and effectiveness of compliance systems;

review the effectiveness of health, safety and environmental policies, systems, and monitoring processes;
review audit results and updates from management with respect to health, safety, and environmental performance;

review emerging health, safety and environmental trends in legislation and proposed regulations affecting the Company;

review the technical activities of the Company; and

make recommendations to the Board concerning the advisability of proceeding with the exploration, development, acquisition, or divestiture of mineral properties and/or operations.

Executive Committee	THE EXECUTIVE COMMITTEE HELD NO MEETINGS IN 2024

Current Committee Members

Rob Krcmarov Chair	Catherine J. Boggs

Primary Responsibilities

empowered with the same authority as the Board in the management of our business, except for certain matters enumerated in our Bylaws and Delaware law, which are specifically reserved to the whole Board.

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Non-Executive Stock Award Committee	THE NON-EXECUTIVE STOCK AWARD COMMITTEE HELD NO MEETINGS IN 2024

Current Committee Members

Rob Krcmarov, Chair	Catherine J. Boggs

Primary Responsibilities

empowered with the authority to make awards under the Hecla Mining Company 2010 Stock Incentive Plan to employees of the Company or any of its direct and indirect subsidiaries who are not executive officers of the Company or otherwise subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended.

Board and Committee Independence; Audit Committee Financial Expert

Our Corporate Governance Guidelines provide that the Board will have a majority of directors who meet the criteria for independence as defined in the NYSE rules. Based on information solicited from each director, and upon the advice and recommendation of the Governance Committee, our Board annually determines the independence of each of our directors in connection with the nomination process. Further, in connection with the appointment of any new director to the Board during the year, our Board makes the same determination. In making its recommendation to the Board, the Governance Committee, with assistance from the Company’s Corporate Secretary, evaluates responses to a questionnaire completed by each director regarding relationships and possible conflicts of interest between such director, the Company, management, the independent registered public accounting firm, and the internal audit firm. In its review of director independence, the Governance Committee considers the commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the Company, management, the independent registered public accounting firm, and the internal auditor.

Our Board has affirmatively determined that all current directors (other than Mr. Krcmarov) have no material relationship with the Company and are independent according to the NYSE listing standards. The Board has determined that each member of the Audit, Compensation, and Governance Committees has no material relationship with the Company and they each satisfy the independence criteria (including the enhanced qualifications with respect to members of the Audit Committee and Compensation Committee) set forth in the applicable NYSE listing standards and SEC rules. In addition, the Board has determined that each of Mr. Ralbovsky, Mr. Stanley, and Ms. Satre qualify as “Audit Committee Financial Experts,” as such term is defined by the rules of the SEC.

Directors are expected to immediately inform the Board of any material change in their circumstances or relationships that may impact their independence.

Compensation Committee Procedures

The Compensation Committee has the sole authority to set compensation for our executive officers, including annual compensation amounts and Short-term Incentive Plan and Long-term Incentive Plan criteria, evaluate the performance of our executive officers, and make awards to our executive officers under our stock incentive plans. The Compensation Committee also reviews and approves any proposed plan or arrangement providing for incentive, retirement or other compensation to our executive officers and oversees our assessment of whether our compensation practices are likely to expose the Company to material risks. In addition, the Compensation Committee annually recommends to the Board the slate of officers for the Company, periodically reviews the functions of our officers, and makes recommendations to the Board concerning those functions.

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2024 Board Meetings and Attendance

Directors are expected to make every effort to attend the Annual Meeting, all Board meetings, and the meetings of the committees on which they serve. During 2024, there were nine meetings of the Board. With the exception of Ms. Satre who joined the Board in October 2024 and Mr. Krcmarov who joined the Board in November 2024, each director attended 100% of the Board meetings and the committee meetings in which they are a member. With the exception of Ms. Satre and Mr. Krcmarov, all members of the Board attended last year’s Annual Meeting of Shareholders, which was held in May 2024.

Director Orientation and Continuing Education

New directors typically undergo a comprehensive orientation program that introduces them to the Company, including our business operations, strategy, financial position, key members of management and governance structure. Directors also are encouraged to enroll in director education programs. Directors have contact with leaders throughout the organization and visit our mine sites, where they tour the facilities and interact directly with the personnel responsible for our day-to-day operations. These activities collectively help to ensure that new directors become, and existing directors remain, knowledgeable about the most important issues affecting our Company and our business.

Board and Committee Self-Evaluation Process

Our Board recognizes that a thorough, constructive evaluation process enhances the Board’s effectiveness and is an essential element of good corporate governance. Accordingly, every year, our Board and each committee of the Board conducts a self-evaluation of its performance and effectiveness. The Governance Committee oversees the annual self-evaluation process on behalf of the Board. The evaluations cover the following topics:

•	Board and committee composition, including skills, background, and experience;

•	review of key areas of focus for the Board and committees, and effectiveness in overseeing those responsibilities;

•	satisfaction of director performance, including that of the Board Chair;

•	Board and committee information needs, and quality of materials presented;

•	areas where the Board should increase its focus;

•	satisfaction with the Board and committee schedules, agendas, time allocated for topics and encouragement of open communication and discussion;
•	access to management, experts, and internal and external resources;

•	oversight of financial reporting process and internal control procedures;

•	ethics and compliance;

•	Company’s strategic direction and annual operating plan;

•	succession planning;

•	selection and evaluation process of Board candidates; and

•	understanding risks.

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Evaluation Process

INFORMATION GATHERING

Our self-evaluation process is conducted on an anonymous basis, using our board portal. We have found by using an anonymous evaluation process, the Board and committee members have a level of comfort in being able to critique the Board and/or the committees.

ANNUAL BOARD AND COMMITTEE EVALUATIONS

The Board and each committee conduct annual self-evaluations through the use of electronic questionnaires in the board portal that cover the topics discussed above.

SUMMARY OF EVALUATIONS

Hecla’s Corporate Secretary uses our board portal to generate a summarized report of our directors’ anonymous responses to the electronic questionnaires and submits the report to the appropriate chair of each committee of the Board for review before the next quarterly Board and/or committee meeting.

BOARD AND COMMITTEE REVIEW

Using the summaries of the self-evaluations as guides, our chair of the Governance Committee reviews the results of the Board evaluation, and each committee chair reviews the results of each committee evaluation. The self-evaluations and summaries are shared and discussed with the full Board and each committee

Shareholder Proposals for the 2026 Annual Shareholders’ Meeting

Our Bylaws establish procedures governing the nomination and eligibility of nominees for election to our Board, and the proposal of business to be considered by our shareholders at an annual meeting of shareholders. For nominations or other business to be properly brought before an annual meeting of shareholders by a shareholder, the shareholder must have given timely notice thereof in writing to our Corporate Secretary. To be timely, a shareholder’s notice must be delivered to our:

Corporate Secretary

6500 N. Mineral Drive, Suite 200

Coeur d’Alene, Idaho 83815-9408

•

not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders; provided, however, that in the event the date of the annual meeting of shareholders is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be delivered not earlier than the 120th day prior to such annual meeting of shareholders and not later than the close of business on the later of the 90th day prior to such annual meeting of shareholders or the 10th day following the day on which public announcement of the date of such meeting is first made. Adjournment of a meeting shall not commence a new time period for giving shareholder’s notice as described above. Such shareholder’s notice must include the information specified in our Bylaws.

•

the applicable time period for timely shareholder submissions pursuant to the above provisions for the 2025 Annual Meeting of Shareholders is January 21, 2026 (the 120th day preceding the anniversary of the 2025 Annual Meeting) to February 20, 2026 (the 90th day preceding such anniversary).

Above is only a summary, and you should refer to the shareholder proposal requirements in our Bylaws.

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The Board Chair shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in the Bylaws and, if any proposed nomination or business is not in compliance with the Bylaws, to declare that such defective proposal shall be disregarded. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

•	Board and committee composition, including skills, background, and experience;

•	review of key areas of focus for the Board and committees, and effectiveness in overseeing those responsibilities;

•	satisfaction of director performance, including that of the Board Chair;

•	Board and committee information needs, and quality of materials presented;

•	areas where the Board should increase its focus;

•	satisfaction with the Board and committee schedules, agendas, time allocated for topics and encouragement of open communication and discussion;
•	access to management, experts, and internal and external resources;

•	oversight of financial reporting process and internal control procedures;

•	ethics and compliance;

•	Company’s strategic direction and annual operating plan;

•	succession planning;

•	selection and evaluation process of Board candidates; and

•	understanding risks.

PROPOSAL 1

Election Of Class III Directors

In accordance with our Restated Certificate of Incorporation, the Board is divided into three classes. The terms of office of the directors in each class expire at separate times. There are three Class III directors whose terms will expire at the Annual Meeting: Charles B. Stanley, Alice Wong, and Jill Satre.

At a meeting held by the Governance Committee in February 2025, the committee determined that Mr. Stanley, Ms. Wong, and Ms. Satre were qualified candidates to stand for reelection at the Annual Meeting. The Board designated each as nominees for election as directors of the Company, each for a three-year term expiring in 2028.

Ms. Satre, who was appointed to the Board, has 22 years of public accounting experience. She is currently the Vice President of Internal Audit and Corporate Compliance at TC Energy Corporation, where she had led their Sarbanes Oxley compliance program and she is an active participant in their quarterly Public Disclosure Committee. She is an active Chartered Professional Accountant in Canada (Alberta) and has extensive experience with US GAAP. Ms. Satre also has over 10 years’ experience conducting or overseeing financial audits, reviewing Forms 10-Q and 10-K and other SEC reporting requirements, as well as over 12 years of experience advising companies on financial process and controls, including internal control over financial reporting. The Governance Committee and Board determined that Ms. Satre was independent under the NYSE listing standards, and appointed Ms. Satre to serve on the Audit Committee.

In November 2024, the size of the Board was increased from seven persons to eight persons, and upon recommendation of the Governance Committee, the Board appointed Rob Krcmarov as a Class I director (standing for election in 2026). Mr. Krcmarov was also appointed as President and Chief Executive Officer in November 2024. Prior to joining Hecla, Mr. Krcmarov worked in various leadership roles at Barrick Gold Corporation beginning in 2001, including serving on the executive leadership team for 13 years. His most recent role was as Executive Vice President of Exploration and Growth. His international experience spans many countries on five continents. Mr. Krcmarov has over three decades of industry experience.

It is intended that the proxies solicited hereby from our shareholders that do not provide voting instructions will be voted FOR the election of Charles B. Stanley, Alice Wong, and Jill Satre. If Mr. Stanley, Ms. Wong, or Ms. Satre becomes unable or is unwilling to accept election, the Board will either reduce the number of directors to be elected or select substitute nominees submitted by the Governance Committee. If substitute nominees are selected, proxies that do not provide voting instructions will be voted in favor of such nominees.

Biographical Information

Set forth below is biographical information for the director nominees, including the key qualifications, experience, attributes, and skills that led our Board to the conclusion that such nominees should serve as a director. There are no family relationships among any of our directors or executive officers.

Our Board includes individuals with strong backgrounds in senior leadership and management, legal, geology, accounting, finance, and company and industry knowledge, and we believe that, as a group, they work effectively together in overseeing our business.

30 | 2025 Proxy Statement

Current Class III Nominees for Election to the Board – Terms Ending at the 2025 Annual Meeting

If elected, the nominees will serve for a three-year term ending in 2028. The nominees are as follows:

Class III Members of the Board – Term Ending at the 2025 Annual Meeting

Charles B. Stanley

Independent Director

Mr. Stanley served as Independent Lead Director of Hecla from May 2024 to November 2024. He has been the Managing Member of Cutthroat Energy, LLC since April 2019. Prior to that, Mr. Stanley served as Chief Executive Officer and President of QEP Resources, Inc. from May 2010 until his retirement in January 2019, and Chairman of the Board of QEP Resources, Inc. from May 2012 until his retirement in January 2019.

Board Qualification and Skills

Mr. Stanley has over 42 years’ experience in natural resources, including international and domestic upstream and midstream oil and gas industry. He is a geologist with an extensive background in natural resources. He gained his extensive financial experience from a lengthy career with QEP Resources, Inc., and prior companies. In addition to his former position at QEP Resources, Inc., Mr. Stanley served in numerous other senior leadership positions, including Chief Executive Officer and President of QEP Midstream Partners, LP, and Chief Operating Officer of Questar Corporation. He served on the board of QEP Resources, Inc. for eight years and as Chair of the Board from 2012 until his retirement in 2019. Prior to serving on QEP’s board, Mr. Stanley served on the board of Questar Corporation for eight years and has served on the boards of various oil and gas industry trade organizations.

Hecla Committees

   Compensation (Chair)

   Audit

   Health, Safety, Environmental and Technical

Age 66 Director since 2007 Other Directorships: None

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Alice Wong, ICD.D

Independent Director

Ms. Wong served as Senior Vice President and Chief Corporate Officer of Cameco Corporation, one of the largest global providers of uranium fuel, from July 2011 to June 2024 and then as Senior Advisor to the CEO until her retirement in October 2024. She was Cameco’s Vice President of Safety, Health, Environment, Quality and Regulatory Relations from 2008 to 2011, and Vice President of Investor, Corporate and Government Relations from 2005 to 2008. She joined the board of Precision Drilling Corporation in 2024. She also served on the board of SaskEnergy Corporation from 2016 to 2023, Mining Association of Canada from 2016 to 2024, Canadian Nuclear Association from 2013 to 2024, and Saskatchewan Mining Association from 2013 to 2024. In 2021, Ms. Wong was named a Catalyst Honours Champion in recognition of her significant contributions to advancing women and championing inclusion in the workplace and being a role model for inclusive leadership in corporate Canada.

Board Qualification and Skills

Ms. Wong was with Cameco for more than 35 years and served in increasingly senior leadership roles and gained a wealth of experience from her diverse responsibilities. In her former role as Senior Vice President and Chief Corporate Officer, she provided executive oversight for human resources, safety, health, environment, quality, regulatory relations, business technology services, supply chain management, internal audit, and corporate ethics. She also has experience in digital transformation as well as oversight of IT and cyber risk management. She obtained her Corporate Directors Designation (ICD.D) from the ICD Rotman Director’s Education Program.

Hecla Committees

   Governance and Social Responsibility (Chair)

   Audit

   Compensation

   Health, Safety, Environmental and Technical

Age 65 Director since 2021 Other Directorships: Precision Drilling Corp.

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Jill Satre

Independent Director

Ms. Satre was appointed to Hecla’s Board of Directors in October 2024. She has been the Vice President Internal Audit & Corporate Compliance at TC Energy Corporation, a major North American energy company since March 2023. Prior to that she was a partner at PricewaterhouseCoopers (PwC) from July 2015 to February 2023 and worked at PwC since September 2000.

Board Qualification and Skills

In her current position with TC Energy, she provides strategic direction and oversight of corporate compliance programs, enterprise risk management, internal audit, and internal controls over financial reporting. With her two decades of working at PwC, she brings a breadth of experience in resource extraction industries, including mining and energy. Ms. Satre holds a Chartered Professional Accountant designation in Alberta, Canada and is an inactive Certified Public Accountant (“CPA”) in California, US.

Hecla Committees

   Audit

Age 45 Director since 2024 Other Directorships: None

Required Vote

Pursuant to our Bylaws, each director will be elected by the affirmative vote of a majority of votes cast at the Annual Meeting, whether in person or by proxy. See What Votes are Required for the Proposals on page 102.

You may vote “FOR,” “AGAINST,” OR “ABSTAIN” on the nominees for election as directors.

The Board recommends that shareholders vote “FOR” the election of Charles B. Stanley, Alice Wong, and Jill Satre.

Our directors whose terms are not expiring this year follow. They will continue to serve as directors for the remainder of their terms or until their respective successors are appointed or elected.

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Continuing Class I Members of the Board – Term Ending at the 2026 Annual Meeting

Rob Krcmarov

President and Chief Executive Officer, Director

Mr. Krcmarov was appointed our President and Chief Executive Officer in November 2024 and is a member of the Board of Directors. Prior to joining Hecla, he worked in various leadership roles at Barrick Gold Corporation beginning in 2001, including serving on the executive leadership team for 13 years. His most recent role at Barrick was as Executive Vice President – Exploration and Growth from March 2016 to November 2021. Mr. Krcmarov has over three decades of industry experience. He has been a member of the board for Orla Mining Ltd. since November 2023. He also served on the boards of Coeur Mining from December 2023 to September 2024, Osisko Gold Royalties from October 2022 to October 2024, and Major Drilling Group International from September 2022 to October 2024.

Age 60 Director since 2024 Other Directorships: Orla Mining Ltd.

Board Qualification and Skills

Mr. Krcmarov is a geologist and experienced international mining executive who has held mine site, regional and corporate leadership roles in his 35-year career in the natural resources industry. He worked extensively as a geologist in the field of exploration and on mine sites. His international experience spans many countries in five continents and more than 20 countries including the United States, Canada, Russia, China, Japan, Indonesia, Papua New Guinea, Pakistan, Saudi Arabia, Tanzania, Zambia, Mali, Chile, Peru, Argentina, Ecuador, Guyana, and Columbia, among others. He has a strong record running efficient and safe operations, evaluating new business opportunities, conducting effective community relations, and engaging in constructive dialogue with institutional investors, financial markets, board members, government officials and other stakeholders. His leadership capabilities span mineral exploration, drilling operations, mining operations, change management, research and development, and strategic planning.

Hecla Committees

   Executive (Chair)

   Non-Executive Stock Award

George R. Johnson

Independent Director

Mr. Johnson served as Senior Vice President of Operations of B2Gold Corporation from August 2009 until his retirement in April 2015. He has served on the Board of Directors of B2Gold Corporation since March 2016.

Board Qualification and Skills

Mr. Johnson has over 45 years of foreign and domestic experience in underground and open pit mine construction and operations management as a mining engineer.

Hecla Committees

   Health, Safety, Environmental and Technical (Chair)

   Compensation

Age 76 Director since 2016 Other Directorships: B2Gold Corporation

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Continuing Class II Members of the Board – Term Ending at the 2027 Annual Meeting

Stephen F. Ralbovsky

Independent Director

Mr. Ralbovsky has been the Founder and Principal of Wolf Sky Consulting LLC since June 2014. Prior to that, he was a partner with PwC from February 1987 until his retirement in June 2014, where he concentrated his practice on public companies operating in the mining industry. He is a part-time Professor of Practice at the University of Arizona’s James E. Rogers College of Law, where he teaches Global Mining Taxation, and is a member of several organizations, including the Association of International Certified Professional Accountants, Arizona Society of CPAs, National Mining Association, and Society for Mining, Metallurgy and Exploration.

Board Qualification and Skills

Mr. Ralbovsky is a CPA and has over 40 years’ experience in taxation, auditing, and accounting, where he was specifically heavily involved in the mining industry with an emphasis in global mining tax and royalty policy. He has held leadership positions, including U.S. Mining Leader, U.S. Mining Tax Leader, Global Mining Tax Leader, and Tax Partner while employed with PwC.

Hecla Committees

   Audit (Chair)

   Governance and Social Responsibility

   Health, Safety, Environmental and Technical

Age 71 Director since 2016 Other Directorships: None

Catherine “Cassie” J. Boggs

Independent Director

Ms. Boggs served as our Interim President and Chief Executive Officer between May 22 and November 7, 2024. Previously she was the General Counsel at Resource Capital Funds from January 2011 until her retirement in February 2019. Since November 2019, she has been serving as an Intermittent Expert in mining with the US Department of Commerce’s Commercial Law Development Program. She was a board member of Funzeleo from January 2016 to September 2021, as well as briefly serving on the board of U.S. Energy Corp. from June 2019 to December 2019. She has served as a board member of Capital Limited since September 2021 and is an Adjunct Professor at the University of Denver, Sturm College of Law.

Board Qualification and Skills

Ms. Boggs has over 40+ years’ experience as an attorney in the mining and natural resources sectors, in both domestic and international mining. She has extensive experience in leadership in the mining industry, having worked for Barrick Gold Company, serving in a variety of leadership roles, including serving as the Chief Executive Officer of Tethyan Copper Company, interim President of the African Business Unit, and as interim General Counsel of African Barrick Gold. She also has experience in due diligence, country and political risk assessments, and the structuring and implementation of risk mitigation strategies.

Hecla Committees

   Executive

   Compensation

   Governance and Social Responsibility

   Non-Executive Stock Award

Age 70 Director since 2017 Other Directorships: Capital Limited

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Mark P. Board

Independent Director

Mr. Board has been President of M Board Mining Consulting, LLC since 2020, where he provides engineering consulting services to the international mining industry. He served as Vice President – Innovation and Technical Services for Hecla Limited, a subsidiary of the Company, from June 2014 until his retirement in June 2020. Prior to that, he acted as a consulting engineer for Itasca Consulting Group where he provided mine evaluation, mine design and stability assessments for underground and open pit mines worldwide.

Board Qualification and Skills

Mr. Board has over 46 years’ experience as a mining and geotechnical engineer. His particular specialty is design of deep underground mines and caving operations. He holds a PhD in Geological Engineering from the University of Minnesota and is an elected Member of the US National Academy of Engineering.

Hecla Committees

   Governance and Social Responsibility

   Health, Safety, Environmental and Technical

Age 71 Director since 2024 Other Directorships: None

Compensation of Non-Management

Directors

The Compensation Committee (“committee”) of the Board is responsible for recommending to the independent members of the Board the form and amount of compensation for our non-management directors. The independent members of the Board consider the committee’s recommendation and make the final determination of non-management director compensation.

Compensation for non-management directors is designed to reflect current market trends and developments with respect to compensation of Board members. It consists of a combination of cash retainers and an equity award.

Compensation Consultant and Peer Group Benchmarking

In 2024, the committee did not retain an independent compensation consultant to review director compensation. In 2024, the Company’s human resources department analyzed our non-management director compensation against our peer group. The human resources department recommended no changes to the non-management director compensation.

Components of Non-Management Director Compensation

Compensation Element	Current Value

Annual Board Retainer	$105,000

Annual Board Chair Retainer	$180,000

Annual Committee Chair Retainer for:

• Health, Safety, Environmental & Technical Committee	$15,000

• Audit Committee	$15,000

• Compensation Committee	$15,000

• Governance Committee	$15,000

• Executive Committee	$—

• Non-Executive Stock Award Committee	$—

Annual Equity Grant (dollar equivalent)	$125,000

Annual cash retainers are paid in quarterly installments. Other than annual cash retainers and equity, no other attendance fees are paid to the non-management directors.

Equity Compensation

We maintain the Amended and Restated Hecla Mining Company Stock Plan for Nonemployee Directors (the “Director Stock Plan” or the “plan”). The plan is currently scheduled to terminate on May 15, 2027 and is subject to termination by the Board at any time. Pursuant to the plan, before September 30 of each year, each non-management director is credited with a number of shares determined by dividing the annual equity retainer payable to each non-management director for service on the Board for the following year by the average closing price for Hecla’s common stock on the NYSE for the prior calendar year (the “Stock Retainer”). A minimum of 25% of the annual Stock Retainer under the Director Stock Plan is contributed to a grantor trust established by the Company. Each director may elect, prior to the first day of the applicable year, to have a greater percentage contributed to the grantor trust for that year. The remaining portion of the Stock Retainer will be transferred to the non-management director as soon as practicable. Non-management directors joining the Board after September 30 of any year will be credited with a pro rata grant of shares when they join the Board.

The shares held in the grantor trust are subject to the claims of our creditors until delivered under the terms of the Director Stock Plan. Delivery of the shares from the trust occurs upon the earliest of: (i) death or disability; (ii) retirement from the Board; (iii) a cessation of

2025 Proxy Statement | 37

the director’s service for any other reason; (iv) a change in control of the Company (as defined in the Director Stock Plan); or (v) a time elected by the director, except shares must be held in the trust for at least two years prior to delivery. As of December 31, 2024, there were 2,039,789 shares remaining available for issuance under the Director Stock Plan.

With the exception of Ms. Boggs, whose director and Interim President and CEO compensation are reported in the Summary Compensation Table on page 72, the following chart summarizes the annual cash and equity compensation for our non-management directors during 2024.

Non-Management Director Compensation for 2024(1)

Director	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)		All Other Compensation ($)		Total ($)

Mark P. Board	105,000	122,619		—		227,619

George R. Johnson	120,000	122,619		5,000	(5)	247,619

Stephen F. Ralbovsky	120,000	122,619		—		242,619

Jill Satre	26,250	31,866	(4)	—		58,116

Charles B. Stanley	120,000	122,619		—		242,619

Alice Wong	120,000	122,619		—		242,619

(1)

The disclosures above of non-management director compensation for 2024 exclude Cassie Boggs, our Chair of the Board, who also served as Interim President and CEO from May 22, 2024 until November 7, 2024. As required by SEC rules, the compensation she received in her role as Board Chair is included in the Summary Compensation Table for 2024 on page 72 under “Compensation of Named Executive Officers.”

(2)	Includes the annual retainer fee and committee chairperson annual retainer fees, earned quarterly, each as discussed in more detail below. Dollar amounts are comprised as follows:

Name	Annual Retainer Fee ($)	Committee Chair Fee ($)

Board	105,000	—

Johnson****	105,000	15,000

Ralbovsky***	105,000	15,000

Satre	26,250	—

Stanley**	105,000	15,000

Wong*	105,000	15,000

*	Governance and Social Responsibility Committee Chair

**	Compensation Committee Chair

***	Audit Committee Chair

****	Health, Safety, Environmental & Technical Committee Chair

(3)

The amounts in the column headed “Stock Awards” represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board ASC Topic 718. For a description of the assumptions used in valuing the awards please see Note 12 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. The stock awards column represents the aggregate grant date fair value of the stock granted to each non-management director under the Director Stock Plan in 2024 as computed in accordance with ASC Topic 718. For each director, except Ms. Satre (see footnote 4) the number of common shares granted was determined by dividing $125,000 by the average closing price for Hecla’s common stock on the NYSE for the prior calendar year ($5.148) ($125,000 ÷ $5.148 = 24,281). Except for Ms. Satre, on June 24, 2024, each non-management director received 24,281 shares of our common stock under the terms of the Director Stock Plan. Based on our closing stock price on the NYSE on the date of grant of June 24, 2024 ($5.05), the grant date fair value for each grant of 24,281 shares was $122,619. The actual value realized by a non-management director will depend on the market value of our common stock on the date the underlying stock is sold.

(4)

Ms. Satre was appointed to the Board on October 16, 2024. Under the Director Stock Plan any nonemployee director appointed or elected as a director shall receive a prorated portion of the Stock Retainer. Ms. Satre was granted 4,700 shares of common stock on October 16, 2024. Based on our closing stock price on the NYSE on the date of grant of October 16, 2024 ($6.78), the grant date fair value of 4,700 shares was $31,866.

(5)	The Company made a matching contribution under its charitable matching gift program on the behalf of Mr. Johnson.

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Other

The Company covers directors under its overall director and officer liability insurance policies, as well as reimbursing them for travel, lodging, and meal expenses incurred in connection with their attendance at Board and committee meetings, meetings of shareholders, and for traveling to visit our operations. Directors are eligible, on the same basis as Company employees, to participate in the Company’s matching gift program, pursuant to which the Hecla Charitable Foundation matches contributions made to qualifying nonprofit organizations. Beyond these items, no other compensation was paid to any non-management director.

Non-Management Director Stock Ownership Guidelines

To more closely align the Company’s independent directors’ financial interests with those of our shareholders, in June 2012, the committee and Board adopted stock ownership guidelines for our independent directors. Under these guidelines, each independent director is required to own shares of common stock (which includes shares held under the Director Stock Plan) valued at three times their annual cash retainer within five years of their appointment to the Board. In the event an independent director’s cash retainer increases, they will have three years from the date of the increase to acquire any additional shares needed to meet these guidelines.

Because of fluctuations in the Company’s stock price, in February 2016, the committee and the Board amended the stock ownership guidelines to provide a valuation methodology that consists of valuing the shares held by using the average closing price of the Company’s common stock on the NYSE for the previous calendar year. Because share prices of all companies are subject to market volatility, the Board believes that it would be unfair to require a director to buy more shares simply because Hecla’s stock price drops. In the event there is a significant decline in Hecla’s stock price that causes a director’s holdings to fall below the applicable threshold, the director will not be required to purchase additional shares to meet the threshold, but they generally may not sell or transfer any shares until the threshold has again been achieved.

As of December 31, 2024, Messrs. Stanley, Ralbovsky, and Johnson, as well as Ms. Boggs and Ms. Wong met the guidelines. Mr. Board and Ms. Satre are not yet required to meet the minimum share holdings.

Additional information regarding shares held by the non-management directors is included in the Security Ownership of Certain Beneficial Owners and Management table on page 94.

PROPOSAL 2

Ratify The Appointment Of BDO USA, P.C. As Our Independent

Registered Public Accounting Firm For 2025

The Audit Committee is solely responsible for the appointment, compensation, retention, evaluation, and termination, if necessary, of the independent registered public accounting firm retained to audit our financial statements. The Audit Committee appointed BDO USA, P.C. (“BDO”) as the independent registered public accounting firm for Hecla for the calendar year ending December 31, 2024. BDO has been retained in that capacity since 2001. The Audit Committee is aware that some may believe a long-tenured auditor poses an independence risk. To address these concerns, the Audit Committee:

•	reviews all non-audit services and engagements provided by BDO, specifically with regard to the impact on the firm’s independence;

•	conducts a quarterly assessment of BDO’s service quality, and its working relationship with our management;

•	conducts regular private meetings separately with each of BDO and our management;

•	interviews and approves the selection of BDO’s new lead engagement partner with each rotation;

•	at least annually, obtains and reviews a report from BDO, describing all relationships between the independent auditor and Hecla; and

•	reviews data relating to audit quality and performance, including the most recent Public Company Accounting Oversight Board (PCAOB) reports on BDO and its peer firms.

The members of the Audit Committee believe that the continued retention of BDO to serve as our independent registered public accounting firm is in the best interests of Hecla and our shareholders.

Although ratification is not required, the Board and the Audit Committee are submitting the appointment of BDO to our shareholders for ratification because we value our shareholders’ views on our independent registered public accounting firm, and as a matter of good governance practice. In the event our shareholders fail to ratify the appointment, it will be considered as a direction to the Board and to the Audit Committee to consider the appointment of a different firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interest of the Company and its shareholders.

Representatives of BDO are expected to be present at the Annual Meeting with the opportunity to make statements and respond to appropriate questions from shareholders present at the meeting.

Required Vote

Under the Sarbanes-Oxley Act of 2002, the Audit Committee has the sole authority to appoint the independent registered public accounting firm for the Company. However, the Board feels that it is important for the shareholders to ratify the selection of BDO USA, P.C. This proposal requires the affirmative vote of a majority of votes cast at the Annual Meeting, whether in person or by proxy. See What Votes are Required for the Proposals on page 102.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to ratify the appointment of BDO USA, P.C. as our independent registered public accounting firm for 2025.

The Audit Committee and Board recommend shareholders vote “FOR” ratifying the appointment of BDO USA, P.C. as our independent registered public accounting firm for 2025.

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Pre-Approval Process

The Audit Committee is responsible for reviewing and, if appropriate, pre-approving all audit, audit-related and non-audit services to be performed by our independent registered public accounting firm. The Audit Committee charter authorizes the Audit Committee to establish a policy and related procedures regarding the pre-approval of audit, audit-related and non-audit services to be performed by our independent registered public accounting firm.

The Audit Committee has delegated its pre-approval authority to the Chair of the Audit Committee, who is authorized to pre-approve services to be performed by our independent registered public accounting firm and the compensation to be paid for such services until the next regularly-scheduled meeting of the Audit Committee, provided that in such case, the Chair shall provide a report to the Audit Committee at its next regularly scheduled meeting of any services and compensation approved by the Chair pursuant to the delegated authority. On a periodic basis, management reports to the Audit Committee the actual spending for projects and services compared to the approved amounts. All audit-related services performed by our independent registered public accounting firm in the calendar year ended December 31, 2024, were approved by the Audit Committee.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by BDO for the audit of our annual financial statements for the calendar years ended December 31, 2024 and 2023, and fees for other services rendered by BDO during those periods.

	2024	2023
Audit Fees(1)	$1,428,248	$1,240,100
Audit Related Fees(2)	$145,600	$145,500
Tax Fees	—	—

All Other Fees	—	—

Total	$1,573,848	$1,385,600

(1)

Relates to services rendered in connection with the annual audit of our consolidated financial statements, quarterly reviews of financial statements included in our quarterly reports on Form 10-Q, and fees related to the review of registration statements and prospectuses filed with the SEC.

(2)	Consists of fees for employee benefit plans financial statement audits.

Report of the Audit Committee

The Audit Committee acts under a written charter. You may obtain a copy of the charter in the “Company” section of https://www.hecla.com under “Governance & Ethics.”

In the performance of its oversight responsibilities, the Audit Committee (1) reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements for the calendar year ended December 31, 2024; (2) discussed with BDO the matters required to be discussed by the applicable requirements of the PCAOB and SEC; (3) received the written disclosures and the letter from BDO required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee regarding independence; and (4) discussed with BDO any relationships that may impact its objectivity and independence and satisfied itself as to the firm’s independence. During 2024, the Audit Committee worked with management, our internal auditor, and BDO to address Sarbanes-Oxley Section 404 internal control requirements. The Audit Committee met 10 times in 2024.

Company management is responsible for the assessment and determination of risks associated with the Company’s business, financial reporting, operations, and contractual obligations. The Audit Committee, together with the Board of Directors, is responsible for oversight of the Company’s management of risks. As part of its responsibilities for oversight of the Company’s management of risks, the Audit Committee has reviewed and discussed the Company’s enterprise-wide risk assessment, and the Company’s policies with respect to risk assessment and risk management, including discussions of individual risk areas as well as an annual summary of the overall process.

2025 Proxy Statement | 41

The Audit Committee has discussed with both Hecla’s internal auditor and BDO the overall scope of the plans for their respective audits. The Audit Committee regularly meets with a representative of the firm hired to serve as Hecla’s internal auditor and representatives of BDO, in regular and executive sessions, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of Hecla’s financial reporting and compliance programs.

Management is responsible for the Company’s financial reporting process, including establishing and maintaining adequate internal control over financial reporting and the preparation of the Company’s financial statements. BDO is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles. BDO is also responsible for performing an independent audit of the effectiveness of the Company’s internal controls over financial reporting and issuing a report thereon. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and BDO. Based on the review and discussion and the representations made by management and BDO, the Audit Committee recommended to the Board that the audited consolidated financial statements for the calendar year ended December 31, 2024, be included in the Company’s Annual Report on Form 10-K for the calendar year ended December 31, 2024, and filed with the SEC.

The material contained in this Audit Committee Report does not constitute soliciting material, is not deemed filed with the SEC, and is not incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (“Exchange Act”), whether made on, before, or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing, except to the extent that the Company specifically incorporates this Audit Committee Report by reference therein.

Respectfully submitted by

The Audit Committee of the

Board of Directors

Stephen F. Ralbovsky, Chair

Jill Satre

Charles B. Stanley

Alice Wong

PROPOSAL 3

Approval, On An Advisory Basis, Of Our Named

Executive Officer Compensation

Our Board seeks your vote to approve, on an advisory, non-binding basis, the compensation paid to our named executive officers (“NEOs”) for 2024 as set forth under the heading Compensation Discussion and Analysis (CD&A) on page 44, and related material. This proposal, commonly known as a “Say-on-Pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation as a whole. The Board believes that our current NEO compensation program is right for the Company and our shareholders. The program is designed to attract, retain, and motivate talented individuals who possess the executive experience and the leadership skills needed by the Company to maintain and increase shareholder value. We seek to provide NEO compensation that is competitive with that provided by companies in our peer group within the mining industry. We also seek to provide both short- and long-term financial incentives to our NEOs that reward them for superior performance and achieving financial results and strategic objectives that are expected to contribute to increased long-term shareholder value.

Underlying these incentives is a strong philosophy of “pay-for-performance” that forms the foundation of decisions regarding the compensation of our NEOs. This compensation philosophy, which has been consistent over many years, is designed to align the interests of our NEOs with the interests of our shareholders and is central to our ability to attract, retain and motivate executive leaders to guide the Company through market challenges over the long term.

The primary methods we use to align the interests of our NEOs with our shareholders include:

•	placing a vast majority (77.1%) of our non-interim CEO’s total compensation at-risk;

•	targeting total direct compensation of our NEOs at approximately the 50th percentile of peer compensation;

•	striking the right balance between short- and long-term compensation; and

•

selecting appropriate performance metrics, including market-based measures such as total shareholder return, annual financial and operational goals (such as production, cash flow, exploration, and safety).

Some highlights of our 2024 NEO compensation program include:

•	our 2024 Short-term Incentive Plan aligns 2024 payments to actual performance on pre-established targets, effectively linking NEO pay to the Company’s financial performance; and

•	our 2024 PSUs are tied to relative total shareholder return (TSR) over three years, effectively linking NEO pay to the Company’s long-term performance.

In 2024, of our shareholders who voted, 69% voted in favor of our NEO compensation program. This was lower than the Say-on-Pay vote support of approximately 97% in 2023. The Compensation Committee and our full Board took the Say-on-Pay vote outcome seriously and, as a result, we made changes, including to our short- and long-term incentive compensation program. In advance of our 2025 Annual Meeting, we conducted a shareholder engagement campaign to speak directly with some of our shareholders to discuss the changes we made. Our shareholder engagement campaign and related changes to our NEO compensation program are described in more detail in the section entitled “Shareholder Engagement” starting on page 55.

In considering how to vote on this proposal, we urge you to review the relevant disclosures in this Proxy Statement, particularly the CD&A section, which contains detailed information about our NEO compensation program. We have held our “Say-on-Pay” advisory vote annually since 2011. The next required shareholder vote to recommend the frequency of such votes is expected to occur in 2029.

The Board and the Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, the Compensation Committee will carefully review and consider the voting results when evaluating our NEO compensation program.

2025 Proxy Statement | 43

We are asking shareholders to approve the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, described in the CD&A, Summary Compensation Table for 2024, and the related compensation tables and narrative in the Proxy Statement for the Company’s 2025 Annual Shareholders’ Meeting, is hereby APPROVED.”

Required Vote

The advisory vote on NEO compensation will require the affirmative vote of a majority of votes cast at the Annual Meeting, whether in person or by proxy. See What Votes are Required for the Proposals on page 102.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to approve the compensation of our NEOs.

The Board recommends that you vote “FOR” approval of the compensation of our NEOs.

Compensation Discussion And Analysis And Other Information

This CD&A describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last calendar year to our NEOs, determined in accordance with SEC rules.

2025 Proxy Statement | 45

Our Compensation Committee (“committee”) strives to design a fair and competitive compensation program for executive officers that will attract, motivate, and retain highly qualified and experienced executives, provide incentives based on our performance and reward performance, with an overall emphasis on maximizing our long-term shareholder value. Our executive compensation program consists of several components, including base salary, short-term and legacy long-term performance awards (paid in cash or equity), equity awards, a deferred compensation plan and retirement benefits. The NEOs who are discussed throughout this CD&A and in the compensation tables are:

Name	Age	Principal Position

Rob Krcmarov	60	Current President and CEO (“CEO”)

Russell D. Lawlar	45	Sr. Vice President and Chief Financial Officer (“SVP-CFO”)

Michael L. Clary	57	Sr. Vice President and Chief Administrative Officer (“SVP-CAO”)

David C. Sienko	56	Sr. Vice President – General Counsel and Corporate Secretary (“SVP-GC”)

Robert D. Brown	56	Vice President – Corporate Development and Sustainability (“VP-CDS”)

Catherine J. Boggs	70	Former Interim President and CEO, Director (“ICEO”)

Phillips S. Baker, Jr.	65	Former President and CEO

Glossary of CD&A Terms

committee	Compensation Committee	2010 Stock Plan	2010 Stock Incentive Plan

STIP	Short-term Incentive Plan	KEDCP	Key Employee Deferred Compensation Plan

LTIP	Long-term Incentive Plan	Retirement Plan	Hecla Mining Company Retirement Plan, a defined benefit retirement plan

PSUs	Performance-based Units	SERP	Supplemental Excess Retirement Plan

RSUs	Restricted Stock Units	SEC	Securities and Exchange Commission

TSR	Total Shareholder Return	ESG	Environmental, Social and Governance

GAAP	Generally Accepted Accounting Principles in the United States	UCB	Underhand Closed Bench mining method

Dodd-Frank Act	Dodd-Frank Wall Street Reform and Consumer Protection Act	NYSE	New York Stock Exchange

AISC	All-In Sustaining Cost After By-Product Credits	AIFR	All-Injury Frequency Rate

401(k) Plan	Hecla’s Capital Accumulation Plan, a defined contribution retirement plan	AEMA	American Exploration & Mining Association

SME	Society for Mining, Metallurgy & Exploration	AgEq	Silver Equivalent Ounces

NEOs	Named Executive Officers	LTI	Long-term Incentive Components (LTIP, RSUs and PSUs)

HLRA	High Level Risk Assessment

46 | 2025 Proxy Statement

Executive Summary

We are the largest primary silver producer in the United States and Canada – and the oldest NYSE-listed precious metals mining company in North America (listed for 60 years). We produce more than 45% of all silver in the United States, and have operating mines in Alaska (Greens Creek), Idaho (Lucky Friday), Quebec, Canada (Casa Berardi), and Yukon Territory, Canada (Keno Hill). We also own a number of exploration and pre-development properties in world-class silver and gold mining districts throughout North America.

We delivered strong operation performance in 2024, meeting our consolidated silver production and cost guidance, while exceeding gold production targets. Strategically, our exploration program successfully maintained our silver reserve position, which, at the end of 2024, was the second highest in the Company’s history. We had particularly strong operating results at Keno Hill. Greens Creek and Lucky Friday generated a total of $228 million of free cash flow(3) during the year. Our robust cash generation and associated EBITDA enabled us to significantly improve our net leverage ratio from 2.7x to 1.6x, while simultaneously investing $215 million in total capital across our portfolio. Lucky Friday maintained its best safety AIFR of 1.4 for a full production year while delivering the highest tons mined and milled, and the most zinc produced in its 80-year history, as well as the highest silver production since 2000.

In 2024, we produced 16.2 million ounces of silver, 141,923 ounces of gold, 66,308 tons of zinc, and 52,515 tons of lead. We generated $218.3 million in cash provided by operating activities, with $27.3 million in exploration and pre-development and $43.3 million in ramp-up suspension costs.

We also had sales of $929.9 million and $26.9 million in cash and cash equivalents on our balance sheet. We revised our common stock dividend policy to eliminate the silver-linked component.

In 2024, some notable highlights include (i) successful restoration of Lucky Friday mine to full production in the first quarter after the underground fire in August 2023; and (ii) addition of copper as a new revenue stream that generated $0.4 million revenue.

After considering the positive and negative Company performance in 2024, the committee determined the STIP corporate performance was 92% of target; however, the committee used its negative discretion and reduced the award to 85%. Our 2022-2024 LTIP performance was 84.1% of target. Because of our TSR ranking, we did not achieve the 50th percentile of our peer group over the three-year performance period, which resulted in PSUs awarded to our NEOs in 2022 having zero value and therefore expiring.

In 2024, as a result of last year’s Say-on-Pay results and feedback we received in our shareholder engagement program, we terminated or modified several compensation plans as described below.

Key Operating and Significant Financial Results

The mining business requires long-term planning and implementation of operating strategies over several years to deliver successful operating and financial results. Accordingly, in the table below and summary that follows, we set forth our key operating and financial results for years 2024, 2023 and 2022.

	As of and for the Year Ended December 31,
Key Results	2024	2023	2022

Silver (ounces) produced	16,169,930	14,342,863	14,182,987

Gold (ounces) produced	141,923	151,259	175,807

Lead (tons) produced	52,515	40,347	48,713

Zinc (tons) produced	66,308	60,579	64,748

Sales (in millions)	$929.9	$720.2	$718.9

Net income (loss) (in millions)	$35.8	$(84.2)	$(37.3)

Basic income (loss) per common share	$0.06	$(0.14)	$(0.07)

Adjusted EBITDA (in millions)(4)	$337.9	$208.8	$217.5

Cash from operating activities (in millions)	$218.3	$75.5	$89.9

Cash and cash equivalents (in millions)	$26.9	$106.4	$104.7

(3)	Free cash flow is a non-GAAP measurement. See Appendix A for a reconciliation to GAAP.

(4)	Adjusted EBITDA is a non-GAAP measurement. See Appendix A for a reconciliation to GAAP.

2025 Proxy Statement | 47

Our overall operating and financial results are more fully described in Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K filed with the SEC on February 13, 2025. Some of our key achievements during 2024 were as follows:

Operational:

•	silver reserves of 240 million ounces, second highest in the Company’s 134-year history;

•	gold reserves of 2.2 million ounces;

•	produced 16.2 million ounces of silver, Hecla’s second highest, and 141,923 ounces of gold;

•	zinc production of 66,308 tons and lead production of 52,515 tons;

•	our Lucky Friday mine mitigated the damages to the #2 Shaft and restarted production in January 2024;

•	Keno Hill produced 2.8 million ounces of silver, meeting guidance of 2.7 – 3.0 million ounces;

•	copper became a payable metal for Greens Creek, resulting in a new revenue stream that generated $0.4 million copper sales; and

•	AIFR outperformed national average of mining companies by 6%.

Financial:

•	achieved record sales of $929.9 million;

•	generated net income applicable to common shareholders of $35.3 million and returned $24.9 million to our common shareholders through dividend payments;

•	made capital expenditures of approximately $214.5 million, including $47.8 million at Greens Creek, $49.6 million at Lucky Friday, $60.7 million at Casa Berardi, and $54.9 million at Keno Hill;

•	incurred $27.3 million on exploration and pre-development activities; and

•	raised $58.4 million in common stock sales under our ATM program with proceeds used to make repayments on our outstanding revolving credit facility balance.

Governance

•	added three new directors in 2024; and

•	our Board now consists of 38% women.

Benchmarking and Competitive Analyses

We have adopted a pay-for-performance philosophy that incentivizes performance by targeting base salaries below the median of our peer group but targeting incentives above the peer median. The total direct compensation of our NEOs is targeted at approximately the 50th percentile. The process of setting targeted compensation includes consideration of a NEO’s skills, experience, knowledge, and reputation in the industry, as well as Company needs.

Central to the pay review process is the selection of a relevant peer group. Because we operate in a global business that is dominated by Canadian companies, our peer group includes only two U.S. companies. In addition, we have a corporate office in Vancouver, British Columbia, where two of our executives and several other employees work. The committee reviews and determines the composition of our peer group on an annual basis. In May 2024, the committee approved the same peer group as used in the previous year.

48 | 2025 Proxy Statement

In 2024, our peer group was made up of the following 13 companies, which is the same peer group used for NEO compensation in 2023:

Company	Annual Revenue(1) ($US millions)	Market Cap(1) ($US millions)	Total Assets(1) ($US millions)	Corporate Location

Alamos Gold Inc. (NYSE: AGI)	1,347	7,744	5,336	Canada

B2Gold Corporation (NYSE: BTG)	1,902	3,228	4,814	Canada

Centerra Gold Inc. (NYSE: CGAU)	1,215	1,194	2,265	Canada

Coeur Mining Inc. (NYSE: CDE)	1,054	2,284	2,302	United States

Eldorado Gold Corporation (NYSE: EGO)	1,323	3,045	5,836	Canada

First Majestic Silver Corp. (NYSE: AG)	561	1,657	1,980	Canada

IAMGOLD Corporation (NYSE: IAG)	1,633	2,950	5,374	Canada

New Gold Inc. (NYSE: NGD)	925	1,973	2,004	Canada

NOVAGOLD Resources Inc. (NYSE: NG)	0	1,231	110	Canada

Pan American Silver Corporation (Nasdaq: PAAS)	2,819	7,336	7,203	Canada

Royal Gold, Inc. (Nasdaq: RGLD)	719	8,670	3,392	United States

SSR Mining Inc. (Nasdaq: SSRM)	996	1,412	5,189	Canada

Torex Gold Resources Inc. (OTC: TORXF)	814	1,692	1,487	Canada

Median	1,054	2,284	3,392

Hecla Mining Company (NYSE: HL)	930	3,102	2,981	United States

(1)	In $US millions as of year-end 2024.

The peer group is composed entirely of publicly held companies, all of which are engaged in the business of mining precious metals, with revenue, market capitalization and total assets within a reasonable range of Hecla’s. We believe these peer companies are appropriate because they are in the same industry, compete with us for executive talent, have executives in positions similar to ours, and are considered by the committee to be comparable to Hecla.

Over the years during our shareholder engagement discussions, some of our largest shareholders informed us that, compared to peer groups selected by proxy advisory firms, they consider the peer group chosen by us to be more relevant and appropriate for compensation and performance benchmarking purposes. The peer group selected last year by Glass Lewis included 11 of our 13 selected peers. The peer group selected by Institutional Shareholder Services (ISS) included only 3 of our 13 selected peers. The rest of the peer group selected by ISS contained U.S.-based companies in the industrial and specialty chemicals, plastics, coatings, nickel and cobalt-based alloys, steel products and other industries – companies and industries whose market fundamentals are materially different from that of the precious metals mining industry. We understand that ISS’s internal policies prohibit its inclusion of Canadian companies (which account for 11 of our peers) and require that Hecla be compared to companies having only similar revenue instead of similar market capitalization or total assets. We believe a fair compensation peer group, in terms of both industry profile and size, should not be selected for Hecla without including Canadian mining companies.

The committee reviewed an analysis of executive compensation levels at the 25th, median, and 75th percentiles of the peer group for positions comparable to those held by each of our NEOs. The committee also compared the target total cash compensation (base salary plus target STIP) for each of the NEOs against these benchmarks. For retention and competitive considerations, in comparison to the peer group data applicable to each NEO’s position, we generally target each NEO’s total direct compensation at the median level and deliver compensation above or below these levels when warranted by individual performance. In 2024, total direct compensation for our NEOs was targeted approximately at the median of the peer group.

2025 Proxy Statement | 49

In 2024, the committee approved a separate peer group to be used specifically with regard to TSR, which is the same as our 2023 TSR peer group, for purposes of our performance- based equity awards (PSUs), discussed below, which consisted of the following companies/funds:

Alamos Gold Inc. (NYSE: AGI)	Coeur Mining, Inc. (NYSE: CDE)	New Gold Inc. (NYSE: NGD)

B2Gold Corp. (NYSE: BTG)	First Majestic Silver Corp. (NYSE: AG)	Centerra Gold Inc. (NYSE: CGAU)

IAMGOLD Corporation (NYSE: IAG)	Van Eck Gold Miners ETF (ARCX: GDX)	Pan American Silver Corp. (Nasdaq: PAAS)

SSR Mining Inc. (Nasdaq: SSRM)	Van Eck Junior Gold Miners ETF (ARCX: GDXJ)	Eldorado Gold Corporation (NYSE: EGO)

Equinox Gold Corp. (NYSE: EQX)	Oceana Gold Corp. (OTCM: OCANF)	iShares Silver Trust (ARCX: SLV)

Fresnillo PLC (OTC: FNLPF)	Hochschild Mining plc (OTCM: HCHDF)	SPDR Gold Shares (ARCX: GLD)

Torex Gold Resources Inc. (OTC: TORXF)	Fortuna Silver Mines Inc. (NYSE: FSM)

Our executive compensation peer group is different from our TSR peer group. When setting executive compensation, we use a peer group made up of those with whom we compete for talent. For the TSR peer group we use a set of companies and ETFs for which we compete for investment dollars.

The Compensation Committee Process and the Role of Management and Human Resources Department

Role of the Committee. The committee, consisting entirely of independent members (Stanley, Johnson, Wong, and Boggs), has primary responsibility for executive compensation decisions. During her tenure as ICEO, Ms. Boggs did not serve on the committee. She was reappointed to the committee after finishing her role of ICEO. The committee carries out its responsibilities under a charter approved by the Board. The committee has the authority to approve all executive compensation, including our CEO’s (but not that of our independent directors, which is decided by the full Board). In 2024, management only received assistance from an independent executive compensation consultant to review and prepare the pay versus performance section of our proxy statement. The committee evaluated the Company’s compensation arrangements to determine if their provisions and operation created undesired or unintentional risks of a material nature. The committee found that our compensation policies and practices do not create inappropriate or unintended material risk to the Company as a whole. See Compensation Risk Analysis on page 49. Additionally, in 2024, the committee implemented compensation arrangements to support a CEO transition.

Role of Human Resources Department. In 2024, the committee determined the Company’s human resources department had the capacity to review and evaluate our executive compensation program and develop comparisons with the programs and NEO compensation levels of our peer companies. In 2024, the human resources department performed the following services:

•

evaluated the competitiveness of the total direct compensation package provided to Hecla’s executive officers; and specifically, compared Hecla’s current executive officer compensation with compensation provided to executives in similar roles at comparable peer group companies listed in the table below;

•

reviewed updated information regarding Hecla’s executive compensation program and the positions to be benchmarked, including organization charts, position descriptions, current total compensation, and other relevant data;

•

reviewed last year’s peer group to determine if the included companies continue to be appropriate and if any additional companies should be considered for inclusion, or removed from the peer group due to a merger, acquisition, etc.;

•

collected and analyzed compensation data from the most recent proxy filings of the peer group and summarized the market pay data and compared Hecla’s executive compensation levels to the peer group proxies;

•	analyzed the year-over-year change in compensation levels for Hecla compared to each market data source;

•	analyzed Hecla’s long-term incentive and equity practices compared to peers;

•	prepared a report to the committee summarizing the methodology used and findings; and

•	assisted the committee in meeting its obligation to issue a Compensation Committee Report recommending inclusion of the CD&A in the Proxy Statement.

50 | 2025 Proxy Statement

In June 2024, Hecla’s human resources department presented its competitive analysis findings and recommendations to the committee. The competitive analysis provided detailed comparative data for each executive officer position and assessed each component of pay, including base salary, short-term incentives, and total target compensation, as well as the mix of compensation among these pay elements across the Company’s peer group. The committee compared this information to the executive’s compensation by similarity of position. The committee also reviewed the Company’s performance and carefully evaluated each executive’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, current compensation arrangements and long-term potential.

Role of Management. The committee considers input from the CEO in making determinations regarding our executive compensation program and the individual compensation of each NEO (other than the CEO). As part of our annual review process, the CEO reviews the performance of the other NEOs and their contribution to the overall performance of the Company. Approximately mid-year, the CEO presents recommendations to the committee regarding base salary adjustments, target STIP awards, and stock-based grants, based on a thorough analysis of relevant market compensation data comparing Hecla with an applicable peer group within the mining industry. The CEO and SVP-CAO also make recommendations to the committee regarding the Company’s short-term quantitative goals, and long-term goals for the NEOs (other than the CEO), as well as recommendations regarding the participation in the Company’s stock-based compensation plans and amendments to the plans, as necessary.

Compensation Philosophy and Objectives

Management and the Board recognize that the mining industry is cyclical, influenced by market factors, and can include wide swings in the prices for precious metals, which are beyond management’s control, which can significantly influence our profitability and share price. Further, we operate in a competitive and challenging industry, and the supply of mining executives is extremely limited, particularly in the United States. As a result, having a viable compensation strategy is critical to our success.

We expect top-level performance from our executive management team during downturns in our industry and during periods of Company expansion. Accordingly, the criteria the committee has established for our performance-based awards have sometimes been particularly challenging to achieve. Nevertheless, even in years for which we have incurred a net loss, we have often performed better than most of our industry peers in key respects (e.g., reserves and resources replacement).

Our compensation philosophy is to pay our NEOs competitive levels of compensation that best reflect their individual responsibilities and contributions to the Company, while providing incentives to achieve our business and financial objectives. While comparisons to compensation levels at companies in our peer group are helpful in assessing the overall competitiveness of our compensation program, we believe our executive compensation program must also be internally consistent and equitable to achieve our corporate objectives.

The pay-for-performance philosophy of our executive compensation programs described in this Proxy Statement plays a significant role in our ability to produce strong operating, exploration, strategic, and financial results. It enables us to attract and retain a highly experienced and successful team to manage our business. The programs strongly support our business objectives and are aligned with the value provided to our shareholders. Further, as an executive’s level of responsibility within our organization increases, so does the percentage of total compensation we link to performance – through the short- and long-term incentive programs, as well as share price performance.

In setting policies and practices regarding compensation, the guiding philosophy of the committee is to:

•	have compensation that is primarily at-risk and based on strategic objectives and tactical activities;

•	acquire, retain, and motivate talented executives; and

•

total direct compensation is set within a competitive range of our peer group to ensure that it is appropriate and is aligned with the level of position, experience, skills, and performance of the executive.

The committee believes a mix of both cash and equity incentives is appropriate, as cash incentives reward executives for achieving both short- and long-term goals, while equity incentives align the interests of our executives with those of our shareholders. In determining the amount of the cash and equity incentives, the committee considers each officer’s total compensation on both a short- and long-term basis to assess the retention and incentive value of their overall compensation.

2025 Proxy Statement | 51

We also maintain (or avoid) the following pay practices that we believe enhance our pay-for-performance philosophy and further align our NEOs’ interests with those of our shareholders:

Pay for Performance – Best Practices

•	the compensation of identified peer companies based on industry and size criteria is considered to ensure that pay levels and program design for the NEOs are appropriate and competitive;

•	incentive awards are heavily dependent upon our stock performance and are measured against objective financial metrics;

•	the majority of total direct compensation for executives is performance-based as well as equity-based to align executives’ rewards with sustained shareholder value;

•	total direct compensation is set within a competitive range of our peer group to ensure it is appropriate and aligned with the level of position, experience, skills, and performance of the executive;

•

actual realized total direct compensation and pay positioning are designed to fluctuate with, and be commensurate with, actual annual and long-term performance, recognizing company-wide and individual results;

•	we grant PSUs that have value based on our TSR rank within our selected peer group and have no value if the share performance does not achieve the 50th percentile in the peer group;

•	robust stock ownership requirements for our executive officers and directors;

•	our change in control agreements contain a double trigger provision and upon a change of control there is no excise tax gross up;

•	time-based equity awards generally vest over a three-year period to promote retention;

•	our Insider Trading Policy provides that directors and officers are prohibited from hedging or pledging any securities of the Company;

•	each of the Company’s incentive plans (STIP, LTIP, KEDCP, and 2010 Stock Plan) have clawback provisions;

•

our NEOs, including our CEO, generally must remain employed with the Company through the payment date of their short- and long- term awards, or the awards are forfeited, except in limited cases upon qualifying terminations of employment;

•

our Insider Trading Policy prohibits all directors, executive officers, and certain other employees from purchasing or selling any Company securities three weeks before through two days after the public release of any of our periodic results, or at any other time during the year while in possession of material non-public information about the Company;

•	compensation programs designed to discourage unnecessary or imprudent risk taking;

•	caps on performance-based cash and equity incentive compensation; and

•	annual review and approval of executive compensation strategy.

Compensation Program – Best Practices

•	we conduct an annual shareholder engagement program and use that input when considering our program decisions and pay practices;

•	we disclose our corporate performance goals and achievements relative to these goals;

•	we devote considerable time to management succession planning and leadership development efforts;

•

we have a clawback policy that enables the Board to recoup compensation in the event of a financial restatement or misconduct, which mitigates compensation-related risk and complies with applicable SEC rules and NYSE listing standards. See Clawback Policy on page 67 for additional information;

•

we maintain robust stock ownership guidelines for executive officers and non-management directors. See Non-Management Director Stock Ownership Guidelines on page 38, and Stock Ownership Guidelines for NEOs on page 67 for additional information;

•

we prohibit our executive officers and all non-management directors, from engaging in any form of hedging transaction involving Hecla securities, holding Hecla securities in margin accounts and pledging stock as collateral for loans in a manner that could create compensation-related risk for the Company; and

•	we do not provide excise tax gross ups.

52 | 2025 Proxy Statement

Elements of Total Compensation

We have a multifaceted compensation program. For the year ended December 31, 2024, our NEO compensation program consisted of the following elements:

PAY ELEMENT METRICS OBJECTIVES PAGE Key Feature: Designed to be near the 50th percentile of Provide a fixed level of cash compensation for 56 Base Salary our peer group. performing day-to-day responsibilities. Terms: Paid semi-monthly. Key Features: The Companys STIP pool is targeted at Focus executives on achieving the Companys 57 STIP a fixed percentage of all salaried employees targeted short-term goals, and the performance steps STIP award, but the actual STIP pool is based on necessary to achieve longer-term objectives. achievement of measurable pre-established Company goals. Terms: Determined by the committee and paid in a single payment following the performance period. Awarded in the first half of each year. Designed to be awarded in cash but may be paid in equity (in full or part). Except as set forth below, any NEO receiving a STIP award must be employed with the Company at the time of payment, or their award is forfeited. Key Features: Based on corporate goals achieved over Focus executives on longer-term value creation as 62 LTIP a three-year performance period. A new three-year determined by the specific targets of the plan. performance period begins each calendar year and PAY performance units are granted in the first half of each year. Each three-year plan identifies key long-term objectives that are expected to create long-term value for shareholders such as increasing reserves and production, generating cash flow and shareholder returns. The committee determined to discontinue the LTIP starting in 2024 to align our executive compensation program with our peers. The only INCENTIVE remaining open LTIP performance period is the 2023-2025 LTIP. Terms: Determined by the committee and paid in a single payment following the three-year performance period. Awarded in the first half of each year. Designed to be awarded in cash but may be paid in equity (in full or part). Any NEO receiving a LTIP award must be employed with the Company at the time of payment, or their award is forfeited, except in the cases of death, disability, or in some cases retirement, or as otherwise described below. At the time of an employees retirement, in order to receive any LTIP award that otherwise becomes payable, the employee must at least be age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have seven or more years of service with the Company; or (iii) 68 (Retirement Eligible). If the participant meets these age and years of service requirements, their prorated portion for outstanding plan periods will be paid after the completion of those plan periods.

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PAY ELEMENT METRICS OBJECTIVES PAGE Key Features: RSU awards are denominated in Align managements interests with those of 64 RSUs currency value and delivered in shares with a vesting shareholders and provide incentive for NEOs to schedule of generally three years for NEOs. remain with the Company for the long term. Terms: RSUs are generally granted between May and August of each year. If a NEO leaves the Company for any reason, other than death, disability, or in some cases retirement or as described below, before the vesting date, they will forfeit their RSUs. If a NEO retires after becoming Retirement Eligible and before their RSUs have vested, their RSUs will continue to vest based on the applicable vesting schedule. Key Features: PSUs realize more value the higher the Provide incentive for executives to remain with the 64 EQUITY TSR ranks within the selected peer group and have no Company for the long term and to align the PSUs value if the share performance falls below the 50th executives interests with those of shareholders. percentile among the peer group. Terms: PSUs are generally granted to the executives in the second quarter of each year and are based on a three-year TSR. If an executive leaves the Company for any reason, other than death, disability, or in some cases retirement or as otherwise described below, before the vesting date, they will forfeit their PSUs. If an NEO retires after becoming Retirement Eligible and before their PSUs have vested, their PSUs to continue to vest based on the applicable vesting schedule. Key Features: Participation in retirement plans, partial Attract and retain highly qualified executives. Benefits company-paid health, dental and vision insurance, life insurance, and accidental death and dismemberment insurance. Terms: Same terms for all U.S.-based executives. Non-U.S. executives receive similar benefits.

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Targeted Compensation

Our executive compensation program – composed primarily of base salary, short-term and legacy long-term incentives, and equity awards – is intended to align the interests of our NEOs with the long-term interests of our shareholders. The program is designed to accomplish this by rewarding performance that results in an increase in the value of our shareholders’ investment in Hecla. We believe the proportion of at-risk, performance-based compensation should comprise a significant portion of executive pay.

2024 Target Compensation Structure

The following table lists total 2024 target compensation for the NEOs.

NEO	Base Salary ($)	STIP Target Award ($)	Equity(5) ($)	Total ($)

Krcmarov(1)	850,000	935,000	3,195,000	4,980,000

Lawlar	379,500	379,500	736,000	1,495,000

Clary	345,000	345,000	686,550	1,376,550

Sienko(2)	345,000	345,000	686,350	1,376,550

Brown	330,000	231,000	625,350	1,186,350

Boggs(3)

Baker(4)	825,000	1,031,250	—	1,856,250

(1)

In connection with his appointment as President and CEO, we agreed to grant Mr. Krcmarov approximately $1,930,000 in RSU’s with a three-year vesting period and approximately $1,265,000 in target PSUs under our 2025 PSU program. Given the timing of Mr. Krcmarov’s appointment, these awards were not granted in 2024.

(2)

In connection with Mr. Sienko’s promotion in August 2024 and our peer group analysis, his salary was increased from $330,000 to $345,000, and his STIP target was increased from 70% to 100%, or $231,000 to $345,000, respectively.

(3)

Ms. Boggs served as the ICEO from May 22, 2024 to December 11, 2024. Given the temporary and transitional nature of Ms. Boggs’ role, she did not participate in our regular NEO compensation program. Please see below for a discussion of Ms. Bogg’s compensation for her role as ICEO.

(4)	Mr. Baker retired from the Company on May 22, 2024, and therefore forfeited his 2024 STIP award and was not granted any equity awards in 2024.

(5)	Consists of the target values for RSUs and PSUs as follows:

NEO	RSUs ($)	PSUs ($)	Total Equity Award Value ($)

Krcmarov	1,930,000	1,265,000	3,195,000

Lawlar	368,000	368,000	736,000

Clary	343,275	343,275	686,550

Sienko	343,275	343,275	686,550

Brown	312,675	312,675	625,350

Boggs*	—	—	—

Baker*	—	—	—

*	See footnotes 3 and 4 above.

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Total Compensation Mix

The mix of compensation for our CEO and other NEOs, which we believe is similar to our peer group, is shown below. For this purpose, the compensation of our CEO as of December 31, 2024, Mr. Krcmarov, was used. “Other NEOs” excludes our former and interim CEOs during 2024.

Overview of our Compensation Decisions and Results for 2024

Summary

Shareholder Engagement. As described above, in 2024, of our shareholder who voted, 69% voted in favor of our NEO compensation program. This was lower than the Say-on-Pay vote support of approximately 97% in 2023. While we have a history of strong engagement with our shareholders, in order to better understand this vote result and solicit shareholder feedback, we undertook a shareholder engagement campaign following our 2024 Annual Meeting. We contacted institutional shareholders representing approximately 239.7 million shares to, among other things, discuss our executive compensation program, policies, and practices, solicit feedback, and ensure that we had insight into the issues that were most important to our shareholders so that we could better understand their perspectives. Our offer to engage was accepted by one institutional shareholder representing approximately 2.8 million shares and one proxy advisory firm. These discussions included our SVP – CAO, SVP – GC, VP – CDS, VP – Investor Relations and Treasurer, and Assistant Secretary.

During these meetings, we received valuable feedback on our executive compensation program. We discussed the reasons for opposition to, or support of, our Say-on-Pay resolution for 2023 NEO compensation. Key feedback we received and our responses, including related changes to our annual and long-term incentive compensation programs, is described in the chart below.

Area of Focus	What we Heard	How We Responded

LTIP	Lacked pre-established, objective, and formulaic performance goals.	Starting with 2024, we discontinued the LTIP and allocated long-term incentives to RSUs and PSUs.

STIP	Lacked measurable qualitative goals and. provided the Compensation Committee positive discretion to adjust formulaic payouts.	Starting with 2024, we eliminated the qualitative and positive discretionary components. The STIP is now based entirely on quantitative performance metrics (and negative discretion where appropriate).

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Area of Focus	What we Heard	How We Responded

Retirement Plan	N/A	As part of our ongoing evaluation of best practices, we froze our Retirement Plan, which is a defined benefit pension plan, to eliminate any additional participants, including our new President and CEO.

KEDCP	N/A	As part of our ongoing evaluation of best practices, we froze our KEDCP to eliminate future deferrals under the KEDCP.

Change-in-Control and Severance	Excessive cash separation benefits under certain scenarios for the President and CEO.	Our former President and CEO was eligible for a severance benefit under his Change-in-Control Agreement that exceeded three times his annual cash compensation. Starting with our new CEO, the benefit is now two times his annual cash compensation.

CEO Transition. In 2024, our actions included implementing compensation arrangements to support a CEO transition. On May 22, 2024, Phillips S. Baker, Jr., retired from his position as the Company’s then-President and CEO. Immediately following Mr. Baker’s retirement, the Company appointed Catherine “Cassie” J. Boggs to serve as Interim President and CEO (“ICEO”). In connection with her role as ICEO, Ms. Boggs received a monthly salary of $106,000, payable 60% in cash and 40% in shares of the Company’s common stock. In connection with her services as ICEO, Ms. Boggs was not eligible for an annual cash bonus opportunity. The committee determined this was appropriate not only given the temporary and transitional nature of Ms. Bogg’s role and her existing meaningful financial stake in the Company but also given that at the time she commenced her role as ICEO, nearly half of the performance period within our 2024 annual performance-based incentive program had elapsed. Given the unique nature of Ms. Bogg’s compensation, it is not included in the tables and narrative immediately below, which cover the regular NEO compensation program for non-interim CEOs. Please see the Summary Compensation Table for 2024 for more detailed information on the economics of Ms. Boggs’ compensation for her services as our ICEO. In light of the termination of his employment, Mr. Baker did not receive any RSUs or PSUs in 2024.

Following an extensive candidate search and interview process, our Board appointed Rob Krcmarov as our President and CEO effective November 7, 2024. In connection with his appointment, Mr. Krcmarov and the Company executed an offer letter (Offer Letter). Pursuant to the Offer Letter, he will receive an initial base salary of $850,000 and be eligible to participate in the Company’s STIP with a target for his position of 110% of base salary, with the opportunity to receive a higher or lower payout depending on the Company’s performance. In January 2025, Mr. Krcmarov also received $1,930,000 in RSUs vesting over three years. He will also receive $1,265,000 target PSUs (to be awarded in June 2025). Since the RSUs were not awarded until January 2025 and the PSUs will not be granted until June 2025, they are not included in the Grants of Plan-Based Awards Table for 2024. The Company also provided Mr. Krcmarov with relocation assistance and agreed to assist him with certain tax filings. These benefits were not provided until 2025 and are therefore not included in the Summary Compensation Table for 2024. In determining Mr. Krcmarov’s compensation, the committee noted that we actively compete with other companies in seeking to attract and retain a skilled executive management team. This is particularly prevalent in our industry, where there are a number of companies intensely competing for highly qualified candidates. In determining Mr. Krcmarov’s initial equity awards and relocation assistance, the committee took into account the compensation opportunity he forfeited when he separated from his prior employee.

In connection with his appointment, the Company also entered into a Change in Control and Severance Agreement with Mr. Krcmarov. Mr. Krcmarov’s eligibility for severance payments and benefits reflects the Company’s historical severance payments and benefits structure for executive officers and is consistent with similar arrangements provided by our peers.

With respect to our non-CEO continuing NEOs, in 2024:

•

The base salary for Mr. Sienko was increased by approximately 5% and his target annual bonus increased from 70% of base salary to 100%, due to his promotion to SVP – GC, and in response to our peer group analysis;

•	the assessment of our STIP corporate performance quantitative factors was 92% of target; however, the committee used its negative discretion and reduced the award to 85% of target;

•	the 2022-2024 LTIP resulted in a payout to the NEOs of $75.69 per unit compared to a target of $90 per unit, or 63% of target, and was paid in common stock; and

•

PSU performance against the peer group achieved below threshold results due to our TSR ranking of 14th among the 20 peers in our group for the 2022-2024 period. Placing 14th among the peer companies, resulted in no award. See 2022-2024 PSU Results on page 65 for further information.

Base Salary

Design. The committee targets NEO base salaries at the approximate median among Hecla’s peer group. An individual NEO’s base salary may be set above or slightly below this range for that particular position, depending on the committee’s subjective assessment of

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the individual NEO’s experience, expected future contribution, retention concerns, and the recommendation of our CEO (other than for the CEO). The committee does not use a quantitative formula to determine the base salary levels of any of the NEOs. The committee reviews NEO salaries at least annually as part of its overall competitive market assessment, as previously described. Typically, the committee makes annual salary adjustments in the middle of each calendar year, effective for the 12-month period from July 1 to June 30.

Analysis and Decision. In June 2024, the committee reviewed an analysis prepared by the Company’s human resources department, but did not adjust any base salaries. In August, 2024, the committee adjusted the base salary for Mr. Sienko by approximately 5% due to his promotion to SVP – GC and to better align his compensation level to the current peer group median for 2024.

The following table shows annualized base salaries for all non-interim NEOs from July 1, 2023 through December 31, 2024:

Annualized Base Salary for NEOs July 1, 2023 through December 31, 2024

NEO	7/1/23 thru 6/30/24 Salary ($)		7/1/24 thru 12/31/24 Salary ($)

Krcmarov	—		850,000

Lawlar	379,500		379,500

Clary	345,000		345,000

Sienko	330,000		345,000	(1)

Brown	330,000		330,000

Baker	825,000	(2)	—

(1)	Mr. Sienko’s base salary was increased due to his promotion to SVP – GC in August 2024.

(2)	Mr. Baker retired in May 2024.

Incentive Plans

STIP

Consistent with Hecla’s pay-for-performance philosophy, substantially all salaried employees, including our NEOs, are eligible to participate in the STIP. In February 2024, the committee reviewed and approved the proposed 2024 STIP goals. In February 2025, the committee reviewed the Company’s 2024 performance and approved a STIP pool based on the performance.

Target Opportunities. Each NEO has a target STIP award expressed as a percentage of base salary (prorated for Mr. Krcmarov in 2024). The target award is determined based on the following: market analysis and the committee’s market positioning assessment; the individual NEO’s organization level, scope of responsibility and ability to impact Hecla’s overall performance; and internal equity among the NEOs. Actual awards are paid after the end of the STIP performance period (usually end of March or beginning of April) and can range from 0% to 200% of the target awards, based on the committee’s assessment of the Company’s actual performance and the performance of the NEO. Having a limit on our STIP awards reduces the likelihood of windfalls to executives and encourages financial discipline. It is also consistent with typical peer group practice.

For 2024, target STIP award opportunities for the NEOs were as follows:

NEO	Target STIP (% of base salary)

Krcmarov	110%

Baker	125%

Lawlar	100%

Clary	100%

Sienko*	100%

Brown	70%

*	Mr. Sienko’s target STIP was increased from 70% to 100% in August 2024 due to his promotion to SVP – GC. When calculating Mr. Sienko’s 2024 STIP, we used a prorated approach.

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Performance Measures and Components. Our management develops proposed targets and goals for each Company performance measure based on a variety of factors, internal budgets, forecasts and growth targets, market expectations and strategic objectives. The committee reviews the targets and goals and then approves a performance-based compensation strategy consistent with shareholder interests. The committee also believes incentive compensation targets should be established to drive real and sustainable improvements in operating performance and the strategic position of the Company.

Performance Factors. For 2024, the performance factors under the STIP were divided into five factors (including weighting): safety (10%), environmental (10%), operations (25%), financial goals (45%), and exploration (10%).

2024 Safety Metrics (10%)

AIFR (5%)

AIFR Result	AIFR Reduction Target		Factor Value

0.87		Maximum	10%

1.22		Target	5%

1.37		Minimum	0%

The AIFR reduction target was set at 1.22, which was Hecla’s best prior result. Maximum was set at 0.87, and threshold was set at Hecla’s three-year trailing average of 1.37. Hecla’s actual AIFR for 2023 was 1.45. The 2024 AIFR was 1.86, which did not meet the threshold and resulted in a favor value of 0%.

Leading Indicators (5%)

Leading Indicators	Leading Indicators Target		Factor Value

120%		Maximum	10%

110%		Target	5%

100%		Minimum	0%

The leading indicator goal was created to motivate positive safety behaviors at mine sites such as hazard identification, risk reduction and management field presence. Each site set targets for three leading indicators. For the leading indicator roll-up, threshold was for the sites to achieve, on average, 100% of their targets; target was to reach 110%; and maximum was to exceed 120%. Examples of leading indicators include: (i) regular systematic inspections, field engagement/interactions, and corrective actions applying engineered or higher controls. The mine sites achieved 107% of target, which was between threshold and target and resulted in a factor value of 1.75%.

2024 Environmental (10%)

Reduction in Reportable Incidents

Reduction%	Reduction in Reportable Incidents Target		Factor Value

20%		Maximum	20%

10%		Target	10%

0%		Minimum	0%

The Environmental goal is focused on reducing the number of reportable incidents by operating site. Each site will have a value of one-quarter of the 10% overall target value, or 2.5% each. Target for each site was to reduce their reportable incidences by 10%, based on their respective two-year trailing averages. Threshold was based on the two-year trailing average figures. Maximum was set at a 20% reduction. In order to achieve maximum value, each site would need to reduce its reportables by 20%. Three of the sites achieved at least a 20% reduction, while at the other sites reportable incidents increased. The 2024 reduction in reportable incidents was between target and maximum which resulted in a factor value of 15%.

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2024 Operations (25%)

Silver Equivalent Ounce Production

Production Result	Production in Silver Equivalent Ounces (includes all metals) Target		Factor Value

103%		Maximum	40%

100%		Target	25%

<97%		Minimum	0%

Target was set at achieving budgeted production results, or 100% of budgeted AgEq ounces, which was 40.6M AgEq ounces based on conversion ratios using average 2024 prices. Threshold was set at a decrease of 1,300,000 AgEq ounces, and maximum was set at an increase of 1,300,000 AgEq ounces. 2024 AgEq ounce production resulted in only 38M AgEq ounces, 94% of target, or roughly 2.6M AgEq ounces below target. The results were below threshold, which resulted in a factor value of 0%.

2024 Financials (45%)

Mine Site Operating Cash Flow (15%)

Mine Site OCF	Mine Site Operating Cash Flow Target		Factor Value

$223M		Maximum	30%

$182M		Target	15%

$126M		Minimum	0%

The 2024 benchmarks were based on production at budgeted prices of $20/oz. silver, and $1,850/oz. gold for threshold, $23/oz. and $2,020/oz. for target, and $25/oz. and $2,050/oz. for maximum. We convert gold, lead, and zinc to silver equivalent ounces, at the following ratios: 84.2 oz. silver to 1 oz. gold, 29.3 lbs. of lead to one ounce of silver, and 20.8 lbs. of zinc to one ounce of silver. The conversion ratios are based on the average 2024 metals prices. The combined metal production results were approximately 93.6% of budget. Our 2024 mine site operating cash flow was $217.2M which was between target and maximum, which resulted in a factor value of 27.9%.

AISC/AgEq ounce (15%)

Capital Result	AISC/AgEq Ounce Target		Factor Value

$13.00		Maximum	30%

$15.00		Target	15%

$16.00		Minimum	0%

Target was set at $15/oz. which was approximately the budgeted AISC of $14.90/oz. Threshold was set at 107% of target at $16/oz., and maximum was calculated at roughly 87% of target, which was $13/oz. Our 2024 AISC per AgEq ounce was $13.07, which was near maximum value and resulted in a factor value of 29.5%.

Capital Spending (15%)

Capital Spending	Capital Spending Target		Factor Value

$197M		Maximum	30%

$210M		Target	15%

$231M		Minimum	0%

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This goal was based on the Board’s approved revised budget of $210M in capital. Threshold was set at approximately 110% of target, and maximum was set at $197M, which was the original approved budgeted capital spending figure. Our 2024 capital spending was $215M, which was between threshold and target, resulting in a factor value of 12%.

2024 Exploration (10%)

Maintaining Reserves (5%)

The target was to maintain reserves. Threshold was set at replacing 50% of the AgEq ounces mined at Greens Creek, Keno Hill, and Lucky Friday. Maximum was set at adding 25M AgEq ounces. The targeted AgEq ounces were 559M, and we ended the year with 564M AgEq ounces, thus adding roughly 5M AgEq ounces. In 2024, we added 4.6M AgEq ounces of reserves company wide, resulting in a factor value of 5.9%.

Adding Resources (5%)

The target was set at adding 10M AgEq ounces. Threshold was set at maintaining existing AgEq ounces, and maximum was set at adding 75M AgEq ounces. In 2024, our resources decreased, which resulted in a factor value of 0%.

Discretionary Factor. Based on Company and individual performance for 2024, the committee determined to assess a negative discretionary factor of 7%, for a total quantitative factor of 85% to more accurately reflect the performance results for 2024.

Summary of 2024 STIP Results

In summary, 2024 was a difficult year for Hecla, largely due to production shortfalls and higher than budgeted costs of production. Permitting issues at Keno Hill and Casa Berardi continued to create difficulty throughout the year. Safety performance was well below the targeted level, and we failed to replace resources. Higher than budgeted metals prices mitigated the impact of the negative issues discussed above (other than operating cash flow that was well above the targeted levels). The higher than anticipated base metals prices resulted in by-product credits that lowered our AISC below expected levels. Our environmental goal had a positive aspect, with 3 of the 4 operating mines achieving their goal of reducing reportable environmental exceedances by 10%.

2024 STIP Results	Performance Value

Safety

• AIFR Reduction	0%

• Leading Indicators	2%

Environmental	15%

Operations – AgEq	0%

Financial Goals

• Operating Cash Flow	28%

• AISC / Ag oz.	30%

• Capital Spending	12%

Exploration

• Reserves	6%

• Resources	0%

Performance Value	92%

Negative Discretionary Factor	(7%)

Total Performance Value	85%

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NEO Year-end 2024 Performance as a Group. The STIP resulted in a Company-wide corporate performance that the committee concluded to be 92% but used a negative discretionary factor of (7%), for a total corporate performance value of 85%. Each NEO’s performance is mostly based on the Company-wide corporate performance as a whole; however, the committee believes that other corporate goals specifically achieved under each NEO’s area of responsibility should be taken into account, as they support and help achieve the Company-wide strategic objectives. After the end of the year, the committee reviews and sets the corporate performance value, and the CEO reviews each other NEO’s performance against certain corporate performance goals in their area of responsibility and makes a recommendation to the committee. The following is a summary description of the 2024 corporate performance results, which is also based on the following for the NEOs as a group, except our CEO. Our former CEO retired on May 22, 2024. Mr. Krcmarov joined the Company on November 7, 2024, and received a prorated portion of the 2024 STIP.

•	obtained dismissal with prejudice of class action lawsuit;

•	coordinated transition of new CEO and Board members;

•	resolved regulatory matters on favorable terms;

•	implemented more governance and internal policies and procedures;

•	successfully secured full $50 million insurance settlement for the Lucky Friday incident within 12 months of the fire event;

•	expanded the Company’s credit facility by 50% to $225 million while maintaining favorable collateral and pricing requirements;

•	improved talent in finance department while streamlining and improving financial reporting;

•	insulated Company from tariffs on concentrate, while improving terms regarding gold grade, and copper and zinc payment;

•	completed the first Hecla-wide safety culture survey;

•	held a Company-wide Hecla Safety Day, with all corporate leaders on-site at the various locations, with a synchronized all hands tools-down discussion of safety with the ICEO;

•

audits of active site obligation register and water management systems at all four active sites were completed in 2024. HLRAs were completed for at least one significant aspect identified during the audits; and

•	The Libby Exploration Project draft Environmental Assessment was submitted to the US Forest Service on December 30, 2024.

2024 STIP Award Summary

Set forth in the table below is each NEO’s target award and actual award, which was paid in cash to each NEO.

Name	Base Salary ($)	Base Salary Factor (%)	Target STIP ($)	% of Target(1) (%)		Cash Award(2) ($)

Krcmarov	850,000	110	935,000	85		132,458

Lawlar	379,500	100	379,500	80		303,600

Clary	345,000	100	345,000	80		276,000

Sienko	345,000	100	345,000	90		301,500	(3)

Brown	330,000	70	231,000	85		196,350

Baker	825,000	125	1,031,250	—	(4)	—	(4)

(1)

The percentages listed for each of the NEOs (other than Mr. Krcmarov), generally include achievement of corporate goals and may include any corporate goals specifically achieved under the NEOs’ area of responsibility.

(2)	The amount reported in this column was paid in cash and is included in the Summary Compensation Table for 2024 on page 72 under “Non-Equity Incentive Plan Compensation.”

(3)	Mr. Sienko was promoted to SVP – GC in August 2024, and his base salary was increased by 5%, and his target STIP increased from 70% to 100% His 2024 STIP award was prorated accordingly.

(4)	Mr. Baker retired on May 22, 2024, and therefore he did not receive a 2024 STIP award.

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LTIP

The committee determined to discontinue the LTIP starting in 2024 to align our executive compensation program with our peers. The only remaining open LTIP performance period is the 2023-2025 LTIP.

Previously, we used the LTIP to focus employees on meeting long-term (three-year) performance goals. The LTIP was also designed to attract and retain employees in a highly competitive market for talent. The committee considers mining and general industry market practices, as well as the long-term objectives of the Company, when determining the terms and conditions of long-term incentive goals, such as resource additional, production, and cash flow generation. Under the LTIP, a new performance period began each calendar year and runs for three years. The three-year performance period recognizes that some value-creating activities require a significant period of time to be implemented and for measurable results to accrue. Starting a new performance period each year also gives the committee flexibility to adjust for new business conditions, circumstances, or priorities in setting the performance metrics and goals for each three-year cycle. Performance units are assigned to each NEO at the beginning of each three-year period and provide the basis for the amount of awards made to each NEO under the LTIP. Performance units are designed to encourage management to deliver long-term value. Performance units reinforce Hecla’s business strategy by clearly establishing our key performance elements (e.g., reserve growth, production growth, and cash flow) and the associated long-term performance objectives that must be met for us to be successful and create value for shareholders. LTIP awards are paid out in the first half of the year following the end of each performance period, upon approval by the committee. At the discretion of the committee, the payouts may be in the form of cash, common stock, or a combination of both.

Summary of 2022-2024 LTIP. In February 2022, the committee approved the 2022-2024 LTIP, which has a target value of $90 per unit and a maximum potential value of $525 per unit. The 2022-2024 LTIP consists of four performance goals (target reserve growth, 2 million ounces (based on silver equivalent including gold); target resource growth, 40 million ounces (based on silver equivalent including gold), target production growth, 90 million ounces (silver equivalent, including only gold); and mine site operating cash flow target, $800 million, plus a TSR multiplier (If Hecla’s absolute three-year TSR is positive, the plan qualifies for the multiplier. If the absolute three-year TSR is negative, the payout is limited to the amount achieved through the three LTIP components, and the multiplier will be no higher than 100%. Payout under the LTIP takes place in late March or early April of the year following the three-year LTIP period, upon approval by the committee.

The measured performance goals for the 2022-2024 LTIP were maintenance of reserves, resource growth, production, and cash flow generation – as well as a positive or negative multiplier based on TSR. The committee concluded these goals were important for the following reasons:

•

Maintenance of reserves. Silver-equivalent reserves remain a fundamental value creator. We need to replace and add reserves to extend mine lives and grow production. This is critical to the achievement of our long-term success. In the context of this plan, reserves include the silver equivalent of gold but not base metals. Silver equivalent reserve and resource growth included gold converted to silver equivalent at a ratio of one ounce of gold to 82.5 ounces of silver.

•

Silver equivalent resource growth. Exploration success is needed in order to add to and increase resources to a sufficient size for conversion to reserves for potential new mining opportunities. Silver equivalent reserve and resource growth included gold converted to silver equivalent at a ratio of one ounce of gold to 82.5 ounces of silver.

•

Production growth. One of the most important components of value creation is demonstrable production growth (includes silver and gold, but not base metals). The gold to silver ratio is set at 82.5. In order to incentivize consistent and sustained production growth, the performance value will be reduced by 10% for any year, within the three-year LTIP period when the production for the current year is lower than the production for the prior year.

•

Mine site operating cash flow less capital. We endeavor to ensure that each operating site generates free cash flow, and this net cash contribution goal reflects that operating philosophy. The silver and gold costs per ounce and production at each mine site, were those contained in our long-range plan for the three-year period. This goal also includes the impact associated with any acquisitions (or dispositions) of operating mine sites.

TSR is a key element of the LTIP because it provides a relative performance metric to our peers. This component of the LTIP is different than the other components in that the TSR serves as a multiplier (either positive or negative). This component insures alignment of the results of the other components with share performance. If our relative TSR performance is in the mid-range (9th – 14th), the multiplier is 100% of the value achieved by the other three components and thus has no positive or negative affect on the unit value earned. If our relative TSR is in the top 8, the multiplier is positive and thus would enhance the unit value because the relative TSR was strong. If our relative TSR is in the bottom 9, the multiplier is negative and would reduce the overall value earned through the three-unit value factors. Regardless of the unit value earned by the unit value factors, in the event the absolute TSR is negative, the multiplier is limited to no greater than 100% of the value earned by the unit value factors. In order to achieve maximum levels, we must maintain a positive TSR on an absolute basis.

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2022-2024 LTIP Targets and Results

Measured Performance Goal	Target Amount	Actual Amount

Maintenance of silver-equivalent reserves (includes only gold)	0 million AgEq	(6) million AgEq

Silver-equivalent resource growth (includes only gold)	40 million AgEq	129 million AgEq

Production of silver-equivalent ounces	90 million	83.4 million

Mine site operating cash flow	$800 million	$826 million

TSR	Median	Median

Maintenance of Reserves. During the first and third years of the 2022-2024 Plan period, we achieved growth in the reserves but experienced a decrease in reserves during the second year. The reserve losses in 2023, which were largely in gold, slightly offset the reserve gains from 2022 and 2024, and resulted in a decrease in reserves of approximately 6 million silver equivalent ounces, which was below target, but above threshold. This resulted in a payout of $17 per unit.

Resource growth. During 2022 and 2023, resource growth was strong due to the acquisition of the Keno Hill mine and ATAC property in the Yukon. Both silver and gold resources were added in 2022 and 2023. Resources were not replaced in 2024 largely due to a limited exploration program. Over the course of the three-year plan period, 129 million silver equivalent ounces were added to the resource. This resulted in a payout of $22.25 per unit.

Production growth. Production was approximately 7% below budget across the three-year plan period. Underperformance at Keno Hill, the 2023 fire at Lucky Friday, and East Mine closure at Casa Berardi contributed to the shortfall. The three-year summary resulted in the production of 83.4 million AgEq or 7% below target. This unit value for the production component was $0.

Mine site operating cash flow. During 2022 and 2023, mine site operating cash flows were below target by roughly 10%. During 2024, cash flows exceeded target by approximately 29%, resulting in a three-year mine site operating cash flow that was $26 million above target. This resulted in a payout of $36.44 per unit.

TSR. Hecla’s relative TSR over the three-year LTIP period was negative 4.6% and ranked 14th among the 20 peer companies (inclusive of Hecla). According to the plan, rankings of 9th through 14th among the peer group as the mid-range and earned a 100% multiple. Because the TSR multiple was 100%, it had no effect on the payout.

2022-2024 LTIP Award Summary

The 2022-2024 LTIP achieved a payout of $75.69 per unit, which was $14.31, or 16% below target for the performance period.

The following chart shows the number of performance units awarded in 2022 to each NEO then employed with us, the unit value achieved, the total amount of the award (number of units x $75.69 = total award value). The committee approved the 2022-2024 LTIP awards be paid in the form of Hecla common stock.

Name	2022-2024 Performance Units (#)	Unit Value ($)	Total Amount of Award(1) ($)	Number of Shares Received(2) (#)

Krcmarov(3)	—	—	—	—

Lawlar	3,500	75.69	264,915	50,556

Clary	3,300	75.69	249,777	47,667

Sienko	3,150	75.69	238,424	45,501

Brown	3,150	75.69	238,424	45,501

Boggs	—	—	—	—

Baker(4)	10,000	—	—	—

(1)

The amount reported in this column was paid in equity to the NEO and is also reported (in its dollar value) in the Summary Compensation Table for 2024 on page 72 under “Non-Equity Incentive Plan Compensation.” Mr. Baker departed the Company in May 2024, and therefore he did not receive a 2022-2024 LTIP payout.

64 | 2025 Proxy Statement
(2)	Payments were made in stock, determined by dividing the cash value of the payout by the closing price of the Company’s common stock on the NYSE on February 24, 2025 ($5.24).

(3)	Mr. Krcmarov joined the Company on November 7, 2024, and was not entitled to an award under the 2022-2024 LTIP.

(4)	Mr. Baker retired on May 22, 2024, and his 2022-2024 LTIP was forfeited.

Equity

We have no program, plan, or practice to time the grant of stock-based awards relative to the release of material non-public information or other corporate events. All equity grants to executive officers are approved by the committee at regularly scheduled meetings or, in limited cases involving key recruits or promotions, by a special meeting or unanimous written consent. The grant date is the meeting date, or a fixed, future date specified at the time of the grant. It is not our practice to issue stock options to our NEOs (or any other employee). If we grant options in the future, we anticipate that we would do so consistent with applicable laws and our current cadence for granting equity awards. Under the terms of our 2010 Stock Plan, the fair market value of any award is determined by the closing price of our common stock on the NYSE on the date of grant or a fixed, future date specified at the time of grant. In addition, the committee typically makes equity grants to NEOs in the first half of the year.

RSUs

RSUs are granted to the NEOs under the 2010 Stock Plan. RSUs are used to (i) retain our NEOs, and (ii) to align their interests with the long-term interests of our shareholders. With the exception of Messrs. Baker and Krcmarov, and Ms. Boggs, the committee awarded RSUs to each of the other NEOs in June 2024. The RSUs vest in three equal amounts with vesting dates of June 21, 2025, June 21, 2026, and June 21, 2027. See Grants of Plan-Based Awards for 2024 on page 74. Please see “CEO Transition” on page 54 for a discussion of 2024 compensation actions taken with respect to Messrs. Baker and Krcmarov, and Ms. Boggs.

We do not credit RSUs with dividend equivalents. In order to incentivize recipients to continue working for the Company, RSU awards require both an age and years of service trigger in order to qualify for continued vesting of the RSUs as of the employee’s retirement. The 2010 Stock Plan provides that for purposes of the RSU awards, in order to receive such continued vesting, the grantee must be at least age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have seven or more years of service with the Company; or (iii) 68. If one of the above requirements is met, the recipients will receive their RSUs on applicable vesting dates.

With the exception of Messrs. Baker and Krcmarov, and Ms. Boggs, in 2024, we granted the following RSUs to our NEOs under the 2010 Stock Plan:

NEO	Value of RSUs Units ($)	Number of Shares(1) (#)

Krcmarov	—	—

Lawlar	368,000	71,180

Clary	343,275	66,397

Sienko	343,275	65.571

Brown	312,675	60,479

Boggs	—	—

Baker	—	—

(1)	Number of shares was determined by dividing the value of the RSUs awarded by the closing price of our common stock on the NYSE on June 21, 2024 ($5.17).

PSUs

We grant PSUs to certain executive officers, including our NEOs. The value of the awards is based on the ranking of the TSR performance of our common stock relative to the TSR performance of the common stock of a group of peer companies over a three- year measurement period. The number of shares to be issued is based on the target value of the awards divided by the share price at grant date. The compensation cost is measured using a Monte Carlo simulation to estimate their value at grant date.

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With the exception of Messrs. Baker and Krcmarov, and Ms. Boggs, in June 2024, the committee granted PSUs to our other NEOs with the target values listed below. The value of these PSUs will be based on the TSR of our common stock for the three-year period from January 1, 2024, through December 31, 2026, based on the percentile rank listed below within a group of peer companies. Please see “CEO Transition” on page 54 for a discussion of 2024 compensation actions taken with respect to Messrs. Baker and Krcmarov, and Ms. Boggs.

NEO	Target Value of PSUs ($)	Number of Shares(1) (#)

	—	—

Krcmarov	—	—

Lawlar	368,500	71,180

Clary	343,275	66,397

Sienko	343,275	65,571

Brown	312,675	60,479

Boggs	—	—

Baker	—	—

(1)	Number of shares was determined by dividing the target value of the PSUs by the closing price of our common stock on the NYSE on June 21, 2024 ($5.17).

Company TSR Rank Among Peers	TSR Performance Multiplier

25th percentile	Threshold award at 25% of target

50th percentile	Target award at grant value

100th percentile	Maximum award at 200% of target

If Hecla’s performance is below the 25th percentile, the award is zero. If Hecla’s performance is between the 25th and 50th percentile, the award is at target. If Hecla’s performance is between the 50th and 100th percentile, the award is at maximum. For any award, the number of shares issued at the conclusion of the three-year performance period (December 31, 2025), will be determined by using the share price on the date of original grant.

Hecla’s TSR performance versus that of our peer group will be based on a comparison of the average closing share price over the last sixty (60) calendar days prior to January 1, 2024 (the base price) with the average closing share price over the last sixty (60) calendar days of the three-year performance period to determine relative share value performance and ranking among peers.

The industry peer group used for purposes of the 2022-2024 TSR PSUs discussed above is listed on page 49.

2022-2024 PSU Results

In February 2025, the committee certified the results of the PSUs granted in 2022 to our then NEOs. These PSUs had a three- year performance period ended December 31, 2024, with vesting and payout based on the Company’s TSR compared to our TSR peer group (consisting of 20 companies and funds) from January 1, 2022 through December 31, 2024. The following table shows the calculation of the PSU results at the end of the three-year performance period on December 31, 2024. During this three-year performance period, Hecla ranked 14th among the 20 peer group companies based on TSR from 2022 through 2024, which resulted in a payout percentage of 0% of the NEOs’ targeted PSU award values. Please see the proxy statement filed in 2023 for details regarding the performance metrics.

To determine the relative share performance, Hecla’s TSR performance versus that of TSR peer group companies was based on a comparison of the average closing share price over the last sixty (60) calendar days prior to January 1, 2022 (the base price) with the average closing share price over the last sixty (60) calendar days of the three-year performance period (ended December 31, 2024).

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The table below details the value of the PSUs based on the estimated outcome as of the date of grant. These values for the 2022 PSUs are reflected in the applicable Grants of Plan-Based Awards for 2022 table from our 2023 Proxy Statement, and the realized value of the common stock received upon settlement of the awards on February 24, 2025.

Executive(1)	Target Number of PSUs Granted in 2022 (#)	Number of 2022 PSUs Earned (#)

Baker	146,726	—

Lawlar	29,345	—

Clary	27,088	—

Sienko	25,959	—

Brown	25,959	—

(1)	Mr. Krcmarov and Ms. Boggs were not employees during 2022 and did not receive PSUs.

Other

Nonqualified Deferred Compensation Plan. We maintain the KEDCP, a nonqualified deferred compensation plan, under which participants may defer all or a portion of their annual base salary, performance-based compensation awarded under our STIP and LTIP, RSUs and PSUs granted under the 2010 Stock Plan. Participants may elect to have their deferred base salary, STIP (cash or common stock) or LTIP (cash or common stock) awards credited to an investment (cash award) or stock account (for stock awards only). The KEDP was frozen effective January 2025.

Prior to January 1, 2025, deferred RSUs and PSUs could also be credited to a stock account. The deferral features promoted alignment of the interests of participants with those of our shareholders. Investment accounts are credited monthly with an amount based on the prime rate for corporate borrowers. Participants receive distributions from their accounts only upon separation from service with us, a fixed date or schedule selected by the participant, death, disability, an unforeseeable emergency, or a change in control, as these events are defined under Section 409A of the Internal Revenue Code. The amounts deferred are unfunded and unsecured obligations of Hecla, receives no preferential standing, and are subject to the same risks as any of our other general obligations. In 2024, the committee froze the KEDCP, preventing new participants from joining the KEDCP. Effective January 2025, no existing participant (including NEOs) can make a new deferral election. Additional details about the KEDCP are described in the narrative accompanying the Nonqualified Deferred Compensation for 2024 table on page 80.

Benefits. We provide our employees with a benefits package that is designed to attract and retain the talent needed to manage Hecla. In 2024, the committee froze any new participation in the Retirement Plan for U.S. employees. The U.S. NEOs, are eligible to receive, health, vision and dental plans, PTO plans such as vacations and holidays, and our 401(k) plan, which includes matching contributions by Hecla of up to 6%. Canadian NEOs are eligible to participate in a similar benefits package. NEOs are eligible to receive certain additional benefits, as described below. The committee intends for the type and value of such benefits offered to be competitive with general market practices.

Other Qualified and Nonqualified Benefit Plans. Under the Final Average Salary Retirement Plan, which is a defined benefit plan, upon normal retirement, participants are eligible to receive a monthly benefit equal to a certain percentage of their final eligible Average Annual Earnings for each year of credited service. Participants in the Cash Balance Retirement Plan, which is a defined benefit plan, are eligible to take a lump sum distribution of their benefits. Additional details about the Retirement Plans are in the narrative accompanying the Pension Benefits table on page 78. Under the SERP, the amount of any benefits not payable under the Retirement Plan because of the limitations imposed by the Internal Revenue Code and/or the Employee Retirement Income Security Act (ERISA), and certain reductions of benefits, if any, due to a deferral of salary made under our KEDCP, may be paid out of our general funds, or a Rabbi Trust, to employees who are adversely affected. The Retirement Plan and SERP defined eligible earnings for purposes of the plans to include base salary plus any other cash incentives up until July 1, 2013, after which only base salary plus one-half of STIP compensation is included (no LTIP compensation is included).

Personal Benefits. We believe perquisites should be limited in scope and value. As a result, we have historically provided limited perquisites to our executive officers, typically consisting of relocation benefits for specific recruitment needs. Prior to his retirement from the Company in May 2024, the Company incurred costs for personal benefits provided to Phillips S. Baker, Jr., the Company’s former CEO. Because Mr. Baker did not reimburse the Company for these costs prior or subsequent to his retirement, we are required under SEC rules to disclose the costs of perquisites in the Summary Compensation Table for 2024 on page 72. We do not anticipate providing similar benefits in the future.

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Stock Ownership Guidelines for NEOs

We believe that it is important to encourage our executive officers to hold a material amount of our common stock and to link their long- term economic interest directly to that of our shareholders. To achieve this goal, in June 2012, the committee and Board established stock ownership guidelines for the Company’s senior management. The guidelines for the CEO are six times base salary, and for the other executive officers, two times base salary. These guidelines must be achieved 5 years after the executive officer is hired or promoted to such position. Unvested RSUs and shares held directly are considered owned for purposes of the guidelines. If an executive officer becomes subject to a greater ownership amount due to a promotion or an increase in base salary, they must meet the higher ownership requirement within three years.

Because of fluctuations in the Company’s stock price, in February 2016, the committee and the Board amended the stock ownership guidelines to provide a valuation methodology that consists of valuing the shares held by using the average closing price of the Company’s common stock on the NYSE for the previous calendar year. Because share prices of all companies are subject to market volatility, the Board believes that it would be unfair to require an executive to buy more shares simply because Hecla’s stock price drops. In the event there is a significant decline in Hecla’s stock price that causes an executive’s holdings to fall below the applicable threshold, the executive will not be required to purchase additional shares to meet the threshold, but they generally may not sell or transfer any shares until the threshold has again been achieved.

With the exception of Mr. Krcmarov, who is not yet required to meet the minimum shareholding requirements due to assuming his current role on November 7, 2024, as of December 31, 2024, all other NEOs meet the guidelines. In the calculations for our NEOs, we include shares directly held, shares held in their 401(k) account, and unvested RSUs. We do not include unvested PSUs.

Additional information regarding shares held by our NEOs is included in the Security Ownership of Certain Beneficial Owners and Management table on page 94.

Clawback Policy

In August 2023, we amended our clawback policy to comply with the new SEC and NYSE rules. Under our clawback policy, in the event of an accounting restatement, the Company will reasonably promptly seek to recover erroneously awarded incentive compensation from executive officers. A finding of misconduct by such executive officers, or a finding of responsibility for any accounting error leading to an accounting restatement, shall not be a requirement for seeking recovery of the erroneously awarded compensation. In the event of a restatement of our financial results as a result of material non-compliance with financial reporting requirements, the Board will review incentive compensation that was paid to our current and former executive officers under the Company’s STIP and LTIP (or any successor plans), based solely on the achievement of specific corporate financial goals (Incentive Award) during the three completed fiscal years immediately preceding the accounting restatement date. If any Incentive Award would have been lower had it been calculated based on the Company’s restated financial results, the Board will, unless determined to be impracticable, seek to recover from any executive officer, any portion of an Incentive Award paid in excess of what would have been paid based on the restated financial results.

The policy does not apply in any situation where a restatement is not the result of material non-compliance with financial reporting requirements, such as any restatement due to a change in applicable accounting rules, standards or interpretations, a change in segment designations or the discontinuance of an operation.

Insider Trading Policy

Our insider trading policy prohibits the Company, all directors, executive officers (as defined under Section 16 of the Exchange Act) and certain other employees designated as insiders from purchasing or selling any Company securities three weeks before through two days after the public release of any of our periodic results (including the filing of any Form 10-Q or Form 10-K). That same group, including all, not just certain employees are prohibited by the same policy, from purchasing or selling any Company securities at any other time during the year while in possession of material non-public information about the Company. In addition, directors and officers are prohibited from short-term trading, short sales, options trading, trading on margin, hedging or pledging any securities of the Company. We believe our insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to Hecla.

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Change in Control Agreements

We have entered into change in control agreements (CIC Agreements) with each of our NEOs. Under the terms of our CIC Agreements, the CEO and the other NEOs are entitled to payments and benefits upon the occurrence of specified events, including termination of employment (with or without cause) following a change in control of the Company. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of calendar year-end, are described in detail in the section titled Potential Payments Upon Termination or Change in Control on page 80.

The committee believes that these CIC Agreements are important for a number of reasons, including providing reasonable compensation opportunities in the unique circumstances of a change in control that are not provided by other elements of our compensation program. Further, change in control benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that key executives will leave Hecla before a transaction closes. The committee also believes these agreements motivate the executives to make decisions that are in the best interests of our shareholders in the event of a pending change in control. These agreements provide executives with the necessary job stability and financial security during a change in control transaction and the subsequent period of uncertainty to help them stay focused on managing Hecla rather than on their own personal employment situation. The committee believes that all these objectives (i) serve our shareholders’ interests, (ii) are an essential component of the executive compensation program and, (iii) are necessary to attract and retain senior talent in the highly competitive talent market in which we compete.

The change in control provisions were developed by the Company and the committee based on market and industry competitive practices. The Company and the committee periodically review the benefits provided under the CIC Agreements to ensure that they serve our interests in retaining our key executives, are consistent with market and industry practice, and are reasonable.

Tax and Accounting Considerations

Our compensation programs are affected by each of the following:

Accounting for Stock-Based Compensation. We consider certain requirements of GAAP in determining changes to policies and practices for our stock-based compensation programs.

Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code of 1986, as amended (Code Section 162(m)), generally provides that compensation in excess of $1 million paid to the CEO, Chief Financial Officer, and certain other employees, including NEOs (covered employees), of a public company will not be deductible for U.S. federal income tax purposes.

Our primary objective in designing and administering our compensation policies is to support and encourage the achievement of our strategic goals and to enhance long-term shareholder value. We also believe that it is important to preserve flexibility in administering compensation programs. For these and other reasons, the committee has determined that it will not necessarily seek to limit executive compensation to the amount that would be fully deductible under Code Section 162(m).

The committee will continue to monitor developments and assess alternatives for managing the deductibility of compensation payments and benefits to the extent reasonably practicable, as determined by the committee to be consistent with our compensation policies and in the best interests of the Company and our shareholders.

Section 409A of the Internal Revenue Code. Section 409A imposes additional significant taxes in the event that an executive officer or director receives “deferred compensation” that does not satisfy the requirements of Section 409A. Our plans are intended to be exempt from, or comply with, Section 409A.

Compensation Risk Analysis

The committee has engaged in a thorough risk analysis of our compensation plans, programs, policies, and practices for all employees. This includes advice from the Company’s SVP – CAO describing the executive compensation program, and describing risk mitigation characteristics, if any, of the Company’s short- and long-term incentive programs. The committee believes the design of our compensation programs, the governance of our programs, and our risk oversight process guard against imprudent risk taking that could have a material adverse effect on the Company.

Compensation Committee    Interlocks and Insider    Participation

The members of the committee are set forth in the Compensation Committee Report. There are no members of the committee who were officers or employees of Hecla or any of our subsidiaries during the calendar year. Mr. Johnson was an executive officer of Hecla from 1983 to 1999, as well as for Hecla’s subsidiary, Hecla Limited. Mr. Johnson currently receives a monthly retirement and SERP payment from the Company for his years of service. There are no other relationships requiring disclosure under the proxy rules promulgated by the SEC or the NYSE.

Compensation Committee Report

The committee has reviewed and discussed the CD&A with Hecla’s CEO and SVP – CAO, and based on its review and discussions, the committee recommended to the Board, and the Board has approved, the CD&A included in this Proxy Statement and incorporated by reference in Hecla’s Annual Report on Form 10-K for the year ended December 31, 2024.

Respectfully submitted by

The Compensation Committee of the

Board of Directors

Charles B. Stanley, Chair

Catherine J. Boggs

George R. Johnson

Alice Wong

Compensation of Named

Executive Officers

Summary Compensation Table for 2024

The following compensation tables provide information regarding the compensation of our NEOs for the year ended December 31, 2024, determined in accordance with SEC rules.

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(4) ($)	All Other Compensation ($)		Total ($)
Rob Krcmarov President and CEO	2024	93,500	—	132,458	—	462	(5)	226,420
Russell D. Lawlar Sr. Vice President – Chief Financial Officer	2024	379,500	595,670	568,515	70,653	23,469	(5)	1,637,807
	2023	352,688	329,041	472,350	38,428	22,569		1,215,076
	2022	294,792	306,052	674,891	—	20,818		1,296,553
Michael L. Clary Senior Vice President – Chief Administrative Officer	2024	345,000	555,646	525,777	476,587	23,469	(5)	1,926,479
	2023	320,625	303,738	462,000	1,353,530	22,463		2,462,356
	2022	281,042	282,509	778,688	—	20,711		1,362,950
David C. Sienko Senior Vice President – General Counsel and Secretary	2024	326,875	554,730	539,924	137,319	22,339	(5)	1,579,459
	2023	306,875	263,057	342,000	—	22,420		934,352
	2022	281,042	268,235	671,250	—	20,711		1,241,238
Robert D. Brown(6) Vice President – Corporate Development and Sustainability	2024	330,000	506,118	434,774	130,664	7,987	(5)	1,409,543
	2023	315,000	275,679	383,250	86,114	8,066		1,068,109
	2022	282,000	268,235	761,250	—	20,415		1,331,900
Catherine J. Boggs Former Interim President and CEO, Chair of Board	2024	606,735	407,701	—	—	—		1,014,436

Phillips S. Baker, Jr. Former President and CEO	2024	358,188	—	—	44,250	1,764,140	(5)	2,166,578
	2023	784,375	1,216,206	1,434,375	685,029	22,568		4,142,554
	2022	722,917	1,205,255	2,630,625	—	21,069		4,579,866

(1)

Mr. Baker retired on May 22, 2024. Ms. Boggs served as our ICEO from May 22, 2024 until November 7, 2024. Mr. Krcmarov became our President and CEO on November 7, 2024. Consequently, the salaries presented for them are prorated. In accordance with SEC rules, the salary presented for Ms. Boggs also includes $180,000 in director fees paid to her for 2024.

(2)

Represents RSUs awarded and PSUs granted in each of fiscal years 2024, 2023 and 2022. The amounts represent the aggregate grant date fair value of the awards granted to each NEO computed in accordance with stock-based accounting rules (FASB ASC Topic 718). Assumptions used in the calculation of these amounts are included in Note 12 – Stockholders’ Equity to our calendar year 2024 consolidated financial statements, which is included in our Annual Report on Form 10-K filed with the SEC on February 13, 2025. Consistent with the requirements of FASB ASC Topic 718, the value of PSUs is based on the estimated outcome as of the date of grant. In accordance with FASB ASC Topic 718, this result is based on a relative TSR result modeled using a Monte Carlo simulation. In accordance with SEC rules, the amount presented for Ms. Boggs reflects stock awards granted to her in 2024 in connection with her service as (i) a member of our Board (FASB ASC Topic 718 grant date fair value of $125,533, and (ii) our ICEO (FASB ASC Topic 718 grant date fair value of $282,168). Please see the Grants of Plan-Based Awards for 2024 table on page 74 for more information about the awards granted to our NEOs in 2024.

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(3)

This column represents the performance payments paid to our NEOs for the calendar years 2024, 2023, and 2022 under our STIP and for the LTIP plan periods, 2022-2024, 2021-2023, and 2020-2022. As described in the Compensation Discussion and Analysis, Ms. Boggs was not eligible for an STIP opportunity in 2024. The committee determined this was appropriate not only given the temporary and transitional nature of Ms. Bogg’s role and her existing meaningful financial stake in the Company but also given that at the time she commenced her role as ICEO, nearly half of the performance period within our 2024 annual performance-based incentive program had elapsed. Mr. Baker retired on May 22, 2024, at which time he forfeited his STIP and LTIP opportunities. Mr. Krcmarov became our President and CEO on November 7, 2024; consequently, the 2024 STIP presented for him is prorated. The 2024 STIP was paid 100% in cash. The 2022-2024 LTIP was paid in common stock. At the election of the NEO, the 2023 STIP was paid in cash or common stock. The 2021-2023 LTIP was paid in common stock. The 2022 STIP and 2020-2022 LTIP were paid in cash. The awards for each of the plan years are as follows:

Name	Year	STIP Award ($)	LTIP Plan Period	LTIP Units (#)	Unit Value ($)	LTIP Award ($)	Total STIP and LTIP ($)	Total STIP and/or LTIP Paid in Cash ($)	Total STIP and/or LTIP Paid in Shares (#)

Krcmarov	2024	132,458	—	—	—	—	132,458	132,458	—

Lawlar	2024	303,600	2022-2024	3,500	75.69	264,915	568,515	303,600	50,556	*

	2023	303,600	2021-2023	3,000	56.25	168,750	472,350	—	106,385

	2022	419,100	2020-2022	2,067	123.75	255,791	674,891	674,891	—

Clary	2024	276,000	2022-2024	3,300	75.69	249,777	525,777	276,000	47,667	*

	2023	293,250	2021-2023	3,000	56.25	168,750	462,000	293,250	38,007

	2022	525,000	2020-2022	2,050	123.75	253,688	778,688	778,688	—

Sienko	2024	301,500	2022-2024	3,150	75.69	238,424	539,924	301,500	45,501	*

	2023	173,250	2021-2023	3,000	56.25	168,750	342,000	—	77,027

	2022	300,000	2020-2022	3,000	123.75	371,250	671,250	813,425	—

Brown	2024	196,350	2022-2024	3,150	75.69	238,424	434,774	196,350	45,501	*

	2023	214,500	2021-2023	3,000	56.25	168,750	383,250	—	86,318

	2022	390,000	2020-2022	3,000	123.75	371,250	761,250	761,250	—

Boggs	2024	—	—	—	—	—	—	—	—

Baker	2024	—	2022-2024	—	—	—	—	—	—

	2023	928,125	2021-2023	9,000	56.25	506,250	1,434,375	1,434,375	—

	2022	1,640,625	2020-2022	8,000	123.75	990,000	2,630,625	2,630,625	—

*

Consists only of LTIP awards, which were paid 100% in common stock. The number of shares was determined based by using the closing price of Hecla’s common stock on the NYSE on February 24, 2025 ($5.24).

(4)

The amounts reported in this column for 2024 are changes between December 31, 2023 and December 31, 2024 in the actuarial present value of the accumulated pension benefits. Pension values will typically increase from year-to-year due to increasing age, years of service, and average annual earnings, and can fluctuate significantly due to changes in the assumptions used to determine the present value. The Change in Pension Value and Nonqualified Deferred Compensation Earnings column (the “Pension Value column”) is calculated pursuant to SEC requirements and is based on assumptions used in preparing the Company’s audited financial statements for the applicable calendar years. As a non-U.S. citizen, Mr. Brown is not a participant in the Hecla Mining Company Retirement Plan, or the unfunded SERP. In lieu of participation in these plans, Mr. Brown is expected to receive a similar supplement benefit as if he had participated in these plans. See Retirement Plan on page 78 for a description of non-U.S. employee’s retirement benefits.

(5)	Includes the following:

NEO	Matching 401(k) Contribution ($)		Annual Life Insurance Premium ($)		Unused Vacation ($)	Other ($)		Total ($)

Krcmarov	—		462		—	—		462

Lawlar	20,700		2,769		—	—		23,469

Clary	20,700		2,769		—	—		23,469

Sienko	19,613		2,726		—	—		22,339

Brown	6,287	(i)	1,700	(ii)	—	—		7,987

Boggs	—		—		—	—		—

Baker	20,700		1,154		79,324	1,662,962	(iii)	1,764,140

74 | 2025 Proxy Statement
(i)

This amount is in lieu of the 401(k) match made on behalf of Mr. Brown. Canadian employees are excluded from participation in the 401(k) Plan. Mr. Brown is paid in Canadian funds. The amounts reported are in U.S. dollars based on the applicable exchange rates as reported in The Bank Canada from time-to-time.

(ii)	Life insurance premium is paid in Canadian funds. The amounts reported are in U.S. dollars based on the applicable exchange rates as reported in The Bank Canada from time-to-time.

(iii)

Includes $1,539,862 for shares covered by RSUs and PSUs Mr. Baker remained eligible to earn following his retirement (based on the closing stock price of our common stock and, for PSUs, the probability of achievement of the applicable performance goals, in each case as of the date of Mr. Baker’s retirement). In addition, includes the following personal benefits for which Mr. Baker did not reimburse the Company prior to his departure: (i) $30,695 for home repairs and maintenance; (ii) two months’ apartment rental for Mr. Baker and his guests; (iii) over-reimbursement to Mr. Baker for a taxicab fare; (iv) travel, lodging and food expenses for Mr. Baker and his guests, including to attend Company-sponsored events; and (v) $48,440 in U.S. federal taxes the Company was required to remit to tax authorities on Mr. Baker’s behalf.

(6)

Mr. Brown receives his compensation in Canadian funds. The amounts reported for Mr. Brown are in U.S. dollars based on the applicable exchange rates as reported by The Bank of Canada from time-to-time during this time period.

The following table shows all plan-based awards granted to the NEOs during 2024.

Grants of Plan-Based Awards for 2024

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(1) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Rob Krcmarov(2)

Restricted Stock Units								—	—

Performance-based Shares					—	—	—	—	—

STIP(8)		—	935,000	1,870,000

Russell D. Lawlar

Restricted Stock Units(3)	06/21/24							71,180	368,000

Performance-based Shares(4)	06/21/24				35,590	71,180	142,360	71,180	227,670

STIP(8)		—	379,500	759,000

Michael L. Clary

Restricted Stock Units(3)	06/21/24							66,397	343,272

Performance-based Shares(4)	06/21/24				33,198	66,397	132,794	66,397	212,374

STIP(\8)		—	345,000	690,000

David C. Sienko

Restricted Stock Units(3)	06/21/24							65,571	343,272

Performance-based Shares(4)	06/21/24				30,239	60,479	120,958	65,571	209,730

STIP(8)		—	345,000	690,000

Robert D. Brown

Restricted Stock Units(3)	06/21/24							60,479	312,675

Performance-based Shares(4)	06/21/24				30,239	60,479	120,958	60,479	193,443

STIP(8)		—	231,000	462,000

Catherine J. Boggs

Board Member Deferred Shares(5)	06/21/24							24,281	125,533

Interim CEO Equity(6)	05/31/24							2,089	12,304

Interim CEO Equity	06/28/24							8,742	42,398

Interim CEO Equity	07/31/24							7,334	42,390

Interim CEO Equity	08/30/24							7,150	42,399

Interim CEO Equity	09/30/24							6,356	42,394

Interim CEO Equity	10/31/24							6,533	42,399

Interim CEO Equity	11/07/24							1,594	9,882

Interim CEO Equity	11/30/24							5,887	32,496

Interim CEO Equity	12/12/24							2,804	15,506

Phillips S. Baker, Jr.(7)

Restricted Stock Units	—							—	—

Performance-based Shares	—				—	—	—	—	—

STIP		—	1,031,250	2,062,500

2025 Proxy Statement | 75
(1)

With the exception of Ms. Boggs, whose equity awards are discussed in footnote 6, the RSU amounts represent the aggregate grant date fair value of the awards granted to each NEO computed in accordance with stock-based accounting rules (FASB ASC Topic 718). Assumptions used in the calculation of these amounts are included in Note 12 – Stockholders’ Equity to our calendar year 2024 consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC on February 13, 2025 (the “Form 10-K”). Consistent with the requirements of FASB ASC Topic 718, the value of PSUs is based on the estimated outcome as of the date of grant. In accordance with FASB ASC Topic 718, this result is based on a relative TSR result modeled using a Monte Carlo simulation. The amounts in this column reflect the aggregate grant date fair value of the PSUs for accounting purposes determined in accordance with SEC rules and do not reflect the actual economic value that may be realized by the NEO at the end of the relevant three-year performance period.

(2)	Mr. Krcmarov joined the Company on November 7, 2024. He did not receive any RSUs until January 2025 and will be granted PSUs in June 2025. He received a prorated amount for the 2024 STIP.

(3)

Represents the number of RSUs granted on June 21, 2024 to the NEOs under the terms of the 2010 Stock Incentive Plan. The restrictions lapse for one-third of the RSUs on June 21, 2025, one-third on June 21, 2026 and one-third on June 21, 2027, at which time the units are converted into shares of our common stock. The grant date fair value of the RSUs is the number of RSUs multiplied by the closing price of the Company common stock on the grant date of June 21, 2024 ($5.17).

(4)

Represents the number of PSUs of Hecla common stock granted under the 2010 Stock Incentive Plan, having a target value for each NEO of: Lawlar, $368,000; Clary, $343,275; Sienko, $343,275; and Brown, $312,675, with the potential of up to 200% of the target number of shares covered (subject to specific performance terms and conditions established for these shares) awarded to the NEOs under the 2010 Stock Incentive Plan. Determination of the actual number of these PSUs to be received by the NEOs will be based on the TSR of Hecla common stock for the three-year period from January 1, 2024 through December 31, 2026, based on the following percentile rank within peer group companies:

•	100th percentile rank among peers = maximum award at 200% of target;

•	50th percentile rank among peers = target award at grant value;

•	20th percentile rank among peers = threshold award at 25% of target.

Hecla’s TSR performance versus that of peer group companies will be based on a comparison of the average share price over the last 60 calendar days prior to January 1, 2024, as the base price, and the average share price the last 60 calendar days of the three-year performance period, plus dividends, to determine relative share value performance and ranking among peers.

(5)

On June 21, 2024, Ms. Boggs was granted $125,000 in Company common stock as part of her equity grant as a member of the Board. The number of common shares granted was determined by dividing $125,000 by the average closing price for Hecla’s common stock on the NYSE for the prior calendar year ($5.148) ($125,000 ÷ $5.148 = 24,281). See footnote 3 to under Non-Management Director Compensation for 2024 on page 37. From the 24,281 shares, she elected to receive 75% of the shares immediately (18,211 shares) and to defer 25% (6,070 shares) until October 1, 2026.

(6)

Ms. Boggs was appointed ICEO immediately following the termination of Mr. Baker on May 22, 2024. Under the terms of the Interim Chief Executive Officer Agreement (the “ICEO Agreement”), Ms. Boggs received $106,000 per month, which was paid 60% in cash and 40% ($42,400) in vested common stock at the end of each month. Partial months of service were prorated. The number of shares of vested common stock paid to her was determined by dividing the 40% monthly equity fee by the closing price of the Company’s common stock on the NYSE on the last NYSE trading day of the applicable month, or on the last trading day prior to the termination of the ICEO Agreement, and the amounts presented in the last column of this table are based on the applicable closing price multiplied by the number of vested common shares paid to her.

(7)	Mr. Baker retired on May 22, 2024 and was not granted any RSUs, PSUs, or STIP awards in 2024.

(8)

Represents the potential value of the payout for each NEO under the 2024 STIP described on page 57. The 2024 STIP does not include threshold-level performance goals. The total payout to each NEO under the 2024 STIP is described in footnote 3 to the Summary Compensation Table for 2024 on page 72.

76 | 2025 Proxy Statement

The following table provides information on the current holdings of stock awards by the NEOs. This table includes unvested RSUs, and unvested PSUs. There were no unexercised stock options held by any NEO at year-end.

Outstanding Equity Awards at Fiscal Year-End for 2024

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)

Rob Krcmarov(4)	—	—	—		—

Russell D. Lawlar	115,452	566,869
			29,609	(5)	145,380
			71,180	(6)	349,494
Michael L. Clary	107,267	526,681
			27,327	(5)	134,176
			66,397	(6)	326,009
David C. Sienko	101,928	500,466
			23,881	(5)	117,256
			60,479	(6)	296,952
Robert D. Brown	97,956	480,964
			25,050	(5)	122,996
			60,479	(6)	296,952
Catherine J. Boggs(7)	—	—	—		—
Phillips S. Baker, Jr.	143,297	703,588
			141,584	(6)	695,177

(1)

The following table shows the dates on which the restricted stock units in the outstanding equity awards table vest and the corresponding number of shares, subject to continued employment through the vest date:

	Number of Unvested Restricted Stock Units
Vesting Date	Baker	Lawlar	Clary	Sienko	Brown

06/21/25	96,103	53,198	49,339	46,431	45,293

06/21/26	47,194	38,527	35,795	33,640	32,503

06/21/27	—	23,727	22,133	21,857	20,160

Total	143,297	115,452	107,267	101,928	97,956

(2)	The market value of the RSUs is based on the closing market price of our common stock on the NYSE as of December 31, 2024, which was $4.91.

(3)	The market value of the PSUs is based on the closing market price of our common stock on the NYSE as of December 31, 2024, which was $4.91.

(4)	Mr. Krcmarov joined the Company on November 7, 2024, and under the terms of this Offer Letter, was not granted any RSUs until January 2025, and he will be granted PSUs in June 2025.

(5)

Award of PSUs, the value of which will be determined based on the TSR of Hecla common stock for the three-year period from January 1, 2023 through December 31, 2025. For purposes of determining the amounts reflected in this column, it is assumed that threshold performance was achieved as of the end of the fiscal year ended December 31, 2024.

2025 Proxy Statement | 77
(6)

Award of PSUs, the value of which will be determined based on the TSR of Hecla common stock for the three-year period from January 1, 2024 through December 31, 2026. For purposes of determining the amounts reflected in this column, it is assumed that threshold performance was achieved as of the end of the fiscal year ended December 31, 2024.

(7)	Ms. Boggs served as ICEO from May 22, 2024 through November 7, 2024, and did not hold any unvested equity awards on December 31, 2024.

(8)	Represents RSUs and PSUs Mr. Baker remained eligible to earn following his retirement.

The following table shows information concerning the number of stock awards that vested during calendar year 2024 for each of the NEOs, and the value realized on the vesting of stock awards during calendar year 2024.

Stock Vested in 2024

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Rob Krcmarov(1)	—	—

Russell D. Lawlar	36,665	189,557

Michael L. Clary	34,399	177,842

David C. Sienko	30,920	159,856

Robert D. Brown	31,903	164,938

Catherine J. Boggs(3)	72,770	407,701

Phillips S. Baker, Jr.(4)	117,255	606,053

(1)	Mr. Krcmarov joined the Company in November 2024, and therefore he had no vesting events in 2024.

(2)	Value realized on vesting is based on the closing price of our common stock on the NYSE on the applicable vesting date (June 21, 2024 / $5.17).

(3)	Represents awards received in connection with Ms. Boggs’ services as a director and ICEO.

(4)	Does not include shares Mr. Baker is eligible to vest in following his retirement.

Other Benefits

Pension Benefits

Mr. Krcmarov does not participate in the Retirement Plan or SERP, and Ms. Boggs, who served as ICEO in 2024, did not participate in the Retirement Plan or SERP. The following table shows pension information under the Retirement Plan and the SERP for the NEOs as of December 31, 2024. The terms and conditions for participation in, and payments from, these plans are described below under Retirement Plan. The actuarial present value of accumulated benefit is determined using the same assumptions used for financial reporting purposes except that retirement age is assumed to be the normal retirement age of 65, or the current age if eligible for early retirement. These assumptions are described in the pension footnotes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Calendar Year ($)

Russell D. Lawlar	Retirement Plan	14	199,650	—

	SERP		38,727	—

Michael L. Clary	Retirement Plan	30	1,685,458	—

	SERP		990,012	—

David C. Sienko	Retirement Plan	14	482,618	—

	SERP		276,604	—

Robert D. Brown(1)	Retirement Plan	7	—	—

	SERP		491,362	—

Phillips S. Baker, Jr.	Retirement Plan	23	1,225,719	49,716

	SERP		8,948,138	394,685

(1)	As a non-U.S. citizen, Mr. Brown is not a participant in the Retirement Plan; however, he does participate in the SERP, which is shown in Canadian dollars.

Retirement Plan

Our NEOs, except for Mr. Krcmarov and Ms. Boggs, and those who are not U.S. citizens, participate in the Retirement Plan, which is a defined benefit plan. Canadian NEOs participate in Canada’s public retirement income system, which includes the following components: (i) the Canada (or Quebec) Pension Plan, which is a contributory, earnings-related social insurance program, and (ii) the Old Age Security program. In addition, the Registered Retirement Savings Plan is a tax-deferred individual savings plan also available to Canadian employees.

Contributions to the Retirement Plan, and the related expense or income, are based on general actuarial calculations and, accordingly, no portion of our contributions, and related expenses or income, is specifically attributable to our NEOs. Hecla also offers the SERP under which the amount of any benefits not payable under the Retirement Plan by reason of the limitations imposed by the Internal Revenue Code and/or the Employee Retirement Income Security Act, as amended (the “Acts”), and the loss, if any, due to a deferral of salary made under our KEDCP will be paid out of our general funds to any employee covered by the SERP who may be adversely affected. Under the Acts, the current maximum annual pension benefit payable by the Retirement Plan to any employee is $275,000 (for 2024), subject to specified adjustments, and is calculated using earnings not more than $345,000.

2025 Proxy Statement | 79

A participant in the Traditional Pension Plan, upon reaching the normal retirement age of 65, is eligible to receive annual retirement benefits in monthly installments for life equal to, for each year of credited service, 1% of final average annual earnings (defined as the highest average earnings of such employee for any 36 consecutive calendar months for participants hired on or before June 30, 2013, and as the highest average earnings of such employee for any 60 consecutive calendar months, for participants hired after June 30, 2013, during the final 120 calendar months of service) up to the applicable covered compensation level (which level is based on the Social Security maximum taxable wage base) and 1.75% of the difference, if any, between final average annual earnings and the applicable covered compensation level.

A participant in the Cash Balance Plan, upon reaching the normal retirement age of 65, is eligible to receive their account balance, or alternatively, an actuarially equivalent monthly benefit for life. The participant’s account balance is credited each quarter with pay credits equal to 3% to 6% of their eligible earnings, depending on years of service, and interest credits, as a rate equal to the quarterly rate of change in the consumer price index plus three-quarters of one percent (3/4%).

Effective July 19, 2024, no employee hired, rehired or transferred to an eligible position may (1) become a new participant in the Plan, (2) reenter the Plan as an active participant or otherwise again be considered an active participant, or (3) otherwise commence or recommend active participation in or benefit accrual under the Plan. Thus, on and after July 19, 2024, the only employees who shall actively participate in this Plan and accrue additional benefits shall be those individuals who were employed in an eligible employee position on July 18, 2024, and who otherwise meet the requirements to be a participant and actively participate in this Plan.

The Retirement Plan and SERP define earnings for purposes of the plans to be “a wage or salary for services of employees inclusive of any bonus or special pay including gain-sharing programs, contract miners’ bonus pay and the equivalent,” except that on or after July 1, 2013, earnings are defined as “base salary or wages for personal services and elective deferrals plus: (i) elective deferrals not includable in the gross income of the employee under Code section 125, 132(f)(4), 402(e)(3), 402(h), 403(b) and 457, (ii) one-half (1/2) of any performance-based or STIP bonus, (iii) one-half (1/2) of any safety incentive award, (iv) paid time off, other than pay while on disability leave, (v) any post-employment payment for services performed during the course of employment that would have been paid to the employee prior to the severance from employment if the employee had continued employment with Hecla, and (vi) compensation for overtime at the employee’s regular rate of pay.”

The following table shows estimated aggregate annual benefits under our Retirement Plan and the SERP payable upon retirement to a participant who retires in 2024 at age 65 having the years of service and final average annual earnings as specified. The table assumes Social Security covered compensation levels as in effect on January 1, 2024.

Estimated Annual Retirement Benefits

Final Average	Years of Credited Service
Annual Earnings	5	10	15	20	25	30	35

$ 100,000	$5,000	$10,000	$15,000	$20,000	$25,000	$30,000	$35,000

150,000	9,178	18,355	27,533	36,710	45,888	55,066	64,243

200,000	13,553	27,105	40,658	54,210	67,763	81,316	94,868

250,000	17,928	35,855	53,783	71,710	89,638	107,566	125,493

300,000	22,303	44,605	66,908	89,210	111,513	133,816	156,118

350,000	26,678	53,355	80,033	106,710	133,288	160,066	186,743

400,000	31,053	62,105	93,158	124,210	155,263	186,316	217,368

450,000	35,428	70,855	106,283	141,710	177,138	212,566	247,993

500,000	39,803	79,605	119,408	159,210	199,013	238,816	278,618

550,000	44,178	88,355	132,533	176,710	220,888	265,066	309,243

600,000	48,553	97,105	145,658	194,210	242,763	291,316	339,868

650,000	52,928	105,855	158,783	211,710	264638	317,566	370,493

700,000	57,303	114,605	171,908	229,210	286,513	343,816	401,118

750,000	61,678	123,355	185,033	246,710	308,388	370,066	431,743

800,000	66,053	132,105	198,158	264,210	330,263	396,316	462,368

850,000	70,428	140,855	211,283	281,710	352,138	422,566	492,368

900,000	74,803	149,605	224,408	299,210	374,013	448,816	523,618

950,000	79,178	158,355	237,533	316,710	395,888	475,066	554,243

1,000,000	83,553	167,105	250,658	334,210	417,763	501,316	584,868

80 | 2025 Proxy Statement

Benefits listed in the pension table are not subject to any deduction for Social Security or other offset amounts. As of December 31, 2024, the following NEOs have completed the indicated number of full years of credited service: Mr. Baker, 23 years, Mr. Lawlar, 14 years, Mr. Clary, 30 years, Mr. Sienko, 14 years, and Mr. Brown, 7 years.

The table below provides information on the nonqualified deferred compensation of the NEOs in 2024.

Nonqualified Deferred Compensation for 2024

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance of Stock At Last FYE (#)

Rob Krcmarov	—	—	—	—		—

Michael L. Clary	—	—	—	—		—

David C. Sienko	—	—	—	—		—

Robert D. Brown(1)	—	—	—	—		—

Catherine J. Boggs	—	—	—	—		—

Phillips S. Baker, Jr.	—	—	—	9,698,205	(2)	—

(1)	Canadian employees are not eligible to participate in our deferred compensation plan.

(2)

At the time of Mr. Baker’s termination of employment on May 22, 2024, he held 1,795,964 shares of Hecla common stock under the KEDCP. These shares were distributed to Mr. Baker on December 2, 2024. The value of the shares at the time of distribution is based on our closing stock price on December 2, 2024 ($5.40).

Prior to July 2024, executives, and key employees, including the NEOs, were able to defer all or a portion of their base salary, cash or equity awards earned under the LTIP and STIP, and any vested RSUs or vested PSUs granted under the 2010 Stock Incentive Plan. Deferral elections were made by the individuals generally in the year prior to the beginning of the plan year for amounts to be earned or granted in the following year. Base salary, STIP and LTIP amounts deferred under the KEDCP were credited to either an investment account or a stock account at the participant’s election. Amounts credited to an investment account were valued in cash, credited with deemed interest, and distributed with deemed interest in cash upon a distributable event. RSUs and other common stock awarded (PSUs) under the 2010 Stock Incentive Plan and deferred by a participant were credited to a stock account. Amounts credited to the stock account of a participant were valued based upon our common stock and are delivered to the participant in shares of our common stock upon a distributable event. Effective in January 2025, our KEDCP was frozen to eliminate future deferrals under this plan.

Potential Payments Upon Termination or Change in Control

On May 22, 2024, Phillips S. Baker, Jr., retired from his position as the Company’s then-President and CEO. Please see Summary Compensation Table for 2024 on page 72 for more information.

We have a change in control agreement (CIC Agreement) with each of our current NEOs (Messrs. Krcmarov, Lawlar, Clary, Brown and Sienko). The CIC Agreement expired for Mr. Baker upon his termination of employment from the Company on May 22, 2024. Ms. Boggs did not enter into a CIC Agreement in her role as ICEO.

CIC Agreement with Mr. Krcmarov. In connection with employment with the Company, the Company and Mr. Krcmarov entered into a CIC Agreement.

The CIC Agreement provides that in the event of a Qualifying Termination (as defined below) that occurs three months prior to or twenty-four months following a Company change in control, he will receive the following payments and benefits from the Company: (i) a single, lump sum, cash payment equal to two hundred percent of the sum of his then current annual salary plus his then current target annual bonus opportunity, (ii) a single, lump sum, cash payment equal to twenty-four times the monthly medical, dental and vision premiums paid by him and the Company for the benefit of his and his eligible dependents for the month immediately preceding the month of the Qualifying Termination; (iii) a single, lump sum, cash payment equal to twenty thousand dollars for outplacement services; and (iv) an accelerated vesting of one hundred percent of the equity awards held by him on the date of the Qualifying Termination, with performance-based equity awards vesting at the higher of target achievement or actual performance through the date of the Qualifying Termination.

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The CIC Agreement further provides that in the event of a Qualifying Termination that occurs outside of the period that is three months prior to or twenty-four months following a Company change in control, he will receive the following payments and benefits from the Company: (i) a single, lump sum, cash payment equal to one hundred and fifty percent of the sum of his then current annual salary plus his then current target annual bonus opportunity; (ii) a single, lump sum, cash payment equal to eighteen times the monthly medical, dental and vision premiums paid by him and the Company for the benefit of him and his eligible dependents for the month immediately preceding the month of the Qualifying Termination; (iii) a single, lump sum, cash payment equal to twenty thousand dollars for outplacement services; and (iv) accelerated vesting of fifty percent of the unvested time-based equity awards held by him on the date of the Qualifying Termination, and one hundred percent of the unvested performance-based equity awards vesting at target achievement, prorated for the number of days prior to the date of the Qualifying Termination in the applicable performance period.

The CIC Agreement further provides that, in the event of a termination of Mr. Krcmarov’s employment with the Company either (a) by the Company due to disability, or (b) due to death, he will receive the following payments and benefits from the Company: (i) a single, lump sum, cash payment equal to one hundred and fifty percent of his then current annual salary; and (ii) a single, lump sum, cash payment equal to one hundred percent of his then target annual bonus opportunity, prorated for the number of days prior to the date of the qualifying Termination in the applicable performance period.

For purposes of the CIC Agreement, a “Qualifying Termination” means a termination of employment by the Company without “Cause” of a termination by Mr. Krcmarov for “Good Reason.” “Cause” generally means: (i) Mr. Krcmarov’s act of dishonesty or fraud in connection with the performance of his responsibilities to the Company; (ii) his conviction of, or pleas of nolo contendere to, a felony; (iii) his willful failure to perform his reasonable duties or responsibilities; (iv) his material violation or breach of the CIC Agreement or any other agreement with the Company; or (v) his material breach of the Company’s Code of Business Conduct, human resources rules, policies and/or restrictions relating to harassment, discrimination and/or any other actions that create a hostile work environment. “Good Reason” generally means his termination of employment following the occurrent of any of the following without his written consent: (i) a material reduction in Mr. Krcmarov’s authority, responsibilities, position or duties; (ii) a material reduction in his compensation or in the aggregate level of benefits; or (iii) relocation of his primary place of business for the performance of his duties to the Company to a location that is more than thirty five miles from its prior location. Mr. Krcmarov’s receipt of any severance payments or benefits is subject to his signing and not revoking the Company’s then standard separation agreement and release of claims with the Company.

If Mr. Krcmarov experienced a Qualifying Termination on December 31, 2024, that was outside of the change in control period described above; he would have received cash in an amount equal to: [1.5x sum of annual salary plus + 1.5x target annual bonus + cash equal to 18 months COBRA + $20K for outplacement]. If Mr. Krcmarov experienced a Qualifying Termination on December 31, 2024, but during the change in control period described above, he would have received cash in an amount equal to: [2x sum of annual salary plus + 2x target annual bonus + cash equal to 24 months COBRA + $20K for outplacement]. If Mr. Krcmarov’s employment with the Company terminated on December 31, 2024, due to death or disability, he would have received cash in an amount equal to: [1.5x sum of annual salary plus + 1.5x target annual bonus].

CIC Agreements with Other Current NEOs. The CIC Agreements provide that each of the NEOs will serve in such executive position as the Board may direct. The CIC Agreements become effective only upon a change in control of the Company (the date of such change in control is referred to as the “Effective Date”). The term of employment under the CIC Agreements is two years from the Effective Date (except for Mr. Sienko, who has terms of three years from the Effective Date). Any CIC Agreements entered into with newly hired executives will contain an employment term of two years from the Effective Date. The CIC Agreements automatically extend for an additional year on each anniversary date of the agreements unless we give notice of nonrenewal 60 days prior to the anniversary date. Under the CIC Agreements, a change in control is, with certain limitations, deemed to occur if: (i) an individual or entity (including a “group” under Section 13(d) (3) of the Exchange Act) becomes the beneficial owner of 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; (ii) as the result of a tender offer, merger, proxy fight or similar transaction, the persons who were previously directors of the Company cease to constitute a majority of the Board; (iii) consummation of the sale of all, or substantially all, of the assets of the Company (with certain limitations) occurs; or (iv) the approval of a plan of dissolution or liquidation.

The CIC Agreements are intended to ensure, among other things, that in the event of a change in control, each NEO will continue to focus on adding shareholder value. We seek to accomplish this by assuring that each NEO continues to receive payments and other benefits equivalent to those being received at the time of a change in control for the duration of the employment term under of the CIC Agreement. The CIC Agreements also provide that should an NEO’s employment be terminated either (i) by the NEO for good reason, or (ii) by the Company (other than for cause or disability) after the Effective Date of the CIC Agreement, the NEO would receive from us

82 | 2025 Proxy Statement

a lump-sum defined amount generally equivalent to three times the aggregate of the annual base salary rate, the highest STIP and the prorated LTIP during the three-year period, prior to the Effective Date. For Messrs. Lawlar, Clary, and Brown, and any other CIC Agreements entered into following 2024, the lump-sum defined amount is generally equivalent to two times.

The NEOs would also be entitled to lump-sum payments representing the difference in pension and supplemental retirement benefits to which they would be entitled on (i) the date of actual termination, and (ii) the end of the three-year (or two-year where applicable) employment period under the CIC Agreements. We would also maintain such NEO’s participation in all benefit plans and programs (or provide equivalent benefits if such continued participation were not possible under the terms of such plans and programs).

A NEO whose employment has terminated would not be required to seek other employment to receive the defined benefits.

For purposes of the CIC Agreements with our current non-CEO NEOs, “Cause” generally means: (i) the willful and continued failure of the executive to perform substantially the executive’s duties with the Company or any affiliated company; or (ii) the willful engaging by the executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company. For purposes of the CIC Agreements with our current non-CEO NEOs, “Good Reason” generally means: (i) the assignment of any duties inconsistent in any respect with their position, authority, duties or responsibilities, or any other diminution in such position, authority, duties, or responsibilities; (ii) any failure by the Company to comply with certain of the provisions of the CIC Agreement; (iii) the Company’s requiring the executive to be based at any office other than his current office; (iv) any purported termination by the Company of the executive’s employment otherwise than as expressly permitted by the CIC Agreement; or (v) any failure by the Company to require that any successor assumes the CIC Agreement.

The following table summarizes the circumstances under which our NEOs would receive severance benefits upon termination or a change in control.

Compensation Element	Termination Following a Change in Control(1)	Termination due to Death or Disability	Involuntary Not For Cause or Voluntary Termination	For Cause Termination	Retirement

Base Salary	Mr. Sienko receives three times his annual base salary. Messrs. Lawlar, Clary, and Brown receive two times their annual base salary.	N/A	N/A	N/A	N/A

STIP	Mr. Sienko receives three times the highest STIP paid in the last three years. Messrs. Lawlar, Clary, and Brown receive two times the highest STIP paid in the last three years.	N/A	N/A	N/A	N/A

LTIP	Mr. Sienko receives three times the highest LTIP paid in the last three years. Messrs. Lawlar, Clary, and Brown receive two times the highest LTIP paid in the last three years.	Each NEO would receive a prorated portion of any LTIP plan in which the NEO was a participant. The surviving spouse or other beneficiary would receive the payment based on actual performance.	N/A	N/A	To qualify for vesting of long-term award benefits, the employee must retire under the Retirement Plan and be at least age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have 7 or more years of service with the Company; or (iii) 68. If the participant meets these age and years of service requirements, their prorated portion for outstanding plan periods will be paid after the completion of those plan periods based on actual performance.

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Compensation Element	Termination Following a Change in Control(1)	Termination due to Death or Disability	Involuntary Not For Cause or Voluntary Termination	For Cause Termination	Retirement

RSUs	All unvested RSUs will vest upon a change in control.(2)	All unvested RSUs would vest immediately as of the date of such disability or death and would be delivered to the NEO, spouse, or beneficiary.	N/A	N/A	If an employee retires before their RSUs have vested, they must meet certain requirements for their RSUs to continue to vest based on the applicable vesting schedule. To qualify for vesting of RSUs, the employee must retire under the Retirement Plan and be at least age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have 7 or more years of service with the Company; or (iii) 68.

PSUs	All unearned PSUs will immediately become earned and vested at 100% of target level as of the date of the change in control.(2)	The TSR performance goal would be deemed achieved at 100% of target level as of the date of such disability or death and would be delivered to the NEO, spouse, or beneficiary.	N/A	N/A	To qualify for vesting of unearned PSUs, the employee must retire under the Retirement Plan and be at least age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have 7 or more years of service with the Company; or (iii) 68.

Health and Welfare Benefits	Mr. Sienko would receive three years of health and welfare benefits and disability and life insurance premiums would be paid for such three-year period. For Messrs. Lawlar, Clary, and Brown the same would apply, but for two years. In addition to any earned, but unused vacation, all NEOs would be eligible for up to $20,000 in outplacement assistance and the 401(k) match would be deposited in their accounts.	Unused vacation and the 401(k) match would be deposited in their account.	N/A	N/A	Unused vacation and the 401(k) match would be deposited in their accounts.

(1)	This means an involuntary termination without cause or voluntary termination for good reason within the stated period (three or two years) after the change in control.

(2)	Our 2010 Stock Plan provides for a double-trigger vesting.

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The following tables reflect the amount of compensation that would be paid to each of our NEOs in the event of a termination of the NEO’s employment under the scenarios listed in the tables and should be read in conjunction with the disclosure above. The amounts shown assume that such termination was effective as of December 31, 2024 and include estimates of the amounts that would be paid to each NEO upon such NEO’s termination. The tables only include additional benefits that result from the termination and do not include any amounts or benefits earned, vested, accrued, or owing under any plan for any other reason. Please see Grants of Plan-Based Awards for 2024 on page 74, Outstanding Equity Awards at Calendar Year-End for 2024 on page 76, Pension Benefits table on page 78, and the section titled Nonqualified Deferred Compensation for 2024 on page 80 for additional information. The actual amounts to be paid can only be determined at the time of such NEO’s separation from Hecla.

Termination Payments and Benefits for Russell D. Lawlar	Termination Following a Change in Control ($)		Death or Disability ($)

Base Salary(1)	759,000		—

STIP(2)	838,200		—

Unvested RSUs(3)	566,869		566,869

Unearned PSUs(4)	638,958		638,958

LTIP	528,390	(5)	506,427	(6)

Benefits:

Health and Welfare Benefits(7)	—		—

Life Insurance Benefits(8)	8,777		—

Outplacement	20,000		—

Total	3,360,194		1,712,254

Termination Payments and Benefits for Michael L. Clary	Termination Following a Change in Control ($)		Death or Disability ($)

Base Salary(1)	690,000		—

STIP(2)	1,050,000		—

Unvested RSUs(3)	526,681		526,681

Unearned PSUs(4)	593,187		593,187

LTIP	507,376	(5)	477,488	(6)

Benefits:

Health and Welfare Benefits(7)	62,257		—

Life Insurance Benefits(8)	8,777		—

Outplacement	20,000		—

Total	3,458,278		1,597,356

Termination Payments and Benefits for David C. Sienko	Termination Following a Change in Control ($)		Death or Disability ($)

Base Salary(1)	1,035,000		—

STIP(2)	904,500		—

Unvested RSUs(3)	500,466		500,466

Unearned PSUs(4)	541,666		541,666

LTIP	1,113,750	(5)	436,973	(6)

Benefits:

Health and Welfare Benefits(7)	28,439		—

Life Insurance Benefits(8)	13,166		—

Outplacement	20,000		—

Total	4,156,987		1,479,105

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Termination Payments and Benefits for Robert D. Brown	Termination Following a Change in Control ($)		Death or Disability ($)

Base Salary(1)	660,000		—

STIP(2)	780,000		—

Unvested RSUs(3)	480,964		480,964

Unearned PSUs(4)	547,406		547,406

LTIP	742,500	(5)	446,334	(6)

Benefits:

Health and Welfare Benefits(7)	9,053		—

Life Insurance Benefits(8)	11,875		—

Outplacement	20,000		—

Total	3,251,798		1,474,704

(1)	Represents three times annual base salary for Mr. Sienko. Represents two times annual base salary for Messrs. Lawlar, Clary, and Brown.

(2)

Represents three times the highest STIP payment paid in the last three years for Mr. Sienko. Represents two times the highest STIP payment paid in the last three years to Messrs. Lawlar, Clary, and Brown.

(3)

In the event of a qualifying termination following a change in control, any unvested RSUs will become immediately earned and vested as of the date of the change in control termination. In the event of termination by reason of disability or death, the unvested RSUs will become immediately earned and vested as of the date of disability or death. The value is based on the closing price of Hecla’s common stock on the NYSE on December 31, 2024 ($4.91). Please see the Outstanding Equity Awards at Calendar Year-End for 2024 table on page 76 for more information.

(4)

For unearned PSUs, the values included in the table are based on the number of unearned PSUs that would have vested if termination occurred on the last business day of 2024, assuming target performance (130,134 shares for Mr. Lawlar, 120,812 shares for Mr. Clary, 110,319 shares for Mr. Sienko, and 111,488 shares for Mr. Brown, multiplied by the closing price of our common stock on the NYSE on December 31, 2024 ($4.91). In the event of a change in control, any unearned performance-based shares will become immediately earned and vested as of the date of the change in control. In the event of termination by reason of disability or death, the unearned performance-based shares will become immediately earned and vested as of the date of disability or death. The totals listed in the disability and death columns are based on the number of performance-based shares that would have vested if disability or death would have occurred on the last business day of 2024 assuming target performance for each of the NEOs, multiplied by the closing price of our common stock on the NYSE on December 31, 2024 ($4.91).

(5)

Represents three times the highest LTIP payment paid in the last three years for Mr. Sienko. Represents two times the highest LTIP payment paid in the last three years for Messrs. Lawlar, Clary, and Brown.

(6)	Represents the prorated portion of outstanding LTIP plans for 2022-2024 and 2023-2025.

(7)

Reflects the estimated lump-sum value of all future premiums, which will be paid by the Company on behalf of Mr. Sienko under our health and welfare benefit plans for three years upon a termination following a change in control. Reflects the estimated lump-sum value of all future premiums, which will be paid by the Company on behalf of Messrs. Clary, and Brown under our health and welfare benefit plans for two years upon a termination following a change in control. Mr. Lawlar did not participate in health and welfare. Mr. Brown’s health and welfare and life insurance amounts are reported in $CDN.

(8)	Reflects the estimated lump-sum value of the cost of coverage for life insurance provided by us to each NEO.

CEO Pay Ratio

We believe our executive compensation program should be internally consistent and equitable to motivate our employees to create shareholder value. Our committee strives to design a fair and competitive compensation program that will attract, motivate, and retain employees, reward performance, and provide incentives based on our performance. Under the SEC rules, we are required to provide information regarding the relationship between the annual total compensation of our CEO and the annual total compensation of our median employee (excluding our CEO) for our last completed fiscal year, which ended December 31, 2024.

Mr. Krcmarov’s annual total compensation, as reported in the Summary Compensation Table included in this proxy statement, was $226,420. Since Mr. Krcmarov was appointed CEO effective November 7, 2024, and in accordance with applicable SEC rules, we annualized his salary and bonus for his service as our CEO and added it to the other components of his pay disclosed in the Summary Compensation Table, to arrive at a value of $1.941,213. We used this value for the ratio of annual total compensation for our CEO to the annual total compensation of our median employee.

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We determined the median of the annual total compensation of our employees (excluding our CEO) as of December 31, 2024. We compared the following compensation for each employee: (i) Compensation paid in foreign currency was converted to U.S. dollars using 1.37. In determining the median total compensation of all employees, we did not make any cost-of-living adjustments to the compensation paid to any employee outside of the U.S. Once we identified our median employee, we estimated the median employee’s annual total compensation in accordance with the requirements of Item 402©(2)(x) of Regulation S-K, yielding the median annual total compensation disclosed below.

Below is (i) calendar year 2024 annual total compensation of our CEO, Mr. Krcmarov; (ii) the calendar year 2024 annual total compensation of our median employee (excluding Mr. Krcmarov); and (iii) the ratio of the annual total compensation of our CEO to that of our median employee.

CEO PAY RATIO

2024 CEO Annual Total Compensation	$1,787,769

2024 Median Employee Annual Total Compensation	$106,647

CEO to Median Employee Pay Ratio	18:2

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Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing certain information about the relationship between executive compensation actually paid to certain individuals by the Company and certain financial performance of the Company. For further information concerning the Company’s pay-for-performance
philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the Compensation Discussion and Analysis section of this Proxy Statement. Any differences in total values are due to rounding.

					Compensation Actually Interim Paid to Second PEO (4) ($)	Compensation Actually Paid to Third PEO (4) ($)	Average Summary Compensation Table Total for Non-PEO NEOs (5) ($)	Average Compensation Actually Paid to Non-PEO NEOs (6) ($)	Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for First PEO (1) ($)	Summary Compensation Table Total for Second PEO (2) ($)	Summary Compensation Table Total for Third (3) ($)	Compensation Actually Paid to First PEO (4) ($)					Total Shareholder Return (7) ($)	Peer Group Total Shareholder Return (8) ($)	Net (Loss) Income (millions) (9) ($)	Annual Total Shareholder Return (10) (%)
(a)		(b)			(c)		(d)	(e)	(f)	(g)	(h)	(i)

2024	2,166,578	1,014,436	226,420	(32,491)	1,014,436	226,420	1,638,322	1,288,956	148.71	139.24	35.8	2.8

2023	4,142,554	—	—	2,922,539	—	—	1,390,524	682,571	144.62	125.65	(84.2)	(13.0)

2022	4,579,866	—	—	6,145,949	—	—	1,408,227	1,674,298	166.27	118.52	(37.3)	6.94

2021	3,765,100	—	—	3,177,762	—	—	915,927	305,615	155.48	127.24	35.1	(18.9)

2020	5,190,508	—	—	7,046,358	—	—	1,631,356	2,457,104	191.63	136.04	(9.5)	91.6

(1)
This column represents the amount of total compensation reported for Mr. Baker, our Former Principal Executive Officer (“First PEO”), for each corresponding year in the “Total” column of the Summary Compensation Table (“total compensation”). Please refer to the Summary Compensation Table in the Company’s Proxy Statement for the applicable year.

(2)
This column represents the total compensation reported for Ms. Boggs, our Former Interim President and CEO, Chair of Board (“Second PEO”), for 2024. Please refer to the Summary Compensation Table in this Proxy Statement on page [x].

(3)
This column represents the total compensation reported for Mr. Krcmarov, our current President and CEO (“Third PEO” and collectively with the First PEO and Second PEO, the “PEOs”), for 2024. Please refer to the Summary Compensation Table in this Proxy Statement on page [x].

(4)
These columns represent the amount of “compensation actually paid” to the applicable PEO, as computed in accordance with Item 402(v) of Regulation
S-K.
The amounts do not reflect the actual amount of compensation earned by or paid to the applicable PEO during the applicable calendar year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to the applicable PEO’s total compensation for 2024 to determine the applicable PEO’s “compensation actually paid” in calendar year 2024:

PEO	Year	Reported Summary Compensation Table Total for PEO (a) ($)	Reported Summary Compensation Table Value of PEO Equity Awards (b) ($)	Adjusted Value of PEO Equity Awards (c) ($)	Reported Summary Compensation Table Change in Value of Pension Benefits (d) ($)	Pension Benefits Adjustments (e) ($)	Compensation Actually Paid to PEO ($)

First PEO	2024	2,166,578	(1,539,862)	(945,727)	(44,250)	330,770	(32,491)

Second PEO	2024	1,014,436	(407,701)	407,701	—	—	1,014,436

Third PEO	2024	226,420	—	—	—	—	226,420

(a)
This column represents the amount of total compensation reported for the applicable PEO for calendar year 2024 in the corresponding “Total” column of the Summary Compensation Table. Please refer to the Summary Compensation Table in this Proxy Statement on page [x].

(b)
This column represents the aggregate grant date fair value of equity awards reported for the applicable PEO in the “Stock Awards” column in the Summary Compensation Table for the calendar year 2024. For purposes of Mr. Baker, this column represents the value attributable to equity awards held by Mr. Baker that will vest following his retirement as disclosed in the “All Other Compensation” column of the Summary Compensation Table in this Proxy Statement. Please refer to the Summary Compensation Table in this Proxy Statement on page [x]. The amount in this column is replaced with the applicable PEO’s corresponding amount reported under the Adjusted Value of PEO Equity Awards column in order to arrive at compensation actually paid to the applicable PEO for 2024.

(c)
This column represents an adjustment to the amounts in the “Stock Awards” column in the Summary Compensation Table in this Proxy Statement for calendar year 2024 for the applicable PEO. The adjusted amount replaces the “Stock Awards” column in the Summary Compensation Table for the applicable PEO for calendar year 2024. The adjusted amount is determined by adding (or subtracting, as applicable) the following for calendar year 2024 for the applicable PEO: the calendar year-end
fair value of any equity awards granted in calendar year 2024 that are outstanding and unvested as of the end of calendar year 2024; (ii) the amount of change at the end of calendar year 2024 (from the end of the prior calendar year) in the fair value of any awards granted in prior years that are outstanding and unvested as of

88 | 2025 Proxy Statement
the end of calendar year 2024; (iii) for awards that are granted and vest in calendar year 2024, the fair value as of the vesting date; (iv) for awards granted in prior calendar years that vest in calendar year 2024, the amount equal to the change as of the vesting date (from the end of the prior calendar year) in the fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during calendar year 2024, a deduction for the amount equal to the fair value at the end of the prior calendar year; and (vi) the dollar value of any dividends or other earnings paid on stock awards in calendar year 2024 prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for calendar year 2024. The amounts added or subtracted to determine the adjusted amount for calendar year 2024 for the applicable PEO are as follows:

PEO	Year	Year End Fair Value of Equity Awards Granted in the Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards at FYE Granted in Prior Years ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation in the Summary Compensation Table for the Year ($)	Adjusted Value of Equity Awards ($)

First PEO	2024	—	(846,918)	—	(98,809)	—	—	(945,727)

Second PEO	2024	—	—	407,701	—	—	—	407,701

Third PEO	2024	—	—	—	—	—	—	—
The fair value or change in fair value, as applicable, of equity awards was determined by reference to (1) for RSU awards, the closing price of our common stock on the applicable measurement date and (2) for PSU awards, a Monte Carlo simulation with reference to the risk free rate, dividend yield and volatility assumptions as of the applicable measurement date.

(d)
The amounts included in this column are the amounts reported in the “Change in Pension and Nonqualified Deferred Compensation” column of the Summary Compensation Table for calendar year 2024 corresponding to the aggregate change in the actuarial present value of the applicable PEO’s accumulated benefit under all defined benefit and actuarial pension plans. Please refer to the Summary Compensation Table in this Proxy Statement on page [x].

(e)
The total pension benefit adjustments for calendar year 2024 include the aggregate of two components: (i) the actuarially determined service cost for services rendered by the applicable PEO during calendar year 2024 (the “service cost”); and (ii) the entire cost of benefits granted in a plan amendment (or initiation) during calendar year 2024 for the applicable PEO that are attributed by the benefit formula to services rendered in periods prior to the plan amendment or initiation (the “prior service cost”) for the applicable PEO, in each case calculated in accordance with U.S. GAAP. The amounts deducted or added in calculating the pension benefit adjustments for calendar year 2024 for the applicable PEO are as follows:

PEO	Year	Service Cost ($)	Prior Service Cost ($)	Total Pension Benefit Adjustments ($)

First PEO	2024	330,770	—	330,770

Second PEO	2024	—	—	—

Third PEO	2024	—	—	—

(5)
This column represents the average of the amounts reported for the Company’s NEOs as a group (excluding the PEOs) in the “Total” column of the Summary Compensation Table in each applicable year. Please refer to the Summary Compensation Table in the Company’s Proxy Statement for the applicable calendar year. The names of each of the NEOs (excluding the PEOs) included for purposes of calculating the average amounts in each applicable calendar year are as follows: (i) for 2024, Messrs. Lawlar, Brown, Sienko and Clary; (ii) for 2023, Messrs. Roberts, Lawlar, Brown, Sienko and Clary; (iii) for 2022, Messrs. Roberts, Lawlar, Brown, Sienko and Clary; (iv) for 2021, Messrs. Roberts, Lawlar, Brown, Sienko and Hall; and (v) for 2020, Messrs. Roberts, Lawlar, Brown, Sienko and Hall.

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(6)
This column represents the average amount of “compensation actually paid” to the NEOs as a group (excluding the PEOs), as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding the PEOs) during the applicable calendar year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to average total compensation for the NEOs as a group (excluding the PEOs) for calendar year 2024 to determine the “compensation actually paid” in calendar year 2024, using the same adjustment methodology described above in Note 4(c):

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs (a) ($)	Average Reported Summary Compensation Table Value of Non-PEO NEO Equity Awards (b) ($)	Average Non- PEO NEO Adjusted Value of Equity Awards (c) ($)	Average Reported Summary Compensation Table Change in Value of Pension Benefits for Non- PEO NEOs ($)	Pension Benefits Adjustments for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)

2024	1,638,322	(552,609)	348,288	(203,806)	58,761	1,288,956

(a)
This column represents the average of the amounts reported for the Company’s NEOs as a group (excluding the PEOs) in the “Total” column of the Summary Compensation Table for calendar year 2024. Please refer to the Summary Compensation Table in this Proxy Statement on page [x].

(b)
This column represents the average of the total amounts reported for the NEOs as a group (excluding the PEOs) in the “Stock Awards” column in the Summary Compensation Table in calendar year 2024. Please refer to the Summary Compensation Table in this Proxy Statement on page [x]. The amount in this column is replaced with the corresponding amount reported under the Average non-PEO
NEO Adjusted Value of Equity Awards column in order to arrive at compensation actually paid for 2024.

(c)
This column represents an adjustment to the average of the amounts reported for the NEOs as a group (excluding the PEOs) in the “Stock Awards” column in the Summary Compensation Table for calendar year 2024 determined using the same methodology described above in Note 4(c). For calendar year 2024, the adjusted amount replaces the “Stock Awards” column in the Summary Compensation Table for each NEO (excluding the PEOs) for that year. The amounts added or subtracted to determine the adjusted average amount for calendar year 2024 are as follows:

Year	Average Year End Fair Value of Equity Awards Granted in the Year to Non-PEO NEOs ($)	Average Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards at FYE Granted in Prior Years ($)	Average Fair Value as of Vesting Date of Equity Awards Granted in the Year and Vested in the Year ($)	Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation in the Summary Compensation Table for the Year ($)	Adjusted Average Value of Equity Award ($)

2024	521,981	(155,776)	—	(17,917)	—	—	348,288
The fair value or change in fair value, as applicable, of equity awards was determined by reference to (1) for RSU awards, the closing price of our common stock on the applicable measurement date, and (2) for PSU awards, a Monte Carlos simulation with reference to the risk free rate, dividend yield and volatility assumptions as of the applicable measurement date.

(d)
The amounts included in this column represent the average of the amounts reported in “Change in Pension and Nonqualified Deferred Compensation” column of the Summary Compensation Table for the NEOs as a group (excluding the PEOs) in calendar year 2024 corresponding to the aggregate change in the actuarial present value of the NEOs’ accumulated benefits under all defined benefit and actuarial pension plans. Please refer to the Summary Compensation Table in this Proxy Statement on page [x].

90 | 2025 Proxy Statement
(e)
The total pension benefit adjustments for calendar year 2024 are the aggregate of two components, averaged for the NEOs as a group (excluding the PEOs) in calendar year 2024 determined using the same methodology described above in Note 4(e): The amounts deducted or added in calculating the pension benefit adjustments for calendar year 2024 are as follows:

Year	Service Cost ($)	Prior Service Cost ($)	Total Pension Benefit Adjustments ($)

2024	58,761	—	58,761

(7)
Company total shareholder return (“TSR”) is calculated by assuming that a $100 investment was made on the day prior to the first fiscal year reported and reinvesting all dividends until the last day of each reported fiscal year.

(8)
This column represents cumulative peer group TSR computed in accordance with Note 7. The peer group used for this purpose is the following published industry index: Philadelphia Gold and Silver Index. We selected the Philadelphia Gold and Silver Index as the peer group TSR for fiscal 2024 because it is the same index that is used by the Company in the performance graph in the Company’s Form
10-K
for calendar year 2024.

(9)	This column represents the amount of net income reflected in the Company’s audited financial statements for the applicable year.

(10)
Annual TSR is calculated as the change in the share price between the beginning and ending of the applicable year, plus any dividends paid during such year, divided by the share price at the beginning of the year.

Financial Performance Measures
As described in greater detail in the CD&A section of this Proxy Statement, the Company’s executive compensation program reflects a pay-for-performance
philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs (each as defined and adjusted as described in the Compensation Discussion and Analysis of this Proxy Statement), for the most recently completed calendar year, to the Company’s performance are as follows:

•	Annual Total Shareholder Return;

•	AISC/AgEq ounce;

•	Mine Site Operating Cash Flow;

•	Capital Spending; and

•	Silver Equivalent Ounce Production.
Description of the Information Presented in the Pay versus Performance Table
As described in greater detail in the CD&A section of this Proxy Statement, the Company’s executive compensation program reflects a pay-for-performance
philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance (as described in greater detail in the CD&A section of this Proxy Statement), not all of those Company measures are presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation
S-K)
for a particular year. Compensation actually paid is influenced by numerous factors, including but not limited to the timing of new grant issuances and outstanding grant vesting, share price volatility during the calendar year, our mix of short-and
long-term metrics, and many other factors. In accordance with Item 402(v) of Regulation
S-K,
the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.
Cumulative TSR of the Company and Cumulative TSR of the Peer Group
The TSR of the Company, assuming an initial fixed $100 investment and computed in accordance with the requirements of Item 402(v) of Regulation
S-K,
was $148.71, $144.62, $166.27, $155.48, and $191.63 for 2020-2024, 2020-2023, 2020-2022, 2020-2021 and 2020, respectively. The TSR of the Company’s peer group selected for this fiscal year (the Philadelphia Gold and Silver Index), assuming an initial fixed $100 investment and computed in accordance with the requirements of Item 402(v) of Regulation
S-K,
was $139.24, $125.65, $118.52, $127.24, and $136.04 for 2020-2024, 2020-2023, 2020-2022, 2020-2021 and 2020, respectively.

2025 Proxy Statement | 91
Please see Note 7 and Note 8, above, for additional information related to the computation of Company TSR and peer group TSR, respectively. Assuming an initial fixed $100 investment and computed in accordance with the requirements of Item 402(v) of Regulation
S-K,
the Company’s cumulative TSR over the period covered in the Pay Versus Performance table increased to $148.71. In directional alignment with such Company TSR, assuming an initial fixed $100 investment and computed in accordance with the requirements of Item 402(v) of Regulation
S-K,
the peer group’s cumulative TSR over such period increased to $139.24. Over such period, the Company’s cumulative TSR increased by approximately 49% and the peer group’s TSR increased by approximately 39%. Consequently, the increase in the Company’s TSR was stronger than the increase in the peer group’s TSR over the period covered in the Pay Versus Performance table.
Compensation Actually Paid and Cumulative Company TSR
The compensation actually paid to our First PEO, as computed in accordance with the requirements of Item 402(v) of Regulation
S-K,
was $(32,491), $2,922,539, $6,145,949, $3,177,762, and $7,046,358 for 2024, 2023, 2022, 2021 and 2020, respectively. The compensation actually paid to our Second PEO, as computed in accordance with the requirements of Item 402(v) of Regulation
S-K,
was $1,014,436 for 2024. The compensation actually paid to our Third PEO, as computed in accordance with the requirements of Item 402(v) of Regulation
S-K,
was 226,420 for 2024. The average amount of compensation actually paid to the other NEOs as a group (excluding the PEOs), as computed in accordance with Item 402(v) of Regulation
S-K,
was $1,288,956, $682,571, $1,674,298, $305,615, and $2,457,104 for 2024, 2023, 2022, 2021 and 2020, respectively. The TSR of the Company, assuming an initial fixed $100 investment and computed in accordance with the requirements of Item 402(v) of Regulation
S-K,
was $148.71, $144.62, $166.27, $155.48, and $191.63 for 2020-2024, 2020-2023, 2020-2022, 2020-2021 and 2020, respectively. Please see Note 5 above for additional information related to the computation of Company TSR. Assuming an initial fixed $100 investment and computed in accordance with the requirements of Item 402(v) of Regulation
S-K,
the Company’s cumulative TSR over the period covered in the Pay Versus Performance table increased to $148.71. In contrast, the compensation actually paid to our First PEO declined from $7,046,358 to $(32,491) and the average amount of compensation actually paid to the NEOs as a group (excluding the PEOs) declined from $2,457,104 to $1,288,956 over the same period. Even if the compensation actually paid for all PEOs in 2024 is combined, such aggregate compensation actually paid declined over the period covered by the Pay Versus Performance table, and is in directional contrast to cumulative Company TSR over the same period, computed in accordance with the requirements of Item 402(v) of Regulation
S-K.
Compensation Actually Paid and Company Net (Loss) Income
The compensation actually paid to our First PEO, as computed in accordance with the requirements of Item 402(v) of Regulation
S-K,
was $(32,491), $2,922,539, $6,145,949, $3,177,762, and $7,046,358 for 2024, 2023, 2022, 2021 and 2020, respectively. The compensation actually paid to our Second PEO, as computed in accordance with the requirements of Item 402(v) of Regulation
S-K,
was $1,014,436 for 2024. The compensation actually paid to our Third PEO, as computed in accordance with the requirements of Item 402(v) of Regulation
S-K,
was 226,420 for 2024. The average amount of compensation actually paid to the other NEOs as a group (excluding the PEOs), as computed in accordance with Item 402(v) of Regulation
S-K,
was $1,288,956, $682,571, $1,674,298, $305,615, and $2,457,104 for 2024, 2023, 2022, 2021 and 2020, respectively. The Company’s net (loss) income, as computed in accordance with Item 402(v) of Regulation
S-K
and reflected in the Company’s audited financial statements for the applicable year, was $35.8 million, ($84.2) million, ($37.3) million, $35.1 million, and ($9.5) million for 2024, 2023, 2022, 2021 and 2020, respectively. The Company’s net (loss) income over the period covered in the Pay Versus Performance table increased from ($9.5) million to $35.8 million. In contrast, the compensation actually paid to our First PEO declined from $7,046,358 to $(32,491) and the average amount of compensation actually paid to the NEOs as a group (excluding the PEOs) declined from $2,457,104 to $1,288,956 over the same period. Even if the compensation actually paid for all PEOs in 2024 is combined, such aggregate compensation actually paid declined over the period covered by the Pay Versus Performance table, and is in directional contrast to the Company’s net (loss) income over the same period.
Compensation Actually Paid and Annual Total Shareholder Return
The compensation actually paid to our First PEO, as computed in accordance with the requirements of Item 402(v) of Regulation
S-K,
was $(32,491), $2,922,539, $6,145,949, $3,177,762, and $7,046,358 for 2024, 2023, 2022, 2021 and 2020, respectively. The compensation actually paid to our Second PEO, as computed in accordance with the requirements of Item 402(v) of Regulation
S-K,
was $1,014,436 for 2024. The compensation actually paid to our Third PEO, as computed in accordance with the requirements of Item 402(v) of Regulation
S-K,
was 226,420 for 2024. The average amount of compensation actually paid to the other NEOs as a group

92 | 2025 Proxy Statement
(excluding the PEOs), as computed in accordance with Item 402(v) of Regulation
S-K,
was $1,288,956, $682,571, $1,674,298, $305,615, and $2,457,104 for 2024, 2023, 2022, 2021 and 2020, respectively. The Company’s Annual TSR, computed as described in Note 10 above, was 2.8%, (13.0)%, 6.9%, (18.9)%, and 91.63, for 2024, 2023, 2022, 2021 and 2020, respectively. The Company’s Annual TSR over the period covered in the Pay Versus Performance table decreased from 91.6% to 2.8%. In directional alignment with such Annual TSR, the compensation actually paid to our First PEO declined from $7,046,358 to $(32,491) and the average amount of compensation actually paid to the NEOs as a group (excluding the PEOs) declined from $2,457,104 to $1,288,956 over the same period. Even if the compensation actually paid for all PEOs in 2024 is combined, such aggregate compensation actually paid declined over the period covered by the Pay Versus Performance table, and is in directional alignment with the Company’s Annual TSR over the same period. We believe this indicates alignment between compensation actually paid and Company share price performance.

Other Matters

Certain Relationships and Related Party Transactions

Transactions with related persons are those that involve our directors, executive officers, director nominees, greater than 5% shareholders, immediate family members of these persons, or entities in which one of these persons has a direct or indirect material interest. Transactions that are reviewed as related party transactions by us are transactions that involve amounts that would exceed $120,000 (the current threshold required to be disclosed in the Proxy Statement under SEC and NYSE rules) and certain other transactions. Pursuant to our Code of Conduct, employees and directors have a duty to report any potential conflicts of interest to the appropriate level of management or to the Governance Committee. Our Board and NEOs respond to a quarterly related party transaction questionnaire prepared by our corporate legal department. We then evaluate these quarterly reports along with responses to our annual director and officer questionnaires for any indication of possible related party transactions. Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related party transactions. If a transaction is deemed by us to be a related party transaction, the information regarding the transaction is discussed with the Board. As required under the SEC rules, transactions that are determined to be directly or indirectly material to Hecla or a related party are disclosed in our Proxy Statement. In 2024, we had no related party transactions and, as of the date of this Proxy Statement, no related party transactions are proposed.

Political Contributions and Engagement

Government policy is one of the most powerful external forces affecting Hecla today. New laws and changes to existing laws can fundamentally impact the Company’s operations and the markets where we do business – and in turn, our bottom line, thereby affecting us and our employees, retirees, communities, and shareholders. It is important for government leaders to understand the impact of such actions. Because the impact of government policy is so critical to our survival and success, we participate in the political process and advocate in a responsible and constructive manner on issues that advance the Company’s goals and protect shareholder value. We are committed to the highest standard of ethical conduct in our involvement in policymaking and political process. We maintain the Hecla Mining Company Political Action Committee (Hecla PAC), which is a forum for our employees and directors to voluntarily contribute to a fund that supports the election of candidates to Congress that support a regulatory and legislative environment constructive to the operation and development of our mines. The Hecla PAC is organized under the provisions of the Federal Election Campaign Act of 1971, as amended. Decisions about contributions to specific federal candidates are made by members of the Hecla PAC. In total, our employees contributed $7,400, and our directors contributed $5,000, to the Hecla PAC in 2024. The Hecla PAC then contributed those funds to federal candidates, state and local parties, and associations who are advocates for the natural resources industry. We file all required Hecla PAC contribution reports with the Federal Election Commission.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in the ownership of our common stock. These persons are required by the SEC to furnish us with copies of all Section 16(a) forms they file. The SEC has designated specific due dates for these reports, and we must identify in this Proxy Statement those persons who did not file these reports when due. To our knowledge, and based solely on our review of copies of such forms, or written representations from certain reporting persons that no such forms were required, we believe that during the calendar year ended December 31, 2024, all filing requirements applicable to our officers, directors and greater than 10% owners of our common stock were timely filed.

Shareholder proposals to be included in next year’s Proxy Statement

We will comply with Rule 14a-8 under the Exchange Act with respect to any shareholder proposals that meet that rule’s requirements. We will review shareholder proposals intended to be included in our Proxy Statement for the 2025 Annual Meeting of Shareholders which are received by us at our principal executive offices located at 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408, no later than December 5, 2025. Such proposals must be submitted in writing and should be sent to the attention of our Corporate Secretary.

You may contact the Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

94 | 2025 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

The following table shows the number and percentage of shares of common stock each director and each executive officer named in the Summary Compensation Table for 2024 beneficially owned as of March 26, 2025, our record date for the Annual Meeting, as well as the number owned by all directors and executive officers as a group. On the record date, all such persons together beneficially owned an aggregate of  % of the outstanding shares of our common stock. Except as otherwise indicated, the directors, nominees and officers have sole voting and investment power with respect to the shares listed, including shares which the individual has the right to acquire, but has not done so.

	Title of Class	Shares Beneficially Owned			Percent of Class
Name of Beneficial Owner		Number	Nature
Rob Krcmarov President and CEO		6,570	Direct	(1)
		—	401(k) Plan
		325,016	RSU	(2)

	Common	331,586			*
Robert D. Brown Vice President – Corporate Development & Sustainability		326,154	Direct	(1)
		—	401(k) Plan
		97,956	RSU	(2)
		85,529	PSU	(3)

	Common	509,639			*
Michael L. Clary Senior Vice President – Chief Administrative Officer		139,173	Direct	(1)
		12,503	401(k) Plan
		107,267	RSU	(2)
		93,724	PSU	(3)

	Common	352,667			*
Russell D. Lawlar Senior Vice President – Chief Financial Officer		182,531	Direct	(1)
		16,356	401(k) Plan
		115,452	RSU	(2)
		100,789	PSU	(3)

	Common	415,128			*
David C. Sienko Senior Vice President – General Counsel and Corporate Secretary		812,643	Direct	(1)
		15,258	401(k) Plan
		101,928	RSU	(2)
		89,452	PSU	(3)

	Common	1,019,281			*
Mark P. Board Director		16,950	Direct	(1)
		24,281	Indirect	(7)

	Common	41,231			*
Catherine J. Boggs Director		204,885	Direct	(1)
		6,070	Deferred	(4)
		117,214	Indirect	(5)

	Common	328,169			*
George R. Johnson Director		25,773	Direct	(1)
		246,673	Indirect	(5)

	Common	272,446			*
Stephen F. Ralbovsky Director		39,630	Direct	(1)
		213,166	Indirect	(5)

	Common	252,796			*

2025 Proxy Statement | 95

	Title of Class	Shares Beneficially Owned			Percent of Class
Name of Beneficial Owner		Number	Nature
Jill Satre Director		—	Direct	(1)
		4,700	Indirect	(5)

	Common	4,700			*
Charles B. Stanley Director		—	Direct	(1)
		288,059	Indirect	(5)

	Common	288,059			*
Alice Wong Director		—	Direct	(1)
		98,581	Indirect	(5)

	Common	98,581			*
Phillips S. Baker, Jr.(6) Former President and CEO		5,157,252	Direct	(1)
		143,297	RSU	(2)
		141,584	PSU	(3)

	Common	5,442,133			*

All current directors, director nominees and executive officers as a group (12 individuals)	Common	3,914,283			*

*	Represents beneficial ownership of less than one percent, based upon shares of our common stock issued and outstanding as of March 26, 2025.

(1)

“Direct” means shares held of record and any shares beneficially owned through a trust, broker, financial institution, or other nominee, and with respect to which the officer or director has sole or shared voting power.

(2)	“RSU” means restricted stock units awarded under the 2010 Stock Incentive Plan that have not vested. See footnote 1 of the Outstanding Equity Awards at Fiscal Year-End for 2024 on page 76.

(3)	“PSU” means performance-based equity, based on a three-year TSR. See PSUs on page 64 and Outstanding Equity Awards at Fiscal Year-End for 2024 table on page 76.

(4)

During her term as our ICEO, Ms. Boggs received equity under the 2010 Stock Incentive Plan. Per an election she made in December 2023, Ms. Boggs deferred 6,070 shares of common stock she received as ICEO, which are distributable to her on October 1, 2026 per her election notice.

(5)

“Indirect” means shares credited to each independent director, all of which are held indirectly in trust pursuant to our Stock Plan for Nonemployee Directors. Each director disclaims beneficial ownership of all shares held in trust under the stock plan. See Compensation of Non-Management Directors on page 37.

(6)

Due to the reporting person’s departure from the Company, beneficial ownership information is based on the reporting person’s most recent Form 4 filed with the SEC on March 18, 2024. Upon the reporting person’s department, all remaining unvested RSUs and PSUs were forfeited.

To our knowledge, as of March 26, 2025, the only “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act) of more than 5% of our common stock entitled to vote at the Annual Meeting are shown in the table below.

Title of Class	Name & Address of Beneficial Owner	Amount & Nature of Beneficial Ownership	Percent of Class

Common	Van Eck Associates Corporation(1) 666 Third Ave. – 9th Floor New York, NY 10017	57,913,541		%

Common	The Vanguard Group, Inc.(2) 100 Vanguard Blvd. Malvern, PA 19355	63,328,379		%

Common	BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	48,601,203		%

(1)

Based solely on a Schedule 13G/A filed on February 14, 2024, with the SEC by Van Eck Associates Corporation. Van Eck Associates Corporation has shared voting power with respect to 548,439 shares, sole dispositive power with respect to 56,736,003 shares, and shared dispositive power with respect to 1,177,538 shares.

96 | 2025 Proxy Statement
(2)

Based solely on a Schedule 13G/A filed on March 6, 2025, with the SEC by The Vanguard Group, Inc. The Vanguard Group, Inc. has shared voting power with respect to 387,488 shares, sole dispositive power with respect to 62,234,203 shares, and shared dispositive power with respect to 1,094,176 shares.

(3)

Based solely on a Schedule 13G/A filed on January 26, 2024, with the SEC by BlackRock, Inc. BlackRock, Inc. has sole voting power with respect to 47,467,250 shares and sole dispositive power with regard to 48,601,203 shares.

PROPOSAL 4

Approval Of The Amendment To Our Restated

Certificate of Incorporation Increasing The Number of

Authorized Shares Of Our Common Stock

The Board believes that it is in the Company’s best interest to approve a proposal to amend our Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 750,000,000 to 1,250,000,000. The terms, including the par value, of the common stock will remain unchanged.

As of March 26, 2025,       of our 750,000,000 currently authorized shares of common stock were issued and outstanding. Of the remaining authorized shares of common stock, 12,520,882 shares in the aggregate were reserved for issuance in connection with: (i) our stock-based compensation plans; and (ii) conversion of our outstanding Series B Cumulative Preferred Stock. As of March 26, 2025, 157,756 shares of our 5,000,000 currently authorized shares of preferred stock were issued and outstanding.

Reasons for the Proposed Increase in Authorized Capital

The purpose of the proposed amendment is to allow us to have a sufficient number of shares of authorized and unissued common stock to be used for such corporate purposes as may, from time to time, be considered advisable by the Board. Having such shares available for issuance in the future will give Hecla greater flexibility and will allow the shares to be issued as determined by the Board without the expense and delay of a special meeting of our shareholders to approve the additional authorized capital stock. The corporate purposes for which we may issue common stock could include, without limitation, acquisitions of other companies or assets, exchange offers for debt or other equity, new equity offerings to raise capital, stock splits, paying stock dividends, and providing incentives to employees, officers and directors pursuant to our various stock plans or in connection with the adoption of additional stock-based incentive plans. The Board will determine the terms of any issuance of additional shares.

Possible Effects of the Proposed Amendment

The increase in our authorized common stock will not have any immediate effect on the rights of existing shareholders. To the extent that the additional authorized shares are issued in the future, such shares will have a dilutive effect on the voting power and percentage equity ownership of our existing shareholders and, depending on the price at which they are issued, may have a dilutive effect on both the book value and market value of shares owned by our existing shareholders. The holders of our common stock have no preemptive rights to subscribe for or purchase any additional shares of our common stock that may be issued in the future.

We have not proposed the increase in the authorized number of shares with the intention of using the additional shares for anti-takeover purposes, although we could theoretically use the additional shares to make it more difficult or to discourage an attempt to acquire control of the Company because the issuance of such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of us.

No further action or authorization by our shareholders would be necessary prior to the issuance of the additional shares authorized by the proposed amendment to our Restated Certificate of Incorporation unless required in a particular transaction by applicable provisions of the Restated Certificate of Incorporation, law or by the regulations of a stock exchange or other regulatory agency. Therefore, there may be instances where we have a sufficient number of authorized but unissued shares to engage in a transaction, but we would still need shareholder approval to enter into the transactions.

We do not have any current plans, agreements, or understandings for stock issuances which in the aggregate would involve the use of a number of shares that exceeds the amount currently authorized but unissued.

On February 19, 2025, the Board unanimously adopted resolutions setting forth the proposed amendment to our Restated Certificate of Incorporation declaring its advisability and directing that the proposed amendment be submitted to the shareholders for their approval at the Annual Meeting. If adopted by the shareholders, the amendment will become effective upon filing of an appropriate amendment to our Restated Certificate of Incorporation with the Delaware Secretary of State.

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The full text of the proposed revised Section 1 of Article IV of our Restated Certificate of Incorporation is set forth as follows:

ARTICLE IV.

Capital Stock

Section 1. Authorized Capital Stock. The Corporation will be authorized to issue two classes of shares of Capital Stock to be designated, respectively, “Common Stock” and “Preferred Stock;” the total number of shares of Capital Stock which the Corporation shall have authority to issue is One Billion Five Million (1,255,000,000). One Billion Two Hundred Fifty Million (1,250,000,000) shares shall be Common Stock, $0.25 par value per share, and Five Million (5,000,000) shares shall be Preferred Stock, $0.25 par value per share.

Required Vote

Adoption of the proposed amendment to our Restated Certificate of Incorporation increasing the number of authorized shares of our common stock will require the affirmative vote of a majority of votes cast. Abstentions and broker non-votes are not counted as votes cast for this purpose and will have no effect on the outcome of the vote. A broker holding shares in street name may vote on this “routine” proposal in the absence of instructions from the beneficial owner.

You may vote “FOR,” “AGAINST” OR “ABSTAIN” on the proposal to approve the amendment to our Restated Certificate of Incorporation to Increasing the Number of Authorized Shares of our Common Stock.

The Board recommends shareholders vote “FOR” the amendment to our Restated Certificate of Incorporation increasing the number of authorized shares of common stock.

Frequently Asked Questions

How can I attend the Annual Meeting?

Attending the Virtual Meeting

When:	Wednesday, May 21, 2025, at 10:00 a.m. PDT

Where:	Live webcast online at http://www.virtualshareholdermeeting.com/HL2025

This year, the Annual Meeting will be conducted virtually via live webcast. All shareholders are invited to participate re encouraged to submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/HL2025. Your attendance at the Annual Meeting does not automatically revoke a proxy previously submitted by you and we encourage shareholders to cast their votes by proxy even if they intend to participate in the Annual Meeting. Shareholders wishing to vote electronically during the Annual Meeting must follow the instructions for voting by logging in to www.virtualshareholdermeeting.com/HL2025.

To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card or your voting instruction form. The Annual Meeting will begin promptly at 10:00 a.m. PDT and we encourage you to access the website prior to the start time. Online access will be available beginning at 9:45 a.m. PDT.

The virtual Annual Meeting platform is fully supported across web browsers (Microsoft Edge, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure they have a strong Internet connection wherever they intend to participate in the virtual Annual Meeting. Participants should also allow plenty of time to login to ensure that they can hear streaming audio prior to the start of the Annual Meeting.

How can I ask questions?

We encourage you to submit questions in advance of the Annual Meeting. If you want to ask a question before the meeting, then beginning at 10:00 a.m. PDT on May 19, 2025, and until 11:59 p.m. PDT on May 20, 2025, you may log into www.proxyvote.com and enter your 16-digit control number. Once past the login screen, click on “Question for Management,” type in your question, and click “Submit.” Alternatively, if you want to submit your question during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/HL2025, type your question into the “Ask a Question” field, and click “Submit.”

Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. We reserve the right to exclude questions regarding topics that are not pertinent to meeting matters or company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. Any questions pertinent to meeting matters that cannot be answered during the meeting due to time constraints can be sent to our Company email address at hmc-info@hecla.com.

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log-in page.

Why are you holding a virtual-only meeting?

We are utilizing a virtual-only meeting format in order to leverage technology to enhance shareholder access to the Annual Meeting by enabling attendance and participation from any location. We believe that the virtual-only meeting format will give shareholders the opportunity to participate fully and equally, and without cost, and to exercise the same rights as if they had attended an in-person meeting. We have designed our virtual format to enhance, rather than constrain, shareholder access, participation, and communication. For example, the virtual format allows shareholders to communicate with us in advance of, and during, the Annual Meeting so that they can ask questions of our Board or management.

What can I do if I need technical assistance during the Annual Meeting?

If you encounter any difficulties accessing the Annual Meeting webcast, please call the technical support number that will be posted on the Annual Meeting Website log-in page.

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What is a “shareholder of record”?

A shareholder of record or registered shareholder (record owner) is a shareholder whose ownership of Hecla stock is reflected directly on the books and records of our transfer agent, Equiniti Trust Company, LLC. If you hold Hecla stock through a bank, broker, or other intermediary, you are not a shareholder of record. Instead, you hold your stock in “street name,” and the record owner of your shares is usually your bank, broker, or other intermediary. If you are not a record owner, please understand that Hecla does not know that you are a shareholder, or how many shares you own.

Are there Rules of Conduct for the Annual Meeting?

Yes, the Rules of Conduct for the Annual Meeting will be available on the Annual Meeting Website on the date of the Annual Meeting. The Rules of Conduct will provide information regarding the rules and procedures for participating in the Annual Meeting.

What is the “record date” for the Annual Meeting?

March 26, 2025

How many shares of Hecla stock are outstanding?

As of March 26, 2025, there were       shares of common stock outstanding and entitled to be voted. Shares of our common stock that are held by us in our treasury are not counted as shares outstanding and will not be voted. Each shareholder has one vote for each share of common stock held as of the Record Date.

I understand that a “quorum” of shareholders is required for Hecla to transact business at the Annual Meeting. What constitutes a quorum?

A quorum must be present for business to be conducted at the Annual Meeting. A quorum consists of the presence at the Annual Meeting, in-person or represented by proxy, of a majority of the outstanding shares of our common stock as of the Record Date. Shares represented by proxies marked “Abstain” and “broker non-votes” are counted in determining whether a quorum is present for the transaction of business at the Annual Meeting.

Which Hecla shares will be entitled to vote at the Annual Meeting?

Hecla’s common stock ($0.25 par value per share) is the only class of security entitled to vote at the Annual Meeting. Each record owner and each shareholder who holds stock in street name at the close of business as of the record date is entitled to one vote for each share held at the meeting, or any adjournment or postponement.

How can I vote my shares?

Even if you plan to attend the Annual Meeting virtually, we encourage you to vote your shares in advance online, by phone, or by mail to ensure that your vote will be represented at the Annual Meeting. If your shares are held in your name, you have the right to vote your shares at the Annual Meeting by following the instructions listed below. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name. Since a beneficial owner is not the shareholder of record, you may not vote your shares at the Annual Meeting unless you obtain a “legal proxy” from your broker or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote without participating in the Annual Meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker or nominee. In most cases, you will be able to do this by using the Internet, by telephone, or by mail if you received a printed set of the Proxy Materials.

To vote by mail:

•	Mark, sign, and date your proxy card; and

•	Return your proxy card in the enclosed postage-paid envelope.

2025 Proxy Statement | 101

To vote by proxy over the Internet:

•	Have your proxy card or Notice available;

•	Log on to the Internet and visit the website noted on your proxy card or Notice (www.proxyvote.com);

•	Follow the instructions provided; and

•	Do not mail your proxy card.

To vote by proxy by telephone:

•	Have your proxy card available;

•	Call the toll-free number listed on your proxy card (1-800-690-6903);

•	Follow the recorded instructions; and

•	Do not mail your proxy card.

To vote during the Annual Meeting:

•	Shares may be voted at the meeting by completing a ballot online during the meeting at www.virtualshareholdermeeting.com/ HL2025; and

To vote your 401(k) Plan shares:

If you participate in the Hecla Mining Company Capital Accumulation Plan (401(k) Plan) and hold shares of our common stock in your 401(k) Plan account as of the Record Date, you will receive a request for voting instructions from the plan trustee (Vanguard) with respect to your 401(k) Plan shares. You are entitled to direct Vanguard how to vote your 401(k) Plan shares. If you do not provide voting instructions to Vanguard by 11:59 p.m., Eastern Daylight Time, on May 18, 2025, the Hecla shares in your 401(k) Plan account will be voted by Vanguard in the same proportion as the shares held by Vanguard for which voting instructions have been received from other participants in the 401(k) Plan.

May I change or revoke my proxy?

Yes. If you are a shareholder of record, you may revoke your proxy and change your vote at any time before your proxy is voted at the

Annual Meeting, in any of the following ways:

•

By sending a written notice of revocation to our Corporate Secretary, if such notice is received prior to the vote at the Annual Meeting, at our principal executive offices: Hecla Mining Company, Attn: Corporate Secretary, 6500 N. Mineral Dr., Suite 200, Coeur d’Alene, ID 83815-9408;

•	By submitting a later-dated proxy to our Corporate Secretary prior to the vote at the Annual Meeting; or

•	By voting online during the meeting if you are a “shareholder of record” or a “beneficial owner.”

If you hold your shares in street name, you should contact your broker for information on how to revoke your voting instructions and provide new voting instructions.

If you hold your shares in the 401(k) Plan, you may revoke your previously provided voting instructions by filing with Vanguard either a written notice of revocation or a properly executed proxy bearing a later date prior to the deadline for voting your 401(k) Plan shares. If you hold your Hecla shares outside of the 401(k) Plan, you may vote those shares separately.

Will my votes be confidential?

Yes. All shareholder meeting proxies, ballots, and tabulations that identify individual shareholders are kept confidential and are not available for examination. In addition, the identity or the vote of any shareholder is not disclosed except as required by law.

102 | 2025 Proxy Statement

What is “broker discretionary voting”?

This refers to the NYSE rule allowing brokers to vote their customers’ shares on certain “routine” matters in the Proxy Statement at the brokers’ discretion when they have not received timely voting instructions from their customers. The NYSE rules on broker discretionary voting prohibit banks, brokers, and other intermediaries from voting uninstructed shares on certain “routine” matters, including the election of directors and advisory vote on executive compensation. Therefore, if you hold your stock in street name and you do not instruct your bank, broker, or other intermediary how to vote on any proposal that is considered a “routine “ matter, no votes will be cast on your behalf with respect to such proposals. It is important that you cast your vote.

Are abstentions and broker non-votes counted as votes cast?

No. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of the vote.

How can I contact Hecla’s transfer agent?

Contact our transfer agent either by writing Equiniti Trust Company, LLC, 48 Wall Street, Floor 23, New York, New York 10005, or by telephoning 1-800-468-9716.

What happens if I do not vote on a proposal on the proxy card?

If you properly sign and return your proxy card or complete your proxy via the telephone or Internet, your shares will be voted as you direct. If you sign and return your proxy card but do not specify how you want your shares voted they will be voted FOR (i) the election of the nominees for Director as set forth under Election of Class III Directors; (ii) ratification of the appointment of the independent registered public accountants; (iii) approval, on an advisory basis, of our executive compensation; and (iv) approval of an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares.

What is a Proxy?

A “proxy” is your legal appointment in a written document of another person to vote the shares that you own in accordance with your instructions. The persons you appoint to vote your shares are also called proxies. We have designated Rob Krcmarov, our President and CEO, and Tami D. Whitman, our Assistant Corporate Secretary, as proxies for the Annual Meeting. When you sign the proxy card, you appoint each of Mr. Krcmarov and Ms. Whitman as your representatives at the Annual Meeting. As your representatives, they will vote your shares at the Annual Meeting (including any adjournment or postponement) as you have instructed them on your proxy card.

What Votes are Required for the Proposals?

Under NYSE rules, if your shares are held in street name and you do not indicate how you wish to vote, your broker is only permitted to exercise its discretion to vote your shares on certain “routine” matters. Proposal 2 (Ratification of the Appointment of BDO USA, P.C., and Proposal 4 (Approval of Amendment to our Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock) are “routine” matters. Proposal 1 (Election of Class III Directors), and Proposal 3 (Approval, on an advisory basis, of our named executive officer compensation) are “non-routine” matters. Accordingly, if you do not direct your broker how to vote for Proposals 1 or 3, your broker is not permitted to exercise discretion and is not permitted to vote your shares on such matters. This is called a “broker non-vote.”

Proposal 1 – Election of Class III Directors. Pursuant to our Bylaws, each director will be elected by the affirmative vote of a majority of votes cast at the Annual Meeting, whether in-person or by proxy. Under a majority of votes cast standard, the shares voted “for” a nominee must exceed the number voted “against” that nominee. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to this proposal. Abstentions and broker non-votes are not counted as votes cast and thus will have no effect on the outcome of the vote. A properly executed proxy card marked “AGAINST” with respect to the election of directors will have an effect on the outcome of the vote. If the votes cast “AGAINST” an incumbent director exceed the number of votes cast “FOR” the director, the director will not be elected, will remain on the board as a holdover director and must stand for election at the next annual meeting of shareholders, absent his or her earlier resignation or removal. See Majority Voting for Directors and Director Resignation Policy on page 18 for a description of our director resignation policy.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on each nominee for election as a director.

2025 Proxy Statement | 103

Proposal 2 – Ratify the Appointment of BDO USA, P.C. as our Independent Registered Public Accounting Firm for 2025. Under the Sarbanes-Oxley Act of 2002, the Audit Committee has the sole authority to appoint the independent registered public accounting firm for the Company. However, the Board feels that it is important for the shareholders to approve the selection of BDO USA, P.C. This proposal requires the affirmative vote of a majority of votes cast at the Annual Meeting, whether in-person or by proxy. Abstentions and broker non-votes are not counted as votes cast and thus will have no effect on the outcome of the vote. Votes marked “AGAINST” will have an effect on the outcome of the vote. The appointment of our independent registered public accounting firm for calendar year

2025 is considered a “routine” matter and brokers that are not directed how to vote are permitted to vote shares held in street name for their customers on this proposal.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to ratify the appointment of BDO USA, P.C. as our independent registered public accounting firm for 2025.

Proposal 3 – Approval, on an Advisory Basis, of our Named Executive Officer Compensation. For more information on approval of our executive compensation see “Proposal 3 – Approval, on an Advisory Basis, of our Named Executive Officer Compensation” beginning on page 42. The advisory vote on name executive officer compensation will require the affirmative vote of a majority of votes cast at the Annual Meeting, whether in-person or by proxy. Under a majority of votes cast standard, the shares voted “FOR” Proposal 3 must exceed the number voted “AGAINST” Proposal 3 for the proposal to be approved. Abstentions and broker non-votes are not counted as votes cast for this purpose and will have no effect on the outcome of the vote. Votes marked “AGAINST” will have an effect on the outcome of the vote. Even though your vote is advisory and therefore will not be binding on the Company, the Board’s Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to approve the compensation of our NEOs.

Proposal 4 – Approval of an Amendment to our Restated Certificate of Incorporation Increasing the Number of Authorized Shares from 750,000,000 to 1,250,000,000. For more information on this proposal see “Proposal 4 – Approval of an Amendment to our Restated Certificate of Incorporation Increasing the Number of Authorized Shares of our Common Stock” beginning on page 97. Adoption of the proposed amendment to our Restated Certificate of Incorporation will require the affirmative vote of a majority of votes cast. Abstentions and broker non-votes are not counted as votes cast for this purpose and will have no effect on the outcome of the vote. A broker holding shares in street name may vote on this “routine” proposal in the absence of instructions from the beneficial owner.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to approve the amendment to our Restated Certificate of Incorporation Increasing the Number of Authorized Shares of our Common Stock.

Discretionary voting by proxies on other matters. Aside from the proposals discussed above, no other proposals have been timely submitted in accordance with our Bylaws, and we do not know of any other proposal that may be presented at the Annual Meeting. However, if any other business is properly presented at the Annual Meeting, your proxy gives authority to Rob Krcmarov, and Tami D. Whitman to vote on such matters at their discretion.

Assuming there is a proper quorum of shares represented at the Annual Meeting; how many shares are required to approve the proposals being voted upon in this Proxy Statement?

Proposal	Vote Required	Do abstentions count as votes cast?	Is broker discretionary voting allowed?
Election of Class III Directors	Majority of votes cast	No	No
Ratify the Appointment of BDO USA, P.C.	Majority of votes cast	No	Yes
Advisory Vote on Executive Compensation *	Majority of votes cast	No	No

Approval of an Amendment to our Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock	Majority of votes cast	No	Yes

*	Advisory and non-binding

104 | 2025 Proxy Statement

Where can I find the voting results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. We will publish the results in a Current Report on Form 8-K that we expect to file with the SEC within four business days of the Annual Meeting. After the Form 8-K is filed, you may obtain a copy by visiting the SEC’s website at www.sec.gov/edgar, visiting our website at https://www.hecla.com under “Investors,” and then selecting “Annual Reports & Filings,” or contacting our Investor Relations Department by writing to Investor Relations Department, Hecla Mining Company, 6500 N. Mineral Dr., Suite 200, Coeur d’Alene, ID 83815-9408 or by sending an email to hmc-info@hecla-mining.com.

I received a Notice of Internet Availability of Proxy Materials. What does this mean?

Consistent with widespread practice and in accordance with SEC rules, Hecla is distributing proxy materials to some shareholders over the Internet by sending a Notice of Internet Availability of Proxy Materials (“Notice”) that explains how to access our Proxy Materials and vote online. If you received a Notice and would like a printed copy of the proxy materials (including the Annual Report, Proxy Statement, and a proxy card in the case of record owners, or a voting instruction form in the case of shareholders holding shares in street name), please follow the instructions included in your Notice.

I received my proxy materials in hard copy. How may I arrange to receive electronic delivery of Proxy Materials, Annual Reports, News Releases, and documents filed with the SEC?

We want to communicate with you in the way that is most convenient for you. Our Proxy Materials are available on our website at https://www.hecla.com. Instead of receiving paper copies of next year’s Proxy Materials by mail, you can elect to receive an email message that will provide a link to those documents online. By opting to access your Proxy Materials online, you will:

•	gain faster access to your Proxy Materials;

•	save us the cost of producing and mailing documents to you; and

•	help preserve environmental resources.

If you are a shareholder of record, you may request and consent to electronic delivery of future Proxy Materials by following the instructions on your proxy card or by visiting our website at https://www.hecla.com under “Investors,” and then selecting “Electronic Proxy Request.” If your shares are held in street name, please contact your broker, and ask about the availability of electronic delivery. If you select electronic delivery, we will discontinue mailing the Proxy Materials to you beginning next year and you will be sent an email message notifying you of the Internet address or addresses where you may access the Proxy Materials. You can receive a free paper or email copy of this year’s Proxy Materials by requesting prior to May 16, 2025. If you would like to request a copy of the Proxy Materials for this and/or future shareholder meetings, you may (i) visit www.proxyvote.com, (ii) call 1-800-579-1639, or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated on your Notice) in the subject line.

Your consent to electronic delivery will remain in effect until you revoke it. If you selected electronic delivery last year, we would not mail the Proxy Materials to you this year and you will receive an email message with the Internet address where you may access the Proxy Materials for the current year.

Shareholders may also elect to receive notice of our filings with the SEC, annual reports, and news releases by email. You may sign up for this service by visiting our website at https://www.hecla.com under “News & Media” and selecting “Subscribe.”

What is “householding” and does Hecla do this?

Many brokerage firms, financial institutions and transfer agents have instituted “householding” procedures for beneficial owners and shareholders of record. Householding is when a single copy of our Proxy Materials is sent to a household in which two or more shareholders reside if they appear to be members of the same family. This practice is designed to reduce duplicate mailings and save significant printing and postage costs, as well as natural resources.

If you are a beneficial owner, you may have received householding information from your broker, financial institution, or other nominee shareholder in the past. Please contact the shareholder of record directly if you have questions, require additional copies of our Proxy Materials, or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the shareholder of record if you wish to institute householding. These options are available to you at any time.

2025 Proxy Statement | 105

Shareholders of record who share an address and would like to receive a separate copy of our Proxy Materials for future annual meetings, or have questions regarding the householding process, may contact our transfer agent, Equiniti Trust Company, LLC, either by written request or by telephone at: 48 Wall Street, Floor 23, New York, New York 10005 – Telephone: 1-800-468-9716. By contacting Equiniti Trust Company, LLC, shareholders of record sharing an address can also request delivery of multiple copies of our Proxy Materials in the future.

Who is making this proxy solicitation and approximately how much will these solicitation activities cost?

We will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, assembling, printing, mailing, and distributing these Proxy Materials. We have hired Broadridge to assist us in mailing these Proxy Materials. Additionally, we have retained Morrow Sodali LLC, 333 Ludlow Street, Fifth Floor, South Tower, Stamford, Connecticut to assist in the solicitation of votes for an estimated fee of $10,000, plus reimbursement of certain out-of-pocket expenses. Solicitations may be made personally or by mail, facsimile, telephone, or via the Internet. However, if you choose to access the Proxy Materials over the Internet, you are responsible for any Internet access charges you may incur. Arrangements will be made with brokerage firms and other custodians, nominees, and fiduciaries for forwarding solicitation materials to the beneficial owners of the shares of common stock held by such persons, and we will reimburse such brokerage firms, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such activities.

Where can I get a copy of Hecla’s Annual Report?

Our Annual Report to Shareholders, consisting of our Form 10-K for the year ended December 31, 2024, is being made available to shareholders with this Proxy Statement. Shareholders may obtain a copy of our Annual Report for the calendar year ended December 31, 2024, without cost, by written or oral request to: Hecla Mining Company, Attention: Investor Relations, 6500 N. Mineral Dr., Suite 200, Coeur d’Alene, Idaho 83815-9408 – Telephone: 208-769-4100.

You can also access our SEC filings, including our Annual Report on Form 10-K, and all amendments thereto, on the SEC website at www.sec.gov/edgar or on our website at https://www.hecla.com under “Investors,” and then selecting “Annual Reports & Filings.”

Where can I find additional information about Hecla?

The principal executive office of our Company is located at 6500 N. Mineral Dr., Suite 200, Coeur d’Alene, Idaho 83815. Our telephone number at this address is 208-769-4100. Our common stock is traded on the NYSE under the symbol “HL.”

We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other information with the SEC. As an electronic filer, our public filings are maintained on the SEC’s Internet site that contains reports, proxy statements, and other information regarding issuers that file electronically with the SEC. The address of that website is www.sec.gov/edgar.

Our Annual Report to Shareholders for the year ended December 31, 2024, including financial statements and schedules, is included with this Proxy Statement.

We maintain a company website at https://www.hecla.com from which you can alternatively access the reports we file with the SEC. Our committee charters and other important corporate governance documents are also available on our website.

Other than the items in the Proxy Statement, what other items of business will be addressed at the Annual Meeting?

As of the date of this Proxy Statement, the Board is not aware of any matters that will be presented for action at the Annual Meeting other than those described above. However, should other business properly be brought before the Annual Meeting, the proxies will be voted thereon at the discretion of the persons acting thereunder.

By Order of the Board of Directors

Tami D. Whitman, CCGP Assistant Corporate Secretary

April 10, 2025

Appendix A

Reconciliation of Non-GAAP Measures to GAAP

Reconciliation of Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

The non-GAAP measure of free cash flow is calculated as net cash provided by operating activities (GAAP) less additions to properties, plants, equipment, and mineral interests (GAAP). Management believes that, when presented in conjunction with comparable GAAP measures, free cash flow is useful to investors in evaluating our operating performance. The following table reconciles net cash provided by operating activities to free cash flow:

in thousands	December 31, 2024

Net cash provided by operating activities (GAAP)	$218,277

Less: Additions to properties, plants, equipment, and mineral interests (GAAP)	(214,492)

Free cash flow(7)	$3,785

Reconciliation of Mine Site Cash Provided by Operating Activities (GAAP) to Mine Site Operating Cash Flow Less Capital (non-GAAP)

The non-GAAP measure of mine site operating cash flow less capital, which is a performance measure for our LTIP, is calculated as mine site cash provided by operating activities, less additions to properties, plants, equipment, and mineral interests. Management believes that, when presented in conjunction with comparable GAAP measures, mine site operating cash flow less capital is useful to investors in evaluating our operating performance. The following table reconciles mine site cash provided by operating activities to mine site operating cash flow less capital:

in thousands	December 31, 2024

Mine site cash provided by operating activities	$348,776

Additions to properties, plants, equipment, and mineral interests	(212,960)

Mine site operating cash flow less capital	$135,816

Reconciliation of Net Income (Loss) (GAAP) to Earnings Before Interest, Taxes, Depreciation, Depletion and Amortization (non-GAAP)

The non-GAAP measure of earnings before interest, taxes, depreciation, depletion, and amortization (EBITDA) is calculated as net income (loss) before the following items: interest expense, income tax provision (benefit), and depreciation, depletion, and amortization expense. Management believes that, when presented in conjunction with comparable GAAP measures, EBITDA is useful to investors in evaluating our operating performance. The table below presents reconciliations between the GAAP measure of net income (loss) to the non-GAAP measure EBITDA for the years ended December 31, 2024, 2023 and 2022.

	Year ended December 31,
in thousands	2024	2023	2022

Net income (loss) (GAAP)	$35,802	$(84,217)	$(37,348)

Interest expense	49,834	43,319	42,793

Income and mining tax provision (benefit)	30,414	1,222	(7,566)

Depreciation, depletion, and amortization	190,471	163,672	143,938

EBITDA	$306,521	$123,996	$141,817

(7)

Free cash flow is calculated as cash provided by operating activities (GAAP) less additions to properties, plants, equipment, and mineral interests. Free cash flow is a measure used by management to evaluate the Company’s operating performance but should not be considered as an alternative to cash flow from operations, as that term is defined by GAAP.

2 | 2025 Proxy Statement

Reconciliation of Net Income (Loss) (GAAP) to Adjusted EBITDA (non-GAAP)

The non-GAAP measure of Adjusted EBITDA for use in STIP performance measurement is calculated as net income (loss) before the following items: interest expense, income and mining tax benefit (provision)t, depreciation, depletion and amortization expense, (gain) loss on disposition of properties, plants, equipment and mineral interests, ramp-up and suspension costs, foreign exchange(gain) loss, write-down of property, plant and equipment, fair value adjustments, net, provisional price (gains) losses, provision for closed operations and environmental matters, stock-based compensation, adjustments of inventory to net realizable value, monetization of lead and zinc hedges and other (adjusted EBITDA) less capital expenditures at our operations.

The following table reconciles net income (loss) to adjusted EBITDA:

	Year Ended December 31,
in thousands	2024	2023	2022

Net income (loss)	$35,802	$(84,217)	$(37,348)

Interest expense	49,834	43,319	42,793

Income and mining tax expense	30,414	1,222	(7,566)

Depreciation, depletion, and amortization	190,471	163,672	143.038

EBITDA	306,521	123,996	141,817

Ramp-up and suspension costs	33,985	72,498	24,114

(Gain) loss on disposition of properties, plants, equipment, and mineral interests	(1,244)	849	16

Foreign exchange (gain) loss	(7,552)	3,810	(7,211)

Fair value adjustments, net Unrealized (gain) loss on derivative contracts	2,204907	(2,925	4,788

Provisional price gains	(22,880)	(18,230)	20,839

Provision for closed operations and environmental matters	6,843	7,575	8,793

Stock-based compensation	8,659	6,598	6,012

Write-down of property, plant, and equipment	14,574	—	—

Adjustments of inventory to net realizable value	11,707	20,819	2,646

Monetization of zinc and lead hedges	(10,483)	(4,447)	16,664

Other	(4,425)	(1,744)	(986)

Adjusted EBITDA(8)	337,909	208,799	217,492

Capital expenditures at operating mines	(212,960)	(223,607)	(147,651)

Adjusted EBITDA less capital expenditures	$124,949	$(11,054)	$69,841

(8)

Adjusted EBITDA is a measure used by management to evaluate the Company’s operating performance but should not be considered an alternative to net income (loss) or cash provided by operating activities as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

2025 Proxy Statement | 3

Reconciliation of Income Applicable to Common Stockholders to Adjusted Net Income Applicable to Common Stockholders (GAAP)

Adjusted net income and adjusted net income per common stock , are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income per common stock provides investors with the ability to better evaluate our underlying operating performance.

The following table reconciles adjusted net loss:

In thousands	Year Ended December 31, 2024

Net income applicable to common stockholders (GAAP)	$35,250

Adjusted for items below:

Fair value adjustments, net	2,204

Provisional pricing gains	(22,880)

Environmental accruals	1,881

Write-down of property, plant, and equipment	14,574

Foreign exchange gain	(7,552)

Ramp-up and suspension costs	43,307

Gain on disposition of properties, plants, equipment, and mineral interests	(1,244)

Adjustments of inventory to net realizable value	11,707

Monetization of zinc and lead hedges	(10,483)

Other	664

Adjusted net income	67,428

Weighted average shares – basic	620,848

Adjusted net income per common stock (in cents)	0.11

COEUR D'ALENE CORPORATE OFFICE
6500 North Mineral Drive, Suite 200, Coeur d'Alene, Idaho 83815-9408
hecla.com | 800.432.5291 | hmc-info@hecla.com | NYSE : HL

Hecla®
MINING COMPANY